Exhibits 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and between

Iroko Pharmaceuticals Inc.,

Egalet US Inc.,

and

Egalet Corporation

Dated as of October 30, 2018

i

3.1	Organization, Standing and Power	35
3.2	Capital Structure	36
3.3	Authority; No Conflict; Required Filings and Consents	37
3.4	Buyer’s Assets; Transferability of Consideration	38
3.5	Financial Information; No Undisclosed Liabilities	38
3.6	Intellectual Property	40
3.7	Contracts	42
3.8	Litigation	42
3.9	Compliance with Laws; Permits	43
3.10	Regulatory Authorizations	44
3.11	Product Liability	44
3.12	Regulatory Matters	45
3.13	Taxes	47
3.14	Suppliers and Wholesalers	49
3.15	Affiliate Transactions	49
3.16	Absence of Certain Developments	49
3.17	Environmental Matters	50
3.18	Certain Business Practices	50
3.19	Brokers	51
3.20	Employees and Employment Matters	51
3.21	Buyer Benefit Plans	52
3.22	Inventory	53
3.23	Company Representations	53

ARTICLE IV ADDITIONAL AGREEMENTS		53

4.1	Confidentiality; Public Announcements	53
4.2	Access to Information	54
4.3	Further Assurances; Filings; Efforts; Cooperation	56
4.4	Public Disclosure	59
4.5	Noncompetition	59
4.6	Regulatory Matters	62
4.7	Consents	62
4.8	Financial Statement Preparation	64
4.9	[Reserved]	66
4.10	Conduct of Business Prior to Closing	66
4.11	Trade Notification	70
4.12	Exclusivity	70
4.13	Bulk Sales Laws	71
4.14	Issuance of Equity Consideration; Registration	71
4.15	Employees and Employee Benefits	72
4.16	Commencement of Chapter 11 Cases; Approval of Plan; Confirmation Order	73
4.17	Amendments to the Plan, Disclosure Statement, Confirmation Order and Related Documents	74
4.18	Cooperation from the Company	75
4.19	Sale of Inventory	75

4.20	Notice Regarding Changes	75
4.21	Buyer Transaction Expenses	75
4.22	Supplemental Disclosure	75
4.23	License to Use the Seller Names and Marks	76
4.24	FDA Fees and Inventory	77
4.25	Transition Services	77
4.26	Naproxen, Tivorbex and Zorvolex Matters. From and after the Closing Date:	77
4.27	CRG Contribution	79
4.28	Current Litigation	79

ARTICLE V CONDITIONS TO THE PURCHASE AND SALE		80

5.1	Conditions to Each Party’s Obligation to Effect the Closing	80
5.2	Additional Conditions to Obligations of the Buyer	81
5.3	Additional Conditions to Obligations of the Company	82

ARTICLE VI INDEMNIFICATION		84

6.1	Indemnification by the Company	84
6.2	Indemnification by the Buyer	84
6.3	Claims for Indemnification	85
6.4	Survival	87
6.5	Limitations	87
6.6	Right to Set-Off	89
6.7	Indemnification Payments	91
6.8	No Claims Against Buyer Lenders, Company Lenders and Collateral Agent	91
6.9	Recoupment	91

ARTICLE VII TERMINATION		92

7.1	Termination	92
7.2	Effect of Termination	93

ARTICLE VIII MISCELLANEOUS		94

8.1	Notices	94
8.2	Entire Agreement	95
8.3	No Third Party Beneficiaries	95
8.4	Assignment	95
8.5	Specific Performance	96
8.6	Severability	96
8.7	Counterparts and Signature	96
8.8	Interpretation	96
8.9	Governing Law	97
8.10	Amendment; Remedies	97
8.11	Submission to Jurisdiction	97

8.12	WAIVER OF JURY TRIAL	98
8.13	Fees and Expenses	98
8.14	Definitions	98

EXHIBITS

Exhibit A	Form of Bill of Sale
Exhibit B-1	Form of Trademark Assignment
Exhibit B-2	Form of Indocin US Trademark Assignment
Exhibit C	Form of Transition Services Agreement
Exhibit D	Form of Assignment and Assumption Agreement
Exhibit E	Form of Stockholders Agreement
Exhibit F	Form of Registration Rights Agreement
Exhibit G-1	Form of Buyer FDA Letters
Exhibit G-2	Form of Company FDA Letters
Exhibit H	Plan
Exhibit I	Disclosure Statement
Exhibit J	Term Sheet for the New Senior Secured Notes Indenture
Exhibit K	Form of Note Transfer Joinder
Exhibit L	Form of Royalty Consideration Transfer Joinder
Exhibit M	Form of Interim Payments Note
Exhibit N	iCeutica License

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of October 30, 2018, by and between Iroko Pharmaceuticals Inc., a business company incorporated in the British Virgin Islands (registered number 1732699) (the “Company”) and Egalet US Inc., a Delaware corporation (“NewCo”), and Egalet Corporation, a Delaware corporation (“Buyer Parent” and, collectively with NewCo, the “Buyer”).

RECITALS

WHEREAS, the Company and its Subsidiaries desire to sell, transfer and assign to the Buyer, and the Buyer desires to purchase from the Company and its Subsidiaries, substantially all of the assets and rights of the Company and its Subsidiaries, other than the Excluded Assets, upon the terms and subject to the conditions set forth in this Agreement (the “Acquisition”);

WHEREAS, Buyer Parent has previously issued its outstanding (i) 13% Senior Secured Notes (the “13% Notes”), (ii) 6.50% Convertible Senior Notes due 2024 (the “6.50% Notes”) and (iii) 5.50% Convertible Senior Notes due 2020 (the “5.50% Notes”);

WHEREAS, prior to or substantially concurrently with the consummation of the Acquisition, through and pursuant to the Plan, Buyer Parent intends to (i) redeem, repay or otherwise retire or discharge at least $20,000,000 of aggregate principal amount of the outstanding 13% Notes (the “13% Notes Redemption”) and (ii) convert all of the outstanding 6.50% Notes and 5.50% Notes into shares of Parent Common Stock (the “Convertible Note Conversions”);

WHEREAS, the parties hereto intend to effectuate the Acquisition pursuant to the Plan to be filed with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) in cases (the “Chapter 11 Cases”) to be commenced for the Buyer and certain of its Affiliates (each a “Debtor,” and collectively, the “Debtors”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”);

WHEREAS, the Debtors intend to seek entry of the Confirmation Order in form and substance materially consistent with the Plan and the terms of this Agreement;

WHEREAS, substantially concurrently with the execution and delivery of this Agreement, Iroko Pharmaceuticals, LLC, a Delaware limited liability company, and Iroko Properties Inc., a British Virgin Islands company (both wholly-owned Subsidiaries of the Company), have entered into an Amended and Restated Nano-Reformulated Compound License Agreement with iCeutica Inc., a Delaware corporation, and iCeutica Pty Ltd., an Australian corporation, attached hereto as Exhibit N (the “iCeutica License”), which license shall be effective upon, and assigned to the Buyer (or its designated Affiliate) at, the Closing;

WHEREAS, substantially concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Buyer’s willingness to enter into this Agreement, (i) the Buyer and Athilio Pharma, LLC, a Delaware limited liability company, are executing and delivering a Master Services Agreement and (ii) the Buyer and 42 North, LLC, a Delaware limited liability company, are executing and delivering a Master Services Agreement, the effectiveness of each of which is contingent upon the consummation of the transactions contemplated hereby; and

WHEREAS, the Boards of Directors of the Buyer and Buyer Parent have approved this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby including, without limitation, the Acquisition, the 13% Notes Redemption and the Convertible Note Conversions.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer and the Company agree as follows:

ARTICLE I
PURCHASE AND SALE OF THE TRANSFERRED ASSETS

1.1                               Purchase and Sale of Assets.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company shall, and shall cause its Subsidiaries to, sell, convey, transfer, assign and deliver to the Buyer (directly or through a designated Affiliate), and the Buyer (directly or through a designated Affiliate) shall purchase, acquire and accept from the Company and its Subsidiaries, all of the Company’s and its Subsidiaries’ right, title and interest in and to the Transferred Assets, free and clear of any Liens (other than Permitted Liens, it being understood that any such Permitted Liens shall be Excluded Liabilities).  For purposes of this Agreement, the term “Transferred Assets” means all of the properties, assets, claims, causes of action, contracts, rights, interests, privileges, expectations and business of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, of the Company and its Subsidiaries, whether held by the Company, its Subsidiaries or any other Person on its or their behalf, and wherever located, in each case, other than the Excluded Assets, and including, without limitation all of the Company’s and its Subsidiaries’ right, title and interest in and to the following (other than the Excluded Assets):

(a)                                 all regulatory filings, marketing authorizations, NDAs, master files, permits, licenses, registrations, regulatory clearances, approvals, concessions, qualifications, registrations, certifications and similar items (“Regulatory Authorizations”), including those related to market, pricing or reimbursement approval (the “Transferred Regulatory Authorizations”), including but not limited to the Transferred Regulatory Authorizations set forth on Schedule 1.1(a);

(b)                                 all regulatory, scientific and technical documents that the personnel of the Company or its Subsidiaries responsible for regulatory compliance and the management of the Company’s or its Subsidiaries’ product operations maintain in the ordinary course of business with respect to applications for the Transferred Regulatory Authorizations and any renewals thereof and the manufacture, distribution and sale of the Products and the Naproxen Product, including the list of the components of the Products and the Naproxen Product and the specifications therefor and quantities thereof;

(c)                                  all domain names controlled by the Company or its Subsidiaries (the “Transferred Domain Names”), including but not limited to the Transferred Domain Names set forth on Schedule 1.1(c), but excluding the domain names set forth on Schedule 1.2(l));

(d)                                 all trademarks, logos, brands, trade names and other source identifiers (“Trademarks”) owned by or used under license by the Company or its Subsidiaries, and all applications and registrations of the foregoing (the “Transferred Trademarks”), including but not limited to the Transferred Trademarks set forth on Schedule 1.1(d), but excluding the trademarks set forth on Schedule 1.2(l);

(e)                                  all issued and pending patents and patent applications (collectively, “Patents”) owned by or used under license by, the Company or its Subsidiaries, and including any provisional, continuation, divisional, continuation in part application, substitution, reissue, renewal, reexamination, supplemental protection certificate, extension, registration and confirmation of any such patents and patent applications (collectively, the “Transferred Patents”), including but not limited to the Transferred Patents set forth on Schedule 1.1(e), and all patent files, correspondence, opinions, studies, search results and documentation related to any of the foregoing;

(f)                                   all correspondence and reports submitted to or received from the FDA (including minutes and official contact reports relating to any communications with the FDA) and relevant supporting documents with respect thereto, including the product labeling, all medical letters, regulatory drug lists and complaint files, dossiers, reports, data and other written materials filed as a part of any applications for approvals or registrations relating to the Products and the Naproxen Product;

(g)                                  any and all information, books, records, documents, ideas, inventions, copyrights, data (including historical government pricing data), files, correspondence, plans, operating records, instructions, processes, formulas, formulation information, manufacturing technology, validations, package specifications, chemical specifications, chemical and finished goods analytical test methods, manufacturing records, sampling records, standard operating procedures, batch records, laboratory notebooks, stability data, product specifications, information with respect to expert opinion, drawings, formulae, reports and information (whether or not patented or patentable), technology, techniques, trade secrets, concepts, ideas, inventions, specifications, surveys, designs, engineering and other manuals, flow diagrams, chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, safety, quality assurance, and quality control data, technical information, other confidential or proprietary information, systems or procedures, clinical, non-clinical, safety and Adverse Event report data and databases, and know-how relating to Transferred Regulatory Authorizations, Transferred Domain Names, Transferred Trademarks and Transferred Patents (collectively, the “Transferred Other IP”);

(h)                                 duplicate copies of personnel files of the Transferred Employees and other Employees who prior to Closing accept the Buyer’s offer of a consulting relationship pursuant to Section 4.15;

(i)                                     all marketing and sales assets, including, without limitation, all customer and supplier lists, cost and pricing information, sales training materials and prescriber lists, as well as the websites and content at the Transferred Domain Names;

(j)                                    all rights under the contracts set forth on Schedule 1.1(j) and any other contracts approved in writing by the Buyer in accordance with Section 4.10(b)(1)(C) (the “Assumed Contracts”);

(k)                                 the tangible assets set forth on Schedule 1.1(k) and any other tangible assets primarily related to the Business;

(l)                                     the Transferred Inventory;

(m)                             all guaranties, warranties, indemnities and similar rights that have been made in favor of the Company, its Subsidiaries and any predecessors in title by any manufacturers, suppliers and other third parties, except to the extent relating to any Excluded Liabilities;

(n)                                 all files, correspondence and other documents relating to the Pending Actions;

(o)                                 all claims, counterclaims, defenses, causes of action, demands, judgments, rights of recovery, rights of set-off, rights of subrogation and all other rights of any kind against any third party related to the Business, except to the extent relating to any Excluded Liabilities;

(p)                                 all credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items, except those that relate to any Excluded Liabilities;

(q)                                 all goodwill associated with the Business or the Transferred Assets; and

(r)                                    all other assets, rights and properties that are primarily related to the Business (other than Excluded Assets and any assets to the extent relating to Excluded Liabilities).

1.2                               Excluded Assets.  Notwithstanding anything to the contrary in this Agreement, the Transferred Assets shall not include any of the Excluded Assets.  For purposes of this Agreement, the term “Excluded Assets” means the following assets, rights and properties of the Company and its Subsidiaries:

(a)                                 all cash and cash equivalents, bank accounts and shares or securities of or in the Company and its Subsidiaries (including any and all issued and outstanding shares in each of the Subsidiaries);

(b)                                 all accounts receivable;

(c)                                  any Finished Product not included in the Transferred Inventory;

(d)                                 any of the Company’s and its Subsidiaries’ inventory other than the Transferred Inventory;

(e)                                  all Regulatory Authorizations exclusively relating to Development Products, along with all exclusively related regulatory, scientific and technical documents and all exclusively related correspondence and reports;

(f)                                   all employee-related files or records (other than duplicate copies of personnel files of the Transferred Employees or other Employees who prior to the Closing accept the Buyer’s offer of a consulting relationship pursuant to Section 4.15), all Company Benefit Plans and all contracts and assets relating to any Company Benefit Plan;

(g)                                  any right to any refund, rebate, abatement, credit or similar Tax benefits with respect to Taxes relating to any Tax period (or portions thereof) ending on or before the Closing Date and all Tax records of the Company and its Subsidiaries (including any Tax Returns of the Company, any Subsidiary or any Affiliate of the Company);

(h)                                 all rights in respect of real property, including leasehold interests;

(i)                                     all rights under any contracts not listed on Schedule 1.1(j) (collectively, the “Excluded Contracts”);

(j)                                    any books, records, files and rights to the extent primarily relating to any Excluded Assets or Excluded Liabilities;

(k)                                 all rights under the state-level licenses and authorizations set forth on Schedule 1.2(k);

(l)                                     all Intellectual Property other than the Transferred Intellectual Property (including, for the avoidance of doubt, the patents, domain names and trademarks set forth on Schedule 1.2(l));

(m)                             all insurance policies of the Company and all rights to applicable claims and proceeds thereunder; and

(n)                                 all rights under this Agreement and the Ancillary Agreements.

1.3                               Assumption of Liabilities.  Upon the terms and subject to the conditions set forth in this Agreement, except as set forth below, at the Closing, the Buyer shall assume and agree to perform, pay, satisfy or discharge when due, the Assumed Liabilities.  For purposes of this Agreement, the term “Assumed Liabilities” means, without duplication, all liabilities and obligations of the Company and its Subsidiaries:

(a)                                 arising from the manufacture, delivery or sale of any Finished Product, where such activities are performed on or after the Closing Date (including liabilities related to rebates, chargebacks, recall, withdrawal, post-sale warnings, wholesaler fees, copay buydowns, product returns, copay discounts or otherwise for Product sold on or after the Closing Date), (it being understood that any and all liabilities arising from the manufacture, delivery or sale of any

Finished Product where such activities are performed prior to the Closing Date shall be Excluded Liabilities such that, as an example, in the case of any Finished Product that is transferred to the Buyer at the Closing, liabilities arising from the manufacture of such Finished Product prior to the Closing Date shall be Excluded Liabilities and liabilities arising from the delivery or sale of any such Finished Product on or after the Closing Date shall be Assumed Liabilities);

(b)                                 arising out of user or other similar fees payable to FDA or other Governmental Entity to the extent such fees are payable or obligated to be paid on account of the operation of the Business on or after the Closing Date, subject to Section 4.24 to the extent the Company or any of its Subsidiaries paid any such fees prior to Closing Date;

(c)                                  under the Assumed Contracts relating to periods from and after the Closing, excluding any liabilities and obligations resulting from (i) any material breach or violation of any Assumed Contract occurring prior to the Closing or (ii) any act or omission occurring prior to the Closing that would have constituted a breach or violation upon notice or passage of time (or both) under any Assumed Contract; and

(d)                                 referenced on Schedule 1.3(d).

1.4                               Excluded Liabilities.  Notwithstanding anything to the contrary in this Agreement, the Assumed Liabilities shall not include any of the Excluded Liabilities, and the Buyer does not hereby and shall not assume or in any way undertake to perform, pay, satisfy or discharge, and the Company or its Subsidiaries (as applicable) shall fully retain and be responsible for, any Excluded Liabilities.  For purposes of this Agreement, the term “Excluded Liabilities” means all liabilities and obligations other than those specifically listed or described in the definition of Assumed Liabilities, including, but not limited to (in each case excluding those liabilities and obligations specifically listed or described in the definition of Assumed Liabilities), (i) any liabilities of the Company or its Subsidiaries which arise out of facts, circumstances, occurrences, conditions, acts or omissions occurring on or prior to Closing, (ii) any Taxes of the Company, its Subsidiaries or any of their respective Affiliates and any Tax related to the Transferred Assets, in each case for any Tax periods (or portions thereof) ending on or prior to the Closing Date, (iii) any liabilities arising from the manufacture, delivery or sale of any Finished Product where such activities were performed prior to the Closing Date (including liabilities related to rebates, chargebacks, recall, withdrawal, post-sale warnings, wholesaler fees, copay buydowns, product returns, copay discounts or otherwise arising from Product sold prior to the Closing Date), (iv) any royalty or milestone obligations of the Company or its Subsidiaries accruing on or prior to the Closing, (v) any environmental liabilities of the Company or its Subsidiaries, (vi) any liabilities under or related to any Company Benefit Plan (or any contract or assets relating thereto), (vii) any liabilities with respect to employment, termination of employment, compensation, severance, vacation, sick leave and employee benefits of any nature owed to any current or former officer, manager, director, member, employee or independent contractor (or any of their respective dependents or beneficiaries) of the Company, its Subsidiaries or any of their respective Affiliates (including, without limitation, any Employee) that relate to such individual’s employment or service (or the termination thereof) with the Company, its Subsidiaries or any of their respective Affiliates or any of their respective predecessors, whether or not such current or former officer, manager, director, member, employee or independent contractor of the Company, its Subsidiaries or any of their respective

Affiliates becomes an employee of or other service provider to Buyer or any of its Affiliates, including, without limitation, any obligation to pay or provide any current or former officer, manager, director, member, employee or independent contractor (or any of their respective dependents or beneficiaries) of the Company, its Subsidiaries or any of their respective Affiliates, any severance or change in control payments, transaction bonuses, retiree benefits, salary, wages or commissions (including accrued vacation or paid time off), or statutory entitlements (including under the WARN Act), (viii) any liabilities to the extent relating to any Excluded Assets including, without limitation, the Excluded Contracts, (ix) any liabilities of the Company or its Subsidiaries related to any real property (whether leased or owned), (x) any regulatory fees or other similar fees due and payable to the FDA or any other Governmental Entity prior to the Closing, subject to the provisions of Section 4.24, (xi) any Transfer Taxes payable by the Company or its Subsidiaries in accordance with Section 1.9, (xii) any liabilities arising under the iCeutica Promissory Notes, (xiii) any liabilities arising from, relating to or resulting from the Company Redemption (including any related dissent or appraisal process) and (xiv) any liabilities arising from, relating to or resulting from the China License and Supply Agreement (it being understood that nothing herein shall preclude any Company Indemnified Party from making a claim against the Buyer under Section 6.2(b) for a breach of Section 4.29).

1.5                               Purchase Price; Royalty.

(a)                                 Purchase Price. In consideration of the Acquisition, the Buyer (directly or through a designated Affiliate) agrees to purchase, acquire and accept from the Company and its Subsidiaries the Transferred Assets, and to assume the Assumed Liabilities, for the Equity Consideration, the Notes Consideration and the Royalty Consideration, as may be adjusted pursuant to Article VI.

(b)                                 Closing Payments. At the Closing, the Buyer Parent shall (directly or, with respect to the Equity Consideration only, through a designated Affiliate) pay, issue or otherwise deliver to the Company or its Permitted Designees: (i) the Equity Consideration, (ii) the Notes Consideration and (iii) the Interim Payments Note Consideration (collectively, the “Closing Consideration”).

(c)                                  Royalty Consideration.

(1)                                 Royalty Payments. In addition to the payments and other deliveries pursuant to Section 1.5(c), following the Closing and during the Royalty Term, the Buyer shall, subject to the terms and conditions of this Section 1.5(c), pay or cause the payment to the Royalty Recipient additional payments as follows (the “Royalty Payments”): (x) with respect to Indocin Net Sales in excess of $20,000,000 following the Closing and during the fiscal year ending December 31, 2019, 15% of such excess Indocin Net Sales and (y) with respect to Indocin Net Sales in excess of $20,000,000 during any fiscal year ending after January 1, 2020, twenty percent (20%) of such excess Indocin Net Sales; provided, however, that if the Royalty Term begins after January 1, 2019, the $20,000,000 amount in clause (x) above shall be reduced and prorated by multiplying such amount by a fraction where (i) the numerator is the number of days between the start of the Royalty Term and December 31, 2019, and (ii) the denominator is 365; and

provided further, that in the final fiscal year of the Royalty Term, the $20,000,000 amount in clause (y) above shall be reduced and prorated by multiplying such amount by a fraction where (i) the numerator is the number of days between the start of such final fiscal year and the end of the Royalty Term, and (ii) the denominator is 365.

(2)                                 Royalty Statements. Within forty-five (45) days after the end of each fiscal quarter (or ninety (90) days with respect to the fourth quarter of each fiscal year) during the Royalty Term beginning with the fiscal quarter ending March 31, 2019, the Buyer shall deliver to the Royalty Recipient a report setting forth for such fiscal quarter (or such fiscal year with respect to the fourth quarter of such fiscal year) the following information: (a) the aggregate amount of Indocin Net Sales and (b) the Royalty Payments due pursuant to Section 1.5(c)(1) for such sales (each, a “Royalty Statement”).  For the avoidance of doubt, no such reports shall be due in respect of any fiscal quarter occurring after the expiration of the Royalty Term.

(3)                                 Determination of Royalty Payments. Unless the Royalty Recipient disputes the Buyer’s calculations included in the Royalty Statement in accordance with the provisions of Section 1.5(c)(6) within forty-five (45) days after delivery by the Buyer of such Royalty Statement (the “Royalty Dispute Period”), the Buyer’s determinations thereof shall be conclusive and binding upon the Royalty Recipient and the Buyer, subject to the Royalty Recipient’s subsequent right to dispute such calculations pursuant to Section 1.5(c)(5) and subject also to the provisions of Section 1.5(c)(7).  Each Royalty Payment, if any, will, be paid in cash by Buyer or its Affiliates within ten (10) days after the delivery by the Buyer of the corresponding Royalty Statement.  In the event of a dispute concerning amounts owed by the Buyer with respect to such Royalty Statement, pursuant to Section 1.5(c)(5) or Section 1.5(c)(6), any additional amounts determined to be due by the Buyer or its Affiliates shall be paid in cash by Buyer or its Affiliates within ten (10) days after the date of the final determination thereof pursuant to Section 1.5(c)(5), Section 1.5(c)(6), and/or Section 1.5(c)(7).  Any payments payable by the Buyer or its Affiliates under this Section 1.5(c) shall be deemed part of the Final Purchase Price.  It is understood and agreed that, to the extent that at any time there are pending claims made by Buyer Indemnified Parties for indemnification pursuant to and in accordance with Article VI, the Buyer and its Affiliates may hold back from paying a portion of any Royalty Payment in an amount equal to the amount at issue in such pending claims until the final resolution of such claim in accordance with this Agreement.  In addition, subject to the terms of Article VI, the Buyer and its Affiliates may recoup and/or set-off against all or a portion of any Royalty Payment any Agreed Amount or any amount finally determined (by a court of competent jurisdiction through a non-appealable order) to be owed to the Buyer Indemnified Parties under the indemnification obligations set forth in Article VI, provided, that the Buyer must notify the Royalty Recipient of its intent to set-off the amount of any Royalty Payment as promptly as possible after making such a determination, but in any event not less than five (5) Business Days in advance of such set-off.

(4)                                 Payment of Royalty Payments. After giving effect to any set-off in accordance with Section 1.5(c)(3), the Buyer (or one of its Affiliates) shall pay the Royalty Payment by wire transfer of immediately available funds to an account or accounts designated in writing by the Royalty Recipient at least three (3) Business Days prior to the date of such payment.

(5)                                 Audit of Royalty Payments. During the Royalty Term and for a period of one (1) year thereafter, no more than once in any twelve (12)-month period, the Royalty Recipient shall have the right to have an independent certified public accountant of nationally recognized standing reasonably acceptable to the Buyer inspect and audit the Buyer’s records for the purpose of verifying the accuracy of any Royalty Payments that were not the subject of a dispute pursuant to Section 1.5(c)(6) or a prior audit pursuant to this Section 1.5(c)(5).  The accountant shall keep confidential from third parties (other than the Royalty Recipient and its Representatives) any information obtained during such inspection and shall only report its calculation of the amounts of Indocin Net Sales and Royalty Payments corresponding to the time period under review.  If the Royalty Recipient wishes to dispute the amount of Royalty Payments due hereunder for any particular time period, the Royalty Recipient shall prepare and deliver to the Buyer a report setting forth the accountant’s calculation of the Indocin Net Sales and the corresponding Royalty Payments in respect of such time period (the “Royalty Audit Statement”).

(A)                               Unless the Buyer disputes the calculations set forth in the Royalty Audit Statement within forty-five (45) days following receipt of the Royalty Audit Statement, the findings set forth in the Royalty Audit Statement shall be conclusive and binding upon the Buyer and the Royalty Recipient.  In such case, if the Royalty Audit Statement indicates that additional amounts are owed by the Buyer or its Affiliates to the Royalty Recipient in respect of the relevant period under audit, the Buyer or its Affiliates shall pay the Royalty Recipient such additional amounts within sixty (60) days after delivery by the Royalty Recipient of the Royalty Audit Statement.  The professional fees charged by the accountant in connection with any such audit shall be borne by the Royalty Recipient unless the Royalty Audit Statement indicates there was an underpayment by the Buyer or its Affiliates for such period of more than the greater of (1) five (5) percent (5%) of the aggregate amount payable for the term of the audit, and (2) $50,000, in which case the Buyer shall pay the fees and expenses of the Royalty Recipient’s accountant within fifteen (15) days of the Royalty Recipient’s request therefor.

(B)                               In the event that the Buyer disputes the calculations set forth in any Royalty Audit Statement, the Buyer shall notify the Royalty Recipient in writing by delivery of a notice (an “Audit Dispute Notice”) within the forty-five (45) day period set forth in clause (A) above (the “Audit Dispute Period”), which Audit Dispute Notice shall set forth in reasonable detail the basis for such dispute, and the parties shall follow the dispute resolution procedures set forth in Section 1.5(c)(6), mutatis mutandis (it being understood that the Audit Dispute Period shall serve as the Royalty Dispute Period, the Royalty Audit Statement shall serve as the Royalty Statement, and the Audit Dispute Notice shall serve as the Royalty Dispute Notice).

(6)                                 Disputes. In the event that the Company disputes the Buyer’s calculations included in any Royalty Statement, the Royalty Recipient shall notify the Buyer in writing by delivery of a notice (a “Royalty Dispute Notice”) within the Royalty Dispute Period, which Royalty Dispute Notice shall set forth in reasonable detail the basis for such dispute.  If the Royalty Recipient does not submit a Royalty Dispute Notice within the Royalty Dispute Period, then the calculations included in the applicable Royalty Statement shall become final and binding upon the parties and shall not be subject to further review, challenge or adjustment (other than pursuant to Section 1.5(c)(7)).  If the Buyer and the Royalty Recipient cannot mutually agree upon the calculations of the Indocin Net Sales within thirty (30) days after delivery of the Royalty Dispute Notice, the Royalty Recipient and the Buyer shall jointly engage a nationally recognized firm of independent certified public accountants selected by mutual agreement of the Company and the Buyer (the “Settlement Accountants”) to resolve such dispute.  The parties shall furnish the Settlement Accountants, at the time of such engagement, with a copy of the Royalty Dispute Notice (if any) and the Royalty Statement.  Each of the Royalty Recipient and the Buyer shall (i) furnish the Settlement Accountants with such other information and documents as the Settlement Accountants may reasonably request in order to resolve the dispute; and (ii) within ten (10) days of the date of joint engagement of the Settlement Accountants, provide the Settlement Accountants with a written notice (a “Royalty Position Statement”) describing in reasonable detail its position on the dispute (a copy of which will concurrently be delivered to the other party).  Each party shall, within ten (10) days following the submission of the other party’s Royalty Position Statement to the Settlement Accountants, have the opportunity and right to submit to the Settlement Accountants a written response to the other party’s Royalty Position Statement. Any information submitted to the Settlement Accountants by either party shall be in writing, with a copy sent concurrently to the other party. If either of the Royalty Recipient or the Buyer fails to timely deliver its Royalty Position Statement to the Settlement Accountants, the Settlement Accountants shall resolve the items in dispute solely upon the basis of the information otherwise timely provided to them.  The Settlement Accountants (A) shall be bound by all other matters and calculations as to which the parties are in accord, (B) shall not assign a value to any disputed matter greater than the greatest value for such matter claimed by either party or less than the smallest value claimed for such matter by either party, and (C) shall rely on the written submissions of the parties (and shall not conduct an independent investigation, discovery or ex parte communications).  The determination of the Settlement Accountants with respect to the Royalty Payment shall be in writing and shall be final and binding upon the parties and shall not be subject to further review, challenge or adjustment (other than pursuant to Section 1.5(c)(7)).  The parties shall instruct the Settlement Accountants to reach a determination not more than forty-five (45) days after the date of the joint engagement; provided, however, that any delay in delivering such determination shall not invalidate such determination or deprive the Settlement Accountants of jurisdiction to resolve the items in dispute.  Each of the Buyer and the Royalty Recipient shall pay its own costs and expenses incurred in connection with this Section 1.5(c)(6).  The fees, costs and expenses of the services of the Settlement Accountants shall be initially borne by the Royalty Recipient, on the one hand, and the Buyer, on the other hand, fifty percent (50%) by the Royalty Recipient and fifty percent (50%) by the Buyer, provided that the fees, costs and expenses of the Settlement Accountants shall ultimately be borne by the Royalty Recipient and the Buyer based upon the percentage which the aggregate portion of the contested amount (based on the last proposed written offers from each such party for the settlement of the items in dispute, taken as a whole) not awarded to each party bears to the aggregate amount actually contested by the parties.

(7)                                 Year-End Adjustments. If there is any change to the amount of previously determined Indocin Net Sales for any fiscal quarter during any fiscal year as a result of the audit or any restatement of Buyer Parent’s consolidated financial statements for such fiscal year, the amount of such change shall be reported in the Royalty Statement for the fourth quarter of such fiscal year, and the Royalty Payment for such fourth quarter shall be increased or decreased, as applicable, by a corresponding amount determined, in each case, in accordance with this Section 1.5(c).  For the avoidance of doubt, any such adjustments included in a Royalty Statement for the fourth quarter of a fiscal year shall be subject to Section 1.5(c)(5) and Section 1.5(c)(6).

(8)                                 Conduct of Business. During the Royalty Term, the Buyer shall, and shall cause the other Buyer Entities to, use Diligent Efforts to commercialize the Transferred Indocin Product (it being agreed that awareness that taking an action may reduce (or make less likely) Royalty Payments shall not, itself, be sufficient by itself to evidence the Buyer Entities’ objective in taking such action).  Without limiting the Buyer’s obligations under this Section 1.5, the Royalty Recipient hereby acknowledges that any Royalty Payments are uncertain and it is therefore not assured that the Buyer will be required to pay (or cause to be paid) any Royalty Payments hereunder.

1.6                               Closing.

(a)                                 Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Dechert LLP, Three Bryant Park, 1095 Avenue of the Americas, New York, New York 10036 at 10:00 A.M., New York City time, or at such other place and time (including by electronic exchange of documents) as the Buyer and the Company mutually agree in writing, in each case, on the date that is no later than three (3) Business Days after the satisfaction or waiver of the conditions precedent to Closing specified in Article V (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other time, place and date as the Buyer and the Company mutually agree in writing (the “Closing Date”).  The parties hereto acknowledge and agree that the Closing Date shall occur on the same date as the effective date of the Plan, subject to the provisions of this Section 1.6 and Article V.

(b)                                 At the Closing, the Buyer shall:

(i)                  cause to be issued or transferred, as applicable, to the Company or its Permitted Designee(s) the Equity Consideration and the Notes Consideration;

(ii)               deliver to the Company the following documents duly executed by the Buyer and the Affiliates of the Buyer party thereto:

(1)                                 a Bill of Sale in substantially the form attached hereto as Exhibit A (the “Bill of Sale”);

(2)                                 (a) one or more Trademark Assignments in substantially the form attached hereto as Exhibit B-1 (the “Trademark Assignment”) and (b) a Trademark Assignment relating to the Indocin US trademark in substantially the form attached hereto as Exhibit B-2 (the “Indocin US Trademark Assignment”);

(3)                                 a Transition Services Agreement in substantially the form attached hereto as Exhibit C (the “Transition Services Agreement”);

(4)                                 an Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit D (the “Assignment and Assumption Agreement”);

(5)                                 a copy of (i) the New Senior Secured Notes Indenture and (ii) the New Notes Royalty Agreement;

(6)                                 the Interim Payments Note;

(7)                                 a certificate, in the form required under Treasury Regulation Section 1.897-2(h) and 1.1445-2(C) and reasonably satisfactory to the Company, and a notice in accordance with provisions of Treasury Regulation Section 1.897-2(h)(2), each duly executed by Buyer Parent and in form reasonably satisfactory the Company (the “Buyer FIRPTA Certificate”);

(8)                                 a Stockholders Agreement in substantially the form attached hereto as Exhibit E (the “Stockholders Agreement”);

(9)                                 a Registration Rights Agreement in substantially the form attached hereto as Exhibit F (the “Registration Rights Agreement”);

(10)                          the officer’s certificate contemplated by Section 5.3(a) and (b), dated as of the Closing Date;

(11)                          letters from the Buyer to the FDA assuming responsibility for the applicable Transferred Regulatory Authorizations issued by the FDA, in the respective forms attached hereto as Exhibit G-1 (the “Buyer FDA Letters”); and

(12)                          a certified true, correct and complete copy of the Confirmation Order; and

(iii)            deliver to the Company notice of the effective date of the Plan.

(c)                                  At the Closing, the Company shall:

(i)                  deliver to the Buyer the following documents duly executed by the Company and the Affiliates of the Company party thereto:

(1)                                 the Bill of Sale;

(2)                                 the Trademark Assignment;

(3)                                 the Indocin US Trademark Assignment;

(4)                                 the Transition Services Agreement;

(5)                                 the Assignment and Assumption Agreement;

(6)                                 the Stockholders Agreement (provided, that if any Equity Consideration is to be issued or delivered at the Closing to any Permitted Designee, the Company shall also cause such Permitted Designee to duly execute and deliver to the Buyer at the Closing, the Stockholders Agreement);

(7)                                 the Registration Rights Agreement;

(8)                                 letters from the Company to the FDA transferring to the Buyer the rights to the applicable Transferred Regulatory Authorizations issued by the FDA, in the respective forms attached hereto as Exhibit G-2 (the “Company FDA Letters” and, together with the Bill of Sale, the Trademark Assignment, the Indocin US Trademark Assignment, the Transition Services Agreement, the Assignment and Assumption Agreement, the New Senior Secured Notes Indenture, the New Notes Royalty Agreement, the Interim Payments Note, the Buyer FIRPTA Certificate, the Company FIRPTA Certificate, the Stockholders Agreement, the Registration Rights Agreement and the Buyer FDA Letters, the “Ancillary Agreements”);

(9)                                 with respect to the Company and any Subsidiary of the Company that transfers to the Buyer hereunder a “United States real property interest” within the meaning of Section 897(c) of the Code, a properly executed certificate of non-foreign status in a form that complies with Treasury Regulation Section 1.1445-2(b)(2) and in form reasonably satisfactory to the Buyer (the “Company FIRPTA Certificate”);

(10)                          the officer’s certificates contemplated by Section 5.2(a) and (b), dated as of the Closing Date; and

(ii)               deliver to the Buyer (1) all of the Transferred Assets of a tangible nature (including instruments of transfer and conveyance and taking such actions as may be required by applicable Law to effect such transfer and control) and (2) copies of the Company Required Consents; and

(iii)            deliver to the Buyer the irrevocable assignment of the iCeutica License from the Company to the Buyer (or a designated Affiliate) duly executed and delivered by the Company and the other parties to the iCeutica License, in a form reasonably satisfactory to the Buyer.

1.7                               Plan of Reorganization. The Acquisition shall be effected as a principal component of the Plan.

1.8                               Transfer Taxes.  The Company, on the one hand, and the Buyer, on the other hand, shall equally bear any Transfer Taxes, fees or charges incurred in connection with the purchase and sale of the Transferred Assets and the payment of the Final Purchase Price therefor pursuant to this Agreement and not eliminated through the application of section 1146(a) of the Bankruptcy Code, and shall timely file all Tax Returns and other documentation with respect to such Transfer Taxes.  All such Tax Returns related to Transfer Taxes shall be filed by the party required to file under applicable Law, and the non-filing party shall reimburse the filing party for its portion of any such Transfer Taxes.  The Company and the Buyer shall cooperate in taking all actions and in the preparation and filing of all forms and documentation necessary to mitigate or provide exemption from any Transfer Tax, to the extent permitted by applicable Law, including under section 1146(a) of the Bankruptcy Code.

1.9                               Allocation of Purchase Price. On or prior to the forty-fifth (45th) day after the Closing Date, the Company shall deliver a schedule allocating the Final Purchase Price, the amount of the Assumed Liabilities (to the extent relevant in determining the purchase price for Tax purposes) and other relevant items (the “Total Tax Consideration”) among the Transferred Assets (the “Allocation Schedule”) in accordance with Section 1060 of the Code (and any similar provisions of state or local Law, as appropriate) and the schedule prepared by the Company in accordance with Section 4.2(a)(x). The Allocation Schedule shall be deemed final unless the Buyer notifies the Company in writing that the Buyer objects to one or more items reflected in the Allocation Schedule as unreasonable within fifteen (15) days after delivery of the Allocation Schedule to the Buyer. The Parties shall negotiate in good faith to resolve any such dispute, and the Allocation Schedule shall be updated to reflect any such resolution. If the Company and the Buyer are unable to resolve a dispute with respect to the Allocation Schedule within thirty (30) days of Buyer making such objection, and the subject of  such unresolved dispute is the aggregate amount of the Total Tax Consideration, the Buyer shall be permitted to create a separate schedule allocating the Total Tax Consideration among the Transferred Assets utilizing its proposed amount of Total Tax Consideration in a manner that is otherwise substantially consistent with the Allocation Schedule and in accordance with the schedule prepared by the Company in accordance with Section 4.2(a)(x), shall promptly send a copy of such separate schedule to the Company and shall be permitted to report the Tax consequences of the transactions contemplated by this Agreement in a manner consistent with such separate schedule.  Except as required by applicable Law or otherwise permitted pursuant to this Section 1.9, the Company and the Buyer shall report the Tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Allocation Schedule and shall not take any position inconsistent therewith in preparing any Tax Returns, IRS Form 8594 or any other Tax forms or filings.

1.10                        Withholding. The Buyer, the Company or any of their respective Affiliates, shall be entitled to deduct and withhold from any payment under this Agreement any Taxes required to be deducted and withheld by the Buyer, the Company or such Affiliate under applicable Law relating to Taxes, and the Buyer, the Company or such Affiliate shall pay such amounts to the appropriate Taxing Authority, provided, that the Buyer or the Company, as the case may be, shall notify the other party of its intent to so withhold at least five (5) Business Days in advance of such withholding or as promptly as possible after such determination, provided, further, that the parties shall use their respective reasonable best efforts to determine a withholding obligation at least five (5) Business Days prior to making any such withholding. Notwithstanding the foregoing, if (i) the Buyer designates an Affiliate that is not organized in the United States to purchase, acquire, and accept any or all of the Transferred Assets, or to assume any or all of the Assumed Liabilities, or to pay, issue, or otherwise deliver any or all of the Equity Consideration, the Notes Consideration, the Royalty Consideration, the Interim Payments Note Consideration or the amounts required in accordance with Section 4.26, and (ii) any payment under this Agreement becomes subject to a deduction or withholding requirement that would otherwise not apply had the Buyer itself directly purchased, acquired, and accepted all of the Transferred Assets, assumed all of the Assumed Liabilities, and paid, issued, and otherwise delivered all of the Equity Consideration, the Notes Consideration, the Royalty Consideration, the Interim Payments Note Consideration and the amounts required in accordance with Section 4.26, then the Buyer shall pay to the Person in respect of whom such deduction and withholding was made an amount, which after such deduction or withholding, is equal to the payment which would have been due if no such deduction or withholding had been required, reduced by any reduction in cash Tax liability of the Company or its Affiliates by reason of being permitted to claim a foreign tax credit in connection with such deduction or withholding.

1.11                        Taxes.  The Company and its Affiliates, on the one hand, and the Buyer and its Affiliates, on the other hand, agree to use commercially reasonable efforts to cooperate to minimize or mitigate any Taxes (including any Transfer Taxes) and to defer any Taxes under the “installment sale” rules of Section 453 of the Code, arising or resulting from any transaction effected pursuant to this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Buyer, except as set forth in the disclosure letter (referencing the appropriate section and paragraph numbers in this Article II; provided, however, that any disclosure under one such section or paragraph number shall be deemed to have been disclosed for all purposes of this Agreement in respect of all such other sections and paragraph numbers of this Article II to the extent that the relevance of such disclosure to such other sections and paragraph numbers is reasonably apparent from the text of such disclosure) supplied by the Company to the Buyer on the date of this Agreement (the “Company Disclosure Letter”), as follows:

2.1                               Organization, Standing and Power; Subsidiaries.

(a)                                 The Company is a business company duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.  The Company is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures, individually or in the aggregate, that would not reasonably be expected to have a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement.

(b)                                 Each Subsidiary of the Company and its respective jurisdiction of formation or incorporation is set forth on Schedule 2.1(b) of the Company Disclosure Letter. Each such Subsidiary is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation and has all requisite corporate or other power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.  Each such Subsidiary is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign entity in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures, individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect. Except for the Subsidiaries set forth on Schedule 2.1(b) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any outstanding securities of or other equity-related interests in any other corporation, partnership, joint venture or other Person.

2.2                               Authority; No Conflict; Required Filings and Consents.

(a)                                 The Company has all requisite corporate or other power and authority to enter into this Agreement and each of the Ancillary Agreements to which the Company will be a party and, subject to the entry of the Confirmation Order and the occurrence of the effective date under the Plan, to consummate the transactions contemplated hereby and thereby pursuant to the terms hereof and thereof, respectively.  The Company’s Subsidiaries will have, prior to the execution and delivery of the Ancillary Agreements to which they are a party, all requisite corporate or other power and authority to enter into each of the Ancillary Agreements to which such Subsidiaries will be a party and, subject to the entry of the Confirmation Order and the occurrence of the effective date under the Plan, to consummate the transactions contemplated hereby and thereby pursuant to the terms hereof and thereof, respectively.  The execution, delivery and performance by the Company of this Agreement each of the Ancillary Agreements to which the Company entity will be a party and the consummation of the transactions contemplated hereby and thereby by the Company has been duly authorized by all necessary corporate action on the part of the Company.  The execution, delivery and performance by each of the Company’s Subsidiaries of the Ancillary Agreements to which such Subsidiary will be a party and the consummation of the transactions contemplated thereby will be prior to the execution and delivery of such Ancillary Agreements duly authorized by all necessary corporate action on the part of such Subsidiary.  This Agreement has been duly executed and delivered by the Company.  The Ancillary Agreements to which the Company is a party will be duly executed and delivered by the Company.  The Ancillary Agreements to which the Company’s Subsidiaries are a party will be duly executed and delivered by such Subsidiaries.  This Agreement is, and each such Ancillary Agreement when so duly executed and delivered by the Company, its Subsidiaries and, if applicable, the Buyer, will be, subject to entry of the Confirmation Order and the occurrence of the effective date under the Plan, a valid and binding obligation of the Company and/or such Subsidiary, enforceable against the Company and/or such Subsidiary in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses (the “Bankruptcy Exceptions”).

(b)                                 Except as set forth on Schedule 2.2(b) of the Company Disclosure Letter, the execution, delivery and performance by the Company and its Subsidiaries of this Agreement and each of the Ancillary Agreements to which it will be a party, and the consummation by the Company and its Subsidiaries of the transactions contemplated hereby and thereby, do not and will not, (i) conflict with, or result in any violation or breach of, any provision of the governing documents of the Company or any of its Subsidiaries, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, require the payment of a penalty under or result in the imposition of any Liens (other than Permitted Liens) on or with respect to any of the Transferred Assets or the Assumed Contracts, or (iii) conflict with or violate any permit, concession, franchise, license or Law applicable to the Company, its Subsidiaries or any of their respective properties or assets, with respect to the foregoing clauses (ii) and (iii), that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Business or the Transferred Assets, taken as a whole, or materially impair the ability of the Company to perform its obligations under, and consummate the transactions contemplated by, this Agreement.

(c)                                  Except as set forth on Schedule 2.2(c) of the Company Disclosure Letter, no consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Company or its Subsidiaries in connection with the execution, delivery and performance by the Company and its Subsidiaries of this Agreement and each of the Ancillary Agreement to which it will be a party or the consummation by the Company and its Subsidiaries of the transactions contemplated hereby and thereby that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Business or the Transferred Assets, taken as a whole, or materially impair the ability of the Company to perform its obligations under, and consummate the transactions contemplated by, this Agreement.

2.3                               Transferred Assets.

(a)                                 The Company and its Subsidiaries have good and valid title to the Transferred Assets, free and clear of all Liens, except for Permitted Liens, and as of the Closing the Buyer will have good and valid title to the Transferred Assets, free and clear of all Liens other than Permitted Liens (which shall be Excluded Liabilities.)

(b)                                 Other than as set forth on Schedule 2.3 of the Company Disclosure Letter, the Transferred Assets constitute, and will constitute as of the Closing, all of the Intellectual Property, manufacturing related equipment and Regulatory Authorizations used, held for use or necessary, and are sufficient, to allow the Buyer immediately after the Closing to Exploit the Products and the Naproxen Product in all material respects in the form and manner as Exploited by the Company and its Subsidiaries on the date hereof and as such Exploitation is expected to be conducted and operated on the Closing Date.

(c)                                  There are no material assets or properties related to the conduct or operation of the Business owned by any Person other than the Company or its Subsidiaries that are not currently leased or licensed to the Company or one of its Subsidiaries under valid, current lease or license arrangements and any such lease or license arrangements have been made available to the Buyer for review in the due diligence data room maintained by the Company at least three (3) Business Days prior to the date of this Agreement.

(d)                                 The Transferred Assets (i) have been maintained in all material respects in accordance with normal industry practice, and (ii) are in good operating condition and repair (subject to normal wear and tear consistent with the age of such assets).

2.4                               Financial Information; No Undisclosed Liabilities.

(a)                                 The Company has delivered to the Buyer true and complete copies of (collectively, the “Consolidated Financial Statements”): (i) audited consolidated financial statements of the Company and its Subsidiaries as of and for the years ended December 31, 2017, 2016 and 2015, and (ii) interim unaudited consolidated financial statements of the Company and its Subsidiaries as of and for the three and six months ended June 30, 2018 (the “Balance Sheet Date”), and a copy of the Consolidated Financial Statements is attached hereto as Schedule 2.4 of the Company Disclosure Letter.  The Consolidated Financial Statements present fairly in all material respects the consolidated financial condition of the Company and its Subsidiaries, and results of operations and cash flows for the dates or periods indicated thereon, in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as disclosed therein and except, with respect to the interim unaudited consolidated financial statements as of and for the three and six month periods ended on the Balance Sheet Date, (i) for normal year-end audit adjustments, (ii) for the omission of footnote disclosures and statements of shareholders’ equity and cash flows as required by GAAP, and (iii) for the other matters set forth on Schedule 2.4(a) of the Company Disclosure Letter, in each case, that are not material individually or in the aggregate.  The Consolidated Financial Statements, including the footnotes thereto, have been prepared from the books and records of the Company and its Subsidiaries. The Company’s auditors have not notified in writing (or to the Company’s Knowledge, orally) the Company, its Subsidiaries or any of their respective officers or employees of any material liabilities, reserves, changes or issues that need to be addressed in the Consolidated Financial Statements.  The books of account and other financial records of the Company are complete and correct in all material respects and represent actual, bona fide transactions.

(b)                                 Neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether accrued, absolute, contingent, known, unknown or otherwise), except for (i) the liabilities to the extent reflected in the Consolidated Financial Statements, (ii) trade payables, accrued expenses and other similar liabilities incurred by the Company or its Subsidiaries since the Balance Sheet Date in the ordinary course of business, (iii) executory contract obligations incurred in the ordinary course of business, (iv) liabilities and obligations incurred in connection with this Agreement and the transactions contemplated hereby, (v) the liabilities of the Company and its Subsidiaries set forth in Schedule 2.4(b) of the Company Disclosure Letter, and (vi) liabilities or obligations that are not, individually or in the aggregate material to the Company and its Subsidiaries, taken as a whole, the Business or the Transferred Assets, taken as a whole.

(c)                                  The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for inventory is compared with existing inventory at reasonable intervals and appropriate action is taken with respect to any differences and (v) the unauthorized acquisition, use or disposition of such Person’s assets that could have a material effect on the Consolidated Financial Statements is prevented or timely detected.

2.5                               Intellectual Property.

(a)                                 The Transferred Intellectual Property constitutes all Intellectual Property that is used or held for use by the Company or its Subsidiaries to conduct and operate the Business, which Transferred Intellectual Property is sufficient Intellectual Property to conduct and operate the Business in all material respects as currently conducted and (except as set forth in Schedule 2.5(a) of the Company Disclosure Letter) as conducted during the twelve (12)-month period prior to the date of this Agreement.  Except as set forth in Schedule 2.5(a) of the Company Disclosure Letter, the Company or one of its Subsidiaries is the sole and exclusive legal and beneficial owner of, and has good title to, all of the Transferred Intellectual Property owned by the Company or any of its Subsidiaries, free and clear of all Liens, other than Permitted Liens, and free and clear of any requirement of any royalty payments or other payment obligations to third parties.  The Transferred Patents, the Transferred Trademarks and Transferred Domain Names owned by the Company or any of its Subsidiaries are registered or applied for in the name of the Company or its Subsidiaries and except as set forth in Schedule 2.5(a) of the Company Disclosure Letter, all assignments of Transferred Patents and Transferred Trademarks reflecting the Company’s or its Subsidiary’s ownership thereof have been duly filed or recorded (as applicable) with the United States Patent and Trademark Office and all other foreign patent and trademark offices where the rights have been registered or applied for.

(b)                                 Except as set forth in Schedule 2.5(b) of the Company Disclosure Letter, no Intellectual Property used in or related to the Business is licensed by the Company or its Subsidiaries from any third party (other than commercially available, off-the-shelf software and immaterial non-exclusive licenses obtained in the ordinary course of business).  None of the Company or its Subsidiaries has licensed or granted any rights under or to the Transferred Intellectual Property to any third party.  For purposes of greater certainty, the term “licensed” includes any license, sublicense, covenant, non-assert, consent, release or waiver. All registrations, issuances and applications for (i) the Transferred Patents are listed on Schedule 1.1(e), (ii) the Transferred Trademarks are listed on Schedule 1.1(d) and (iii) the Transferred Domain Names are listed on Schedule 1.1(c), and, except as set forth in Schedule 2.5(b) of the Company Disclosure Letter, all such registrations, issuances and applications owned by the Company or its Subsidiaries (A) have been duly filed or registered (as applicable) with the applicable Governmental Entity or domain name registration authority (as applicable) and properly maintained, including without limitation the timely submission of all necessary filings and payment of fees in accordance with the legal and administrative requirements in the appropriate jurisdictions, and (B) have not lapsed or expired.  There is no response to an office action, payment requirement or other requirement with respect to the Transferred Trademarks or Transferred Domain Names that will come due in the period between January 1, 2019 and March 31, 2019.

(c)                                  To the Company’s Knowledge, there is no fact with respect to any patent application or trademark application comprised within the Transferred Intellectual Property (i) required to be disclosed to the United States Patent and Trademark Office on or before the date of this Agreement that was not disclosed, that would reasonably be expected to preclude the issuance of an issued patent from such patent application or a registered trademark from such trademark application or (ii) that the Company reasonably believes would render any issued patent issuing from such patent application or registered trademark granted from such trademark application invalid or unenforceable.  The Company, its Subsidiaries and, to the Company’s Knowledge, its patent counsel has complied in all material respects with applicable requirements in the filing and prosecution of the patents and patent applications comprised within the Transferred Intellectual Property, including its duty of candor.

(d)                                 Except as set forth on Schedule 2.5(d) of the Company Disclosure Letter, to the Company’s Knowledge, no third party is infringing or violating or misappropriating, or has infringed, violated or misappropriated, any of the Transferred Intellectual Property.  None of the Company or its Subsidiaries has sent any notice to or asserted or threatened any action or claim against any Person involving or relating to any Transferred Intellectual Property.  The Company and its Subsidiaries have taken commercially reasonable measures, consistent with industry practices, to maintain in confidence all material trade secrets and material confidential information comprising a part of the Transferred Intellectual Property.

(e)                                  The conduct and operation of the Business does not infringe or violate or constitute a misappropriation, and has not infringed, violated or constituted a misappropriation, of any Intellectual Property of any third party.  Since the Reference Date, none of the Company or its Subsidiaries has received any written or, to the Company’s Knowledge, other claim or notice alleging any such infringement, violation or misappropriation.  There is no pending or, to the Company’s Knowledge, threatened, and there has been no, claim, interference, inter partes proceeding, opposition or demand of any third party challenging the ownership, use, validity or scope of any Transferred Intellectual Property owned by the Company or any of its Subsidiaries or to the Company’s Knowledge exclusively licensed by the Company or any of its Subsidiaries.  None of the Company or its Subsidiaries has been served with or provided written or, to the Company’s Knowledge, other notice that any Transferred Intellectual Property is the subject of any Order, and none of the Company or its Subsidiaries is subject to any Order barring or limiting the Company’s or its Subsidiaries’ use of any Transferred Intellectual Property.  None of the Company or its Subsidiaries is a party to any past, pending or, to the Company’s Knowledge, threatened, action, lawsuit, or any other judicial, arbitral or administrative proceeding relating to any Transferred Intellectual Property, including involving any claim that the Company or its Subsidiaries infringed, misappropriated or violated the Intellectual Property rights of any third party.

(f)                                   The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not result in the loss, forfeiture, termination, license, or impairment of, or give rise to any obligation to transfer or to create, change or abolish, or limit, terminate, or consent to the continued use by the Buyer of any rights in any Transferred Intellectual Property or any Intellectual Property licensed under the Assumed Contracts.

(g)                                  No current or former employee, officer, director, stockholder, consultant or independent contractor of the Company or its Subsidiaries has any right, title, claim or interest in, to or under any Transferred Intellectual Property owned by the Company or any of its Subsidiaries that has not been exclusively assigned and transferred to the Company or its Subsidiaries, and each current and former employee, officer, director, stockholder, consultant or independent contractor who is or was involved in the development of any Intellectual Property rights used in or related to the conduct or operation of the Business has executed a written assignment agreement with the Company or one of its Subsidiaries assigning, to the fullest extent permissible under applicable Law, all of such person’s right, title and interest in and to such Intellectual Property rights to the Company or such Subsidiary, which assignment includes a present tense assignment of all current and future Intellectual Property rights.

(h)                                 No Transferred Intellectual Property owned by the Company or any of its Subsidiaries was developed, in whole or in part, under contract with or using the facilities, funding or personnel of any Governmental Entity or university or other educational institution that would give any such authority, university or institution any rights to such Transferred Intellectual Property or entitle any such Governmental Entity, university or institution to royalties or other payments.

(i)                                     The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws, contractual commitments and published privacy policies relating to the privacy of patient medical records and all other personal information and data, including with respect to the collection, storage, use, sharing, transfer, disposition, protection and processing thereof.  None of the Company or its Subsidiaries has received any notification or allegation from any competent authority (including any information or enforcement notice, or any transfer prohibition notice) alleging that the Company or its Subsidiaries has not complied in any material respect with applicable Laws relating to privacy and/or data protection. No individual has successfully claimed, and to the Company’s Knowledge, no grounds exist for an individual to claim, compensation from the Company or its Subsidiaries for material breaches of applicable data protections law or for loss or unauthorized disclosure of personal information and data.

2.6                                     Contracts.

(a)                                 Schedule 1.1(j) sets forth a true and complete list of all Assumed Contracts as of the date hereof. Correct and complete copies of each Assumed Contract (including all modifications, amendments and supplements thereto) have been delivered to Buyer or its advisors (and with respect to Assumed Contracts that are in oral form, the Company has provided the Buyer with a written summary of the terms of such contract).

(b)                                 Each of the Assumed Contracts represents a valid and binding obligation of the Company and its Subsidiaries party thereto and, to the Company’s Knowledge, each other party thereto, and is enforceable against the Company and its Subsidiaries and, to the Company’s Knowledge, each other party thereto, in accordance with its terms, and is in full force and effect, subject to the Bankruptcy Exceptions. Each of the Assumed Contracts shall continue to be in full force and effect and valid, binding and enforceable on substantially the same terms immediately following the consummation of the transactions contemplated hereby, subject to the Bankruptcy Exceptions.  None of the Company or its Subsidiaries or, to the Company’s Knowledge, any other party thereto is in material breach or material violation of or material default under, or has provided or received any written notice of any intention to terminate, any of the Assumed Contracts, or has committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a material breach or material violation of or material default under any of the Assumed Contracts.

2.7                               Litigation.  Except as set forth on Schedule 2.7 of the Company Disclosure Letter, there is no, and since January 1, 2016 (the “Reference Date”) there has not been any, action, suit, proceeding, claim, arbitration, litigation, or investigation, in each case, whether commenced by a Governmental Entity or any other third party (an “Action”), pending against the Company or any of its Subsidiaries or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Business or the Transferred Assets, taken as a whole, or materially impair the ability of the Company to perform its obligations under, and consummate the transactions contemplated by, this Agreement.  As of the date hereof, there are no Court Orders (whether rendered by a court, an administrative agency or by an arbitrator) to which the Transferred Assets, the Company or any of the Company’s Subsidiaries is subject that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Business or the Transferred Assets, taken as a whole, or materially impair the ability of the Company to perform its obligations under, and consummate the transactions contemplated by, this Agreement.

2.8                               Compliance with Laws; Permits.  The Company’s and its Subsidiaries’ conduct and operation of the Business and ownership and use of the Transferred Assets are, and since the Reference Date have been, in compliance in all material respects with all applicable Laws.  Since the Reference Date, none of the Company or its Subsidiaries have received any written notice of any Action against it alleging any failure to comply in any material respect with any applicable Law.  No material investigation or audit by any Governmental Entity with respect to the conduct and operation of the Business or the Transferred Assets is pending or (to the Company’s Knowledge) has been threatened, and since the Reference Date, none of the Company or its Subsidiaries have received any written notice of any such investigation or audit. The Company has made available to the Buyer complete and correct copies of all written notices received by the Company or its Subsidiaries alleging any material failure to comply under any applicable Law, or with respect to any investigation by any Governmental Entity, in each case, since the Reference Date. The Company or its Subsidiaries owns or possesses all right, title and interest in and to, and are and since the Reference Date, has been in compliance with, all Permits necessary or required in connection with the conduct and operation of the Business except as would not reasonably be expected, individually or in the aggregate, to materially and adversely affect the Business.  All such Permits that are material to the Company and its Subsidiaries, taken as a whole, or the Business, are set forth on Schedule 2.8 of the Company Disclosure Letter, each of which is valid and in full force and effect and none of which is (to the Company’s Knowledge) expected to be terminated, impaired or require amendment, or to become terminable, impaired or require amendment, in whole or in part, as a result of or in connection with the consummation of the transactions contemplated by this Agreement.  The Company has delivered to the Buyer true and complete copies of all such Permits. None of the Company or its Subsidiaries has received any written communication since the Reference Date from any Governmental Entity or other entity having jurisdiction over the Company or its Subsidiaries or their respective licensees regarding (i) any actual or alleged material violation of any such Permit or any failure to comply with any term or requirement of any such Permit, or (ii) any actual, alleged or proposed revocation, withdrawal, suspension, cancellation, termination or modification of any such Permit, and, to the Company’s Knowledge, there is no reasonable basis for the issuance of any such notice or the taking of any such action. There is no actual, nor to the Company’s Knowledge, threatened investigation, inquiry or administrative or judicial action, hearing or enforcement proceeding by any Governmental Entity against the Company or its Subsidiaries or their respective licensees regarding any violation of any such Permit that if determined adversely to the Company or any of its Subsidiaries would be material to the Business. All fees and charges with respect to the Permits have been timely paid in full since the Reference Date, except as would not reasonably be expected, individually or in the aggregate, to materially and adversely affect the Business.

2.9                               Regulatory Authorizations. The Company and its Subsidiaries have all Regulatory Authorizations necessary for the Company and its Subsidiaries to own, lease or operate the Transferred Assets and conduct and operate the Business in all material respects in the manner currently conducted or as conducted since May 23, 2018.  Schedule 1.1(a) contains a true and complete listing of all such Regulatory Authorizations, which such Regulatory Authorizations constitute the Transferred Regulatory Authorizations.  The Company and its Subsidiaries are in compliance with the terms of the Transferred Regulatory Authorizations, except as would not reasonably be expected, individually or in the aggregate, to materially and adversely affect the Business and have not received any notices that it is in violation of any of the terms or conditions of such Transferred Regulatory Authorizations.  All such Transferred Regulatory Authorizations are in full force and effect and no action or claim is pending or, to the Company’s Knowledge, threatened to revoke, suspend, adversely modify or terminate any such Transferred Regulatory Authorizations or declare any such Transferred Regulatory Authorizations invalid in any material respect. To the Company’s Knowledge, no event has occurred that would reasonably be expected to result in the suspension, limitation, revocation or rescission, cancellation, non-renewal, or adverse modification of any of the Transferred Regulatory Authorizations.

2.10                        Product Liability.

(a)                                 Schedule 2.10 of the Company Disclosure Letter sets forth a true and complete list of all Product Registrations as of the date hereof.  For purposes of this Agreement, “Product Registrations” means all material marketing approvals, clearances or other authorizations necessary to conduct and operate the Business and granted to the Company, or its Subsidiaries by, or pending with, any Governmental Entity.

(b)                                 All Products sold under the Product Registrations are Exploited in accordance with the specifications and standards contained in such Product Registrations, except where the failure to comply therewith would not reasonably be expected, individually or in the aggregate, to materially and adversely affect the Business or the Transferred Assets.

(c)                                  To the Company’s Knowledge, except as would not reasonably be expected, individually or in the aggregate, to materially and adversely affect the Business, each Product is free of and does not contain any defect in the design or formulation, or any defect resulting from, arising from, or in connection with, the Exploitation of such Product.

(d)                                 Since the Reference Date, except as would not reasonably be expected, individually or in the aggregate, to materially and adversely affect the Business, (i) there has not been, nor is there currently under consideration by the Company or its Subsidiaries, or to the Company’s Knowledge, any Governmental Entity, any product recall, market withdrawal, post-sale warning, or other corrective action in respect of the Products, and (ii) no Product distributed or sold prior to the date hereof has been discontinued (whether voluntarily or otherwise) by the Company or its Subsidiaries due to concerns over potential harm to human health or safety.

(e)                                  Except as would not reasonably be expected, individually or in the aggregate, to materially and adversely affect the Business, no product liability claims have been received in writing by the Company or its Subsidiaries regarding the Products, and there is no pending or, to the Company’s Knowledge, threatened claim against the Company or its Subsidiaries with respect to the quality, merchantability, or safety of or defect in, or involving a breach of warranty which has not been fully resolved with respect to, or involving liability directly or indirectly caused by the Products that would reasonably be expected to have a Material Adverse Effect. To the Company’s Knowledge, no such claims have been threatened against the Company or its Subsidiaries as of the date hereof. There is no Order outstanding against the Company or its Subsidiaries relating to product liability claims. To the Company’s Knowledge, there are no design, manufacturing or other defects, latent or otherwise, with respect to the Products.

2.11                        Regulatory Matters.

(a)                                 Schedule 2.11(a) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of all of the Products and the Naproxen Product, including the dosage form, active ingredient and strength of each such Product. In respect of the Products,

Schedule 2.11(a) of the Company Disclosure Letter sets forth (i) a description of the regulatory status thereof (as of the date hereof), including the pending or approved NDAs or Abbreviated New Drug Applications (“ANDAs”) that the Company or any of its Subsidiaries has submitted to the FDA in respect of such Products (collectively, “Filed NDAs”); and (ii) whether the particular regulatory status has been presented to the FDA or any other Governmental Entity under the name of the Company or one of its Subsidiaries, or under the name of another Person. Copies of the Filed NDAs and any other material filings or submissions made by the Company or any of its Subsidiaries with the FDA or any other Governmental Entity (1) were reviewed before filing by an employee or other agent of the Company or one of its Subsidiaries who is knowledgeable about the contents of the filing and, were true and accurate in all material respects when filed (subject to correction, amendment or supplementation by subsequent filings as required by the FDA or other Governmental Entity), and were made in good faith upon the best information reasonably available to the Company and its Subsidiaries; and (2) have been placed in the due diligence data room maintained by the Company.

(b)                                 Except as set forth in Schedule 2.11(b) of the Company Disclosure Letter, the conduct and operation of the Business is, and at all times since the Reference Date has been, in compliance in all material respects with the FDC Act, and applicable regulations issued by the FDA and all other applicable Laws, including any regulatory Laws of any applicable non-U.S. jurisdiction, and in all material respects with all reporting requirements under the FDC Act, the associated rules and regulations promulgated thereunder and all other applicable Laws. Without limiting the generality of the foregoing, (i) the Company and its Subsidiaries have obtained all material clearances, authorizations, licenses and registrations required by any Governmental Entity (including, without limitation, the FDA or any other Governmental Entity, domestic or foreign, performing functions similar to those performed by the FDA) to permit the conduct of the Business as currently conducted, (ii) the Company and its Subsidiaries have filed with each applicable Governmental Entity (including, without limitation, the FDA or any other Governmental Entity, domestic or foreign, performing functions similar to those performed by the FDA) all material, required filings, declarations, listings, registrations, reports or submissions, including but not limited to Adverse Event reports and all manufacturing changes to the Products, (iii) complete and correct copies of all such documents referred to in the immediately preceding clause (ii) have been delivered to the Buyer and (iv) all such filings, declarations, listings, registrations, reports or submissions were in compliance in all material respects with applicable Laws when filed, or subsequently corrected, and no deficiencies have been asserted by any applicable Governmental Entity to the Company or its Subsidiaries with respect to any such filings, declarations, listing, registrations, reports or submissions.

(c)                                  Each of the Products and the Naproxen Product is being, and has been for the past three (3) years, researched, developed, tested, manufactured, supplied, distributed, and stored by or on behalf of the Company or its Subsidiaries in compliance in all material respects with the FDC Act and applicable regulations issued by the FDA, including, as applicable, those requirements relating to the FDA’s current Good Manufacturing Practices, Good Laboratory Practices and Good Clinical Practices, all filings, declarations, listings, registrations, reports or submissions of the Company or its Subsidiaries to Governmental Entities relating to such Product or Naproxen Product (including with respect to all Product or Naproxen Product, as applicable, specifications), and all other applicable Laws, including any rules and regulations of any other Governmental Entity, domestic or foreign, performing functions similar to those performed by the FDA.

(d)                                 All preclinical studies and clinical trials sponsored by the Company and its Subsidiaries have been conducted in material compliance with applicable Laws, rules and regulations and Good Clinical Practices, and federal and state Laws, rules and regulations, including, all applicable security laws and privacy standards restricting the use and disclosure of individually identifiable health information.  Scientific reports of such investigations have been, or will be, drafted in all material respects according to applicable requirements and raw data adequately archived and available for inspection by the applicable Governmental Entities. None of the Company or its Subsidiaries has received any written notices or other correspondence from the FDA or any other foreign, federal, state or local Governmental Entity performing functions similar to those performed by the FDA with respect to (i) requiring the termination, suspension or material modification of ongoing clinical trials or pre-clinical studies, (ii) adverse inspection reports, (iii) notices of adverse findings, warning letters, untitled letters or (iv) other correspondence asserting that the Company or any of its Subsidiaries may not be in compliance with applicable Laws or that the Products or Naproxen Product or any compounds contained in the Products or Naproxen Product may not be approvable.

(e)                                  Since the Reference Date, neither the Company nor any of its Subsidiaries has been subject to any investigation related to the Products or the conduct and operation of the Business that is pending and of which the Company or its Subsidiaries has been notified in writing or which (to the Company’s Knowledge) has been threatened, in each case by any Governmental Entity pursuant to the Medicaid rebate law (42 U.S.C. § 1396r-8), the Veterans Health Care Act of 1992, the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. §1320a-7b(b), the Federal False Claims Act (31 U.S.C. §3729) or any similar anti-kickback or false claims statutes applicable to the Company and its Subsidiaries.  Since the Reference Date, neither the Company nor any of its Subsidiaries has submitted any claim for payment to any government healthcare program in connection with any referrals related to the Products that violated in any material respect any applicable self-referral Law.  Since the Reference Date, neither the Company nor any of its Subsidiaries has submitted any claim for payment to any government healthcare program related to the Products in material violation of any Laws relating to false claim or fraud.

(f)                                   Since the Reference Date, neither the Company or any of its Subsidiaries nor, to the Company’s Knowledge, any of the Representatives acting on behalf of the Company or its Subsidiaries has been under investigation for, nor has (i) made an untrue statement of material fact or fraudulent statement to any Governmental Entity, failed to disclose a material fact required to be disclosed to any Governmental Entity, or committed an act, made a statement, or failed to make a statement, including with respect to any scientific data or information, that, at the time such disclosure was made or failure to disclose occurred, would reasonably be expected to provide a basis for the Governmental Entity to invoke the FDA policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991), in each case as related to the Products or the conduct or operation of the Business, (ii) been convicted of any crime or engaged in any conduct for which disqualification, exclusion or similar action is authorized by a Governmental Entity in relation to the development or approval of any pharmaceutical product, including for which debarment is mandated by 21 U.S.C. § 335a(a) or authorized by 21 U.S.C. § 335a(b) or (iii) been convicted of any crime or engaged in any conduct for which such Person or entity could be excluded from participating in the Federal health care programs under Section 1128 of the Social Security Act of 1935, as amended.

(g)                                  Since the Reference Date, none of the Company or its Subsidiaries have voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field alerts, field corrections, market withdrawal, safety alert or warning, “dear doctor” letter, investigator notice or other material notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of the Products.  None of the Company or its Subsidiaries has knowledge of any facts that are reasonably likely to cause (i) the recall, market withdrawal or replacement of any Product, (ii) a material change in the marketing classification or a material change in the labeling of any Product, or (iii) a termination or suspension of the marketing of any Product.  Since the Reference Date, none of the Company or its Subsidiaries has received any written notice that any Governmental Entity has: (1) commenced, or threatened to initiate, any action to request the recall of any Product; (2) commenced, or threatened to initiate, any action to enjoin the manufacture or distribution of any Product; (3) issued any demand letter, finding of material deficiency or non-compliance or adverse inspection report (including any FDA Form 483s, FDA Notices of Adverse Findings, Untitled Letters, or Warning Letters) in respect of any Product; or (4) commenced, or threatened to initiate, any action regarding inappropriate advertising or marketing of any Product, nor to the Company’s Knowledge do any conditions currently exist that reasonably could be expected to lead to any of the foregoing.

(h)                                 The Company has delivered to the Buyer complete and correct copies of all material scientific, CMC (including any supply chain risk assessments), preclinical, and clinical data of the Company and its Subsidiaries, all material non-clinical and safety risk assessments, and all material written correspondence with all Governmental Entities, in each case with respect to any Product or the Naproxen Product.

2.12                        Taxes.

(a)                                 There are no Liens, which such Liens would continue to be attached to the Transferred Assets after the Closing Date, with respect to Taxes upon any of the Transferred Assets.

(b)                                 The Company and its Subsidiaries have timely filed all federal and state income and all other material Tax Returns in respect of the Transferred Assets and the conduct or operation of the Business with respect to any period ending on or prior to the Closing Date that the Company or such Subsidiary was required to file.  All such Tax Returns are true, correct and complete in all material respects.

(c)                                  The Company and its Subsidiaries have paid all income and other material Taxes in respect of the Transferred Assets and the conduct and operation of the Business.

(d)                                 The Company and its Subsidiaries have withheld and collected all material Taxes that it was or is required by applicable Law to withhold and collect in respect of the

Transferred Assets and the conduct and operation of the Business, and all such Taxes have been paid over to the proper Taxing Authority or, if not yet due, are being held by the Company or its Subsidiaries for payment.

(e)                                  No Tax audits or other legal proceedings are pending, or to Company’s Knowledge, threatened, in each case, with regard to any Taxes or Tax Returns of the Company or its Subsidiaries in respect of the Transferred Assets and the conduct and operation of the Business.  None of the Company or its Subsidiaries has requested or obtained any extension of time within which to file any Tax Return in respect of the Transferred Assets and the conduct and operation of the Business or in which any Tax may be assessed or collected by any Taxing Authority (other than any extension which is no longer in effect).

(f)                                   No Taxing Authority with which the Company and its Subsidiaries do not file a particular Tax Return in respect of the Transferred Assets and the conduct and operation of the Business has claimed that the Company or any of its Subsidiaries is or may be subject to taxation by that Taxing Authority. None of the Company or its Subsidiaries, in respect of the Transferred Assets and the conduct and operation of the Business, is engaged in (or is treated as engaged in due to prior activities) a trade or business through a “permanent establishment” within the meaning of an applicable income Tax treaty in any jurisdiction other than the jurisdiction in which they are formed.

(g)                                  None of the Transferred Assets is (i) a United States Real Property Interest, as defined in Section 897(c) of the Code, (ii) an equity interest in any person (or treated as any equity interest in any person for U.S. federal income tax purposes), or (iii) tax-exempt use property within the meaning of Section 168(g) of the Code.

(h)                                 The Company and its Subsidiaries have collected and remitted any material sales, use, value added and similar Taxes applicable in respect of the Transferred Assets and conduct and operation of the Business.

(i)                                     The Buyer Entities will not, in respect of the Transferred Assets and the conduct and operation of the Business, be required to include any material item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing, including as a result of prepaid amount received by the Company or any of its Subsidiaries prior to the Closing.

(j)                                    Neither the execution of, nor the consummation of the transactions contemplated by this Agreement (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) of the Company or any of its Subsidiaries of any payment or benefit from the Company or any of its Subsidiaries that is or could be characterized as a “parachute payment” (within the meaning of Code Section 280G), determined without regard to the application of Code Section 280G(b)(5).

2.13                        Suppliers and Wholesalers.  Schedule 2.13 of the Company Disclosure Letter sets forth as of the date hereof (a) a true and complete list of the top suppliers of the Business for the nine (9) months ended September 30, 2018 based on the total dollar value of purchases from each supplier (the “Material Suppliers”) and (b) a true and complete list of the top wholesalers of the Business for the nine (9) months ended September 30, 2018 based on the total dollar value of sales to each customer (the “Material Wholesalers”).  Except as would not be reasonably expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole, the Business or the Transferred Assets, taken as a whole, the Company’s and its Subsidiaries’ relationships with the Material Suppliers and Material Wholesalers are good commercial working relationships and, with respect to such Material Suppliers and Material Wholesalers, (a) during the last twelve (12) months, none has, to the Company’s Knowledge, threatened to cancel or otherwise terminate, or provided notice to any of the Company or its Subsidiaries that it intends to cancel or otherwise terminate, the relationship of such Person with the Company or its Subsidiaries and (b) none has, during the last twelve (12) months, decreased materially or, to the Company’s Knowledge, threatened to decrease or limit materially, or provided notice to any of the Company or its Subsidiaries that it intends to modify materially in an adverse manner its relationship with the Company or its Subsidiaries, or provided notice to any of the Company or its Subsidiaries that it intends to decrease or limit materially its services or supplies to any of the Company or its Subsidiaries in connection with the conduct and operation of the Business.

2.14                        Affiliate Transactions.  Except as set forth on Schedule 2.14 of the Company Disclosure Letter, within the twelve (12) month period immediately preceding the date hereof no officer or director of the Company or its Subsidiaries, any immediate family member of any of the foregoing, CRG or, to the Company’s Knowledge, any other current or former stockholder of the Company (a) is a party to or otherwise directly or indirectly interested in any Assumed Contract, (b) has any interest in any Transferred Asset (other than any indirectly through equity ownership in the Company), or (c) to the Company’s Knowledge has, directly or indirectly, any ownership, participation, royalty, or other interest in, or is an officer, director, employee or consultant or contractor of, any Person that competes with, does business with, or has any contractual arrangement with the Company or its Subsidiaries, except in the case of (a) and (b), salaries, expense reimbursement and employee benefits in respect of employment with, or service as an officer or director of the Company or any of its Subsidiaries (in such Person’s capacity as such).

2.15                        Absence of Certain Developments.  Except as required or permitted by this Agreement or by any of the Ancillary Agreements or as set forth on Schedule 2.15 of the Company Disclosure Letter, since December 31, 2017, (a) the Company and its Subsidiaries have operated and conducted the Business in the ordinary course of business consistent with past practice, and there has not occurred any event or events that, individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect; and (b) none of the Company or its Subsidiaries has taken any action that would require consent of the Buyer under Section 4.10 between the date hereof and the Closing.

2.16                        Environmental Matters. Except as would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect, the Company’s and its Subsidiaries’ conduct and operation of the Business are not in violation of any Laws applicable to protection of the environment or human health, including with respect to exposure to hazardous or toxic substances, materials or wastes, pollutants or contaminants (“Hazardous Substances”) worker health and safety, (“Environmental Laws”).  Except as would not reasonably be expected individually or in the aggregate, to have a Material Adverse Effect, the Company and its Subsidiaries have and are in material compliance with all Permits required pursuant to Environmental Laws with respect to the conduct and operation of the Business, each of which is valid and in full force and effect. With respect to the conduct and operation of the Business, none of the Company or its Subsidiaries has received any unresolved written notice from any Governmental Entity or any other Person (a) regarding any actual or alleged material violation of Environmental Laws, or any actual or potential material liabilities (including, for personal injury, property damage or investigatory or cleanup obligations) arising under Environmental Laws or (b) any written request for information, notice of claim, demand or notification that any of them may be potentially responsible for any material investigatory, corrective or remedial obligations with respect to any release of or exposure to Hazardous Substances under any Environmental Laws.

2.17                        Certain Business Practices.

(a)                                 None of the Company or its Subsidiaries, any of their respective officers, directors or employees, or to Company’s Knowledge, the Company’s and Subsidiaries’  respective Representatives acting on their behalf, have directly or indirectly made or authorized any offer, gift, payment, or transfer, or promise of, any money or anything else of value, or provided any benefit, to any Person, (i) for the purpose of (A) influencing any act or decision of that Person, (B) inducing that Person to omit to do any act in violation of any duty under Law, (C) securing any improper advantage, or (D) inducing that Person to use his or her influence with a Governmental Entity or public international organization, (1) to affect or influence any act or decision of any Governmental Entity or public international organization, or (2) to assist the Company or its Subsidiaries in obtaining or retaining business, or directing business to any Person, whether or not lawful, or (ii) which would otherwise constitute or have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage.

(b)                                 The Company is familiar with the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), and the Company, its Subsidiaries and, to Company’s Knowledge, each of the Company’s and Subsidiaries’ respective Representatives acting on behalf of the Company or its Subsidiaries, are in full compliance with the FCPA, and any other applicable Law of similar effect, including all Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions and the UK Bribery Act 2010 (collectively, the “Anti-Corruption Laws”), and to the Company’s Knowledge none of them have taken any action which would cause the Company or its Subsidiaries to be in violation of any Anti-Corruption Law.

(c)                                  No portion of any payments paid by the Buyer to the Company, its Permitted Designees or any Royalty Recipient will be used to fund payments in connection with securing government approvals or as a payment, gift, promise to give, or authorization of the giving of anything of value to any government official, political party or official thereof or any candidate for foreign political office for purposes of (i) influencing any act or decision of such government official in his official capacity, (ii) inducing such government official to do or omit to do any act in violation of the lawful duty of such official, or (iii) securing any improper advantage; or inducing such official to use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality.

(d)                                 The Company and its Subsidiaries have at all times complied with, and are currently in compliance with, all applicable economic sanctions, export control, import, and other international trade laws and regulations (collectively, the “International Trade Laws”).

(e)                                  None of the Company, its Subsidiaries, any of their respective officers, directors, or employees, or to Company’s Knowledge, any of the Company’s and Subsidiaries’  respective Representatives acting on their behalf, have been investigated for, or charged by any Governmental Entity with a material violation of any Anti-Corruption Laws or International Trade Laws, and there are not now, nor have there been in the past five (5) years, any claims, allegations, or inquiries pending or, to Company’s Knowledge, threatened against the Company, its Subsidiaries or any of their respective Representatives acting on behalf of the Company or its Subsidiaries concerning violations of any Anti-Corruption Laws or International Trade Laws.

(f)                                   The Company and its Subsidiaries maintain a system of internal accounting controls designed to provide reasonable assurances that: (i) transactions are executed and access to assets is permitted only in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements and to maintain accountability for assets; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(g)                                  The term “government official,” as used in this Section 2.17 and Section 3.18 (and in all related definitions herein) shall mean any officer or employee of a foreign government or any department, agency, or instrumentality thereof, including government owned or controlled companies, or of a public international organization, or any Person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

(h)                                 The term “Representatives,” as used in this Section 2.17 shall be deemed to include any distributor of Product in the Business.

2.18                        Inventory.  All Transferred Inventory consist of quality and quantity usable and, with respect to finished goods, salable, in the ordinary course of the Business, except for obsolete items and items of below-standard quality which have been written off or written down to fair market value.

2.19                        Brokers.  Other than as set forth in Schedule 2.19 of the Company Disclosure Letter, no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, directly or indirectly, as a result of any action, agreement or commitment of the Company, its Subsidiaries or any of their respective Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

2.20                        Employees and Employment Matters.

(a)                                 The Company has provided Buyer with a true and complete list of all Employees as of the date hereof, which accurately sets forth each Employee’s (i) name, (ii) exempt/non-exempt status, (iii) the existence and terms of all written and oral employment agreements, if any, (iv) title and position, (v) date of hire, (vi) rate of compensation, including any bonus potential, if applicable, together with a statement of the full amount of all remuneration paid to each such Employee during the twelve (12)-month period ending on August 31, 2018, (vii) location of employment, and (viii) amount of accrued vacation and sick leave pay, if any.

(b)                                 Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining or other contract with a labor union, labor organization, works council, or other similar employee representative body, and there are no labor unions, labor organizations, works councils, or other similar employee representative bodies representing, purporting to represent or, to the Company’s Knowledge, attempting to represent any Employee. There is not currently, nor since the Reference Date has there been, nor to the Company’s Knowledge has there been any threat since the Reference Date of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime, union election petition, demand for recognition, or other similar labor activity or dispute, or unfair labor practice charge, complaint, labor grievance or labor arbitration, against the Company or any of its Subsidiaries.  None of the transactions contemplated by this Agreement require the Company or any of its Subsidiaries to provide any notification or consultation with any labor union, labor organization, works council or other similar employee representative body.

(c)                                  Copies of all written material employment agreements, consulting agreements and independent contractor agreements or arrangements have been provided to the Buyer.  To the Company’s Knowledge, the activities of the Employees with respect to the Business do not conflict with or constitute, and have not conflicted with or constituted, a breach of the terms of any employment agreement, consulting agreement, independent contractor agreement, intellectual property disclosure agreement, restrictive covenant agreement, or other agreement or obligation under which such Employee is bound or obligated, and none of the Company or its Subsidiaries has received or is aware of any allegation to such effect.

(d)                                 Except as set forth in Schedule 2.20(d) of the Company Disclosure Letter, there are no material Actions against the Company or its Subsidiaries pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Entity or arbitrator in connection with the employment or engagement of any current or former employee, consultant or independent contractor of the Business, including, without limitation, any material claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, misclassification, wages and hours, or any other employment-related matter arising under applicable Laws.

(e)                                  Schedule 2.20(e) of the Company Disclosure Letter lists each employee of the Company and its Subsidiaries who was terminated or laid off for any reason other than for cause, or whose hours were reduced by more than 50%, during the thirty (30) days preceding the date of this Agreement, and for each such employee, sets forth: (i) the date of such termination, layoff or reduction in hours; and (ii) the location to which the employee was assigned.

(f)                                   Except as disclosed in the electronic mail sent by counsel to the Company to counsel to the Buyer on October 26, 2018 at 3:18 p.m., Eastern Time, (i) no Employee has any agreement as to length of notice or severance payment required to terminate his or her employment, and (ii) each Employee is employed at will and may be terminated at any time for any reason.

2.21                        Benefit Plans.

(a)                                 Set forth on Schedule 2.21(a) of the Company Disclosure Letter is a true and complete list of each material Company Benefit Plan.  For purposes of this Agreement, “Company Benefit Plan” means each (i) “employee benefit plan,” as defined in Section 3(3) of ERISA and (ii) other pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, equity or equity-based, phantom equity, employment, consulting, severance, change-of-control, retention, health, life, disability, paid-time off, holiday, welfare and fringe benefit plan, program, contract, or arrangement (whether written or unwritten), in any case, maintained, contributed to, or required to be contributed to, by the Company or any of its ERISA Affiliates for the benefit of any current or former employee, director, officer or consultant (who is a natural person) of the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any liability.

(b)                                 As applicable with respect to each material Company Benefit Plan, the Company has made available to Buyer, true and complete copies of (i) each material Company Benefit Plan, including all amendments thereto, and in the case of an unwritten material Company Benefit Plan, a written description thereof, (ii) the current summary plan description and (iii) the determination, opinion or advisory letter, if any, with respect to such Company Benefit Plan.

(c)                                  Each Company Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all other Laws.

(d)                                 None of the Company or any of its ERISA Affiliates maintains, contributes to, is required to contribute to, or has any actual or contingent liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(e)                                  No Company Benefit Plan provides death, medical, dental, vision or life insurance benefits beyond termination of service or retirement other than coverage mandated by applicable Law.

(f)                                   Neither the execution of, nor the performance of the transactions contemplated by, this Agreement will either alone or in connection with any other event(s) (A)

result in any payment becoming due to any current or former employee, director, officer, or consultant (who is a natural person) of the Company or its Subsidiaries, (B) increase any amount of compensation or benefits otherwise payable under any Company Benefit Plan, (C) result in the acceleration of the time of payment, funding or vesting of any benefits under any Company Benefit Plan, or (D) require any contribution or payment to fund any obligation under any Company Benefit Plan.

2.22                        Securities Laws.

(a)                                 The Company is, or, as applicable, its Permitted Designees that are receiving the Closing Consideration (as applicable, the “Investor(s)”) are, receiving the shares of Parent Common Stock being issued as the Equity Consideration solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. The Investor(s) acknowledge that the shares being issued as the Equity Consideration are not registered under the Securities Act, any applicable state securities Law or any applicable foreign securities Laws, and that such shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or applicable foreign securities Laws or pursuant to an applicable exemption therefrom and pursuant to state securities Laws as applicable. The Investor(s) have sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Parent Common Stock and is capable of bearing the economic risks of such investment.

(b)                                 The Investor(s) have had an opportunity to receive all information related to the Buyer and its Affiliates requested by it and to ask questions of and receive answers from the Buyer regarding the Buyer and its Affiliates, their respective businesses and the terms and conditions of the Equity Consideration and the Notes Consideration.  Each such Investor acknowledges receipt of copies of the Buyer Parent’s filings with the SEC.

(c)                                  The Investor(s) understand that the securities to be issued as the Equity Consideration and the Notes Consideration (other than the New Notes Royalty Rights) are characterized as “restricted securities” under the U.S. federal securities Laws inasmuch as they are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. It is understood that, except as provided below, certificates evidencing such securities may bear the following or any similar legend: “The securities represented hereby have not been registered with the Securities and Exchange Commission or the securities commission of any state in reliance upon an exemption from registration under the Securities Act of 1933, as amended, and, accordingly, may not be transferred unless (i) such securities have been registered for sale pursuant to the Securities Act of 1933, as amended, (ii) such securities are sold pursuant to Rule 144 or pursuant to Rule 144A promulgated under the Securities Act, as amended, or (iii) the issuer has received an opinion of counsel reasonably satisfactory to it that such transfer may lawfully be made without registration under the Securities Act of 1933, as amended; provided that no such opinion shall be required for any bona fide pledge of such securities or for an transfer to any affiliate of the holder.”

(d)                                 At the time any Investor was offered the securities compromising the Notes Consideration and the Equity Consideration, it was, and at the date hereof it is, an

“accredited investor” as defined in Rule 501(a) under the Securities Act. No Investor is a registered broker dealer registered under Section 15(a) of the Exchange Act, or a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or an entity engaged in the business of being a broker dealer.  Except as otherwise disclosed in writing to the Buyer on or prior to the date of this Agreement, no Investor is affiliated with any broker dealer registered under Section 15(a) of the Exchange Act, or a member of FINRA or an entity engaged in the business of being a broker dealer.

(e)                                  No Investor learned of the investment in the securities comprising the Notes Consideration or the Equity Consideration as a result of any general solicitation or general advertising.

2.23                        Buyer Representations.  Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees the Buyer is not making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Buyer in Article III.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Company, except as set forth in the Buyer SEC Documents or as set forth in the disclosure letter (such letter referencing the appropriate section and paragraph numbers in this Article III; provided, however, that any disclosure under one such section or paragraph number shall be deemed to have been disclosed for all purposes of this Agreement in respect of all such other sections and paragraph numbers of this Article III to the extent that the relevance of such disclosure to such other sections and paragraph numbers is reasonably apparent from the text of such disclosure) supplied by the  Buyer to the Company on the date of this Agreement (the “Buyer Disclosure Letter”), as follows:

3.1                               Organization, Standing and Power.

(a)                                 Each of Buyer Parent and NewCo is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and operated. Each of Buyer Parent and NewCo is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures, individually or in the aggregate, that would not reasonably be expected to have a material adverse effect on the ability of each of Buyer Parent and NewCo to consummate the transactions contemplated by this Agreement.

(b)                                 Each Subsidiary of Buyer Parent and the respective jurisdictions of formation or incorporation of Buyer Parent and each such Subsidiary is set forth on Schedule 3.1(b) of the Buyer Disclosure Letter. Each of Buyer Parent and each such Subsidiary (collectively, including the Buyer, the “Buyer Entities”) is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation and has all requisite corporate or other power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.  Each of the Buyer Entities is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign entity in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures, individually or in the aggregate, that would not reasonably be expected to have a Buyer Material Adverse Effect. Except for the Subsidiaries set forth on Schedule 3.1(b) of the Buyer Disclosure Letter, Buyer Parent does not own, directly or indirectly, any outstanding securities of or other equity-related interests in any other corporation, partnership, joint venture or other Person.

3.2                               Capital Structure.

(a)                                 As of the date hereof, the authorized capital stock of the Buyer Parent consists of 275,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of Preferred Stock, par value $0.001 per share, of which, as of October 25, 2018, 56,772,101 shares of Common Stock and no shares of Preferred Stock are issued and outstanding.

(b)                                 As of the Closing Date (and, for the avoidance of doubt, after giving effect to the 13% Notes Redemption, the Convertible Note Conversions, and the transactions contemplated by the Plan and the Confirmation Order), the authorized capital stock of the Buyer Parent will consist of 275,000,000 shares of Parent Common Stock, par value $0.001 per share, and 5,000,000 shares of Preferred Stock, par value $0.001 per share.

(c)                                  As of the date hereof and as of the Closing Date (and, for the avoidance of doubt, after giving effect to the 13% Notes Redemption, the Convertible Note Conversions, and the transactions contemplated by the Plan and the Confirmation Order):

(1)                                 All of the outstanding shares of Buyer Parent capital stock have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to any preemptive rights.  None of the outstanding shares of Buyer Parent capital stock were issued in violation of any Law;

(2)                                 there are no preemptive or other outstanding rights, options, warrants, conversion rights, “phantom” stock rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind to which the Buyer Parent is a party or by which the Buyer Parent is bound that obligate the Buyer Parent to issue or sell any shares of capital stock or other equity interests of the Buyer Parent or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or other equity interests of the Buyer Parent or outstanding bonds, debentures, notes or other Indebtedness of the Buyer Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the Buyer Parent’s stockholders on any matter, and no securities or obligations evidencing such rights are authorized, issued or outstanding.  There are no outstanding contracts to which the Buyer Parent is a party requiring the repurchase, redemption, or other acquisition of any shares of capital stock or other equity interests of the Buyer Parent;

(3)                                 other than the Stockholders Agreement and the Registration Rights Agreement, there are no stockholder agreements, registration rights agreements, voting trusts or other contracts to which the Buyer Parent is a party with respect to the voting or registration of the capital stock or other voting or equity interests of the Buyer Parent or any preemptive rights with respect thereto;

(4)                                 Except for the capital stock and other equity interests of the other Buyer Entities, the Buyer Parent does not own, directly or indirectly, any capital stock or other equity interests in any Person. The Buyer Parent has not entered into any commitment, arrangement or other contract, or is otherwise obligated, to contribute capital, loan money or otherwise provide funds or make any investment in any other Person.

3.3                               Authority; No Conflict; Required Filings and Consents.

(a)                                 Each of Buyer Parent and NewCo has all requisite corporate power and authority to enter into this Agreement and each of the Ancillary Agreements to which it will be a party and, subject to the entry of the Confirmation Order and the occurrence of the effective date under the Plan, to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by each of Buyer Parent and NewCo of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each of Buyer Parent and NewCo.  This Agreement has been, and each such Ancillary Agreement will be, duly executed and delivered by each Buyer and this Agreement is, and each such Ancillary Agreement when so duly executed, subject to the entry of the Confirmation Order and the occurrence of the effective date under the Plan, and delivered by such party and, if applicable, the Company or one of its Subsidiaries, will be, the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with their respective terms, subject to the Bankruptcy Exceptions.

(b)                                 The execution, delivery and performance by each of Buyer Parent and NewCo of this Agreement and each of the Ancillary Agreements to which it will be a party, and the consummation by each of Buyer Parent and NewCo of the transactions contemplated hereby and thereby, shall not, (i) conflict with, or result in any violation or breach of, any provision of the governing documents of either Buyer Parent or NewCo, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien, other than Permitted Liens, on or with respect to the assets of either Buyer Parent or NewCo under, any of the terms, conditions or provisions of any Buyer Material Contracts, or (iii) conflict with or violate any material permit, concession, franchise, license or Law applicable to the Buyer, its Subsidiaries or any of their respective properties or assets, with respect to the foregoing clauses (ii) and (iii), that would, individually or in the aggregate, reasonably be expected to be material to the Buyer and its Subsidiaries, taken as a whole, or the Buyer Business, or materially impair the ability of the Buyer to perform its obligations under, and consummate the transactions contemplated by, this Agreement.

(c)                                  No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity (subject and after giving effect to any required approvals of the Bankruptcy Court (including, to the extent applicable, the Confirmation Order confirming the Plan) and the Plan) is required by or with respect to either Buyer Parent or NewCo in connection with the execution, delivery and performance by either Buyer Parent or NewCo of this Agreement and each of the Ancillary Agreements to which it will be a party or the consummation by either Buyer Parent or NewCo of the transactions contemplated hereby and thereby that would, individually or in the aggregate, reasonably be expected to be material to the Buyer and its Subsidiaries, taken as a whole, or the Buyer Business, or materially impair the ability of the Buyer to perform its obligations under, and consummate the transactions contemplated by, this Agreement.

3.4                               Buyer’s Assets; Transferability of Consideration.

(a)                                 The Buyer and its Subsidiaries have good and valid title to, or in the case of leased assets, valid leasehold interests in, all of its material assets, rights and properties (tangible and intangible), free and clear of all Liens, except for Permitted Liens,

(b)                                 Such assets constitute, and will at the Closing constitute, all of the assets, rights or properties (tangible or intangible) used, held for use or necessary, and are sufficient, to allow the Buyer Entities to conduct and operate the Buyer Business in all material respects in the form and manner as conducted and operated by the Buyer Entities on the date hereof and as the Buyer Business is expected to be conducted and operated on the Closing Date. There are no material assets or properties related to the conduct or operation of the Buyer Business owned by any Person other than the Buyer or the Buyer Entities that are not currently leased or licensed to the Buyer or one of the Buyer Entities under valid, current lease or license arrangements and any such lease or license arrangements have been made available to the Company for review in the due diligence data room maintained by the Buyer at least three (3) Business Days prior to the date of this Agreement. The Buyer’s assets (i) have been maintained in all material respects in accordance with normal industry practice, and (ii) are in good operating condition and repair (subject to normal wear and tear consistent with the age of such assets).

(c)                                  At the Closing, good and valid title to the Equity Consideration and the Notes Consideration will be issued to the Company or its Permitted Designees free and clear of all Liens, and will be (including any rights to receive payments thereunder) freely transferable, subject to any applicable restrictions on transferability of the Equity Consideration and the Notes Consideration under applicable securities Laws.

3.5                               Financial Information; No Undisclosed Liabilities.

(a)                                 The Buyer has delivered to the Company true and complete copies of (collectively, the “Buyer Consolidated Financial Statements”): (i) audited consolidated financial statements of the Buyer and its Subsidiaries as of and for the years ended December 31, 2017,

2016 and 2015, and (ii) interim unaudited consolidated financial statements of the Buyer and its Subsidiaries as of and for three and six months ended on the Balance Sheet Date, and a copy of the Buyer Consolidated Financial Statements is attached hereto as Schedule 3.5 of the Buyer Disclosure Letter.  The Buyer Consolidated Financial Statements present fairly in all material respects the consolidated financial condition of the Buyer and its Subsidiaries, and results of operations and cash flows for the dates or periods indicated thereon, in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as disclosed therein and, except, with respect to the interim unaudited consolidated financial statements as of and for the three and six months period ended on the Balance Sheet Date, (i) for normal year-end audit adjustments, (ii) for the omission of footnote disclosures and statements of shareholders’ equity and cash flows as required by GAAP, and (iii) for the other matters set forth on Schedule 3.5(a) of the Buyer Disclosure Letter, in each case, that are not material individually or in the aggregate.  The Buyer Consolidated Financial Statements, including the footnotes thereto, have been prepared from the books and records of the Buyer and its Subsidiaries. The Buyer’s auditors have not notified in writing (or to the Buyer’s Knowledge, orally) the Buyer, its Subsidiaries or any of their respective officers or employees of any material liabilities, reserves, changes or issues that need to be addressed in the Buyer Consolidated Financial Statements.  The books of account and other financial records of the Buyer are complete and correct in all material respects and represent actual, bona fide transactions.

(b)                                 Neither the Buyer nor any of its Subsidiaries has any liabilities or obligations (whether accrued, absolute, contingent, known, unknown or otherwise), except for (i) the liabilities to the extent reflected in the Buyer Consolidated Financial Statements, (ii) trade payables, accrued expenses and other similar liabilities incurred by the Buyer or its Subsidiaries since the Balance Sheet Date in the ordinary course of business, (iii) executory contract obligations incurred by the Buyer or its Subsidiaries in the ordinary course of business, (iv) fees and expenses (including any amounts payable to the Office of the United States Trustee) incurred in connection with this Agreement and the transactions contemplated hereby, or in the Chapter 11 Cases, (v) liabilities disclosed in the Plan and Disclosure Statement, (vi) the liabilities of the Buyer and its Subsidiaries set forth in Schedule 3.5(b) of the Buyer Disclosure Letter, and (vii) liabilities or obligations that are not, individually or in the aggregate material to the Buyer and its Subsidiaries, taken as a whole, or the Buyer Business.

(c)                                  The Buyer and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for inventory is compared with existing inventory at reasonable intervals and appropriate action is taken with respect to any differences and (v) the unauthorized acquisition, use or disposition of such Person’s assets that could have a material effect on the Buyer Consolidated Financial Statements is prevented or timely detected.

3.6                               Intellectual Property.

(a)                                 Each Buyer Entity owns or otherwise has the valid and legally enforceable rights to use all Buyer Intellectual Property, which Buyer Intellectual Property is sufficient Intellectual Property to conduct and operate the Buyer Business in all material respects as currently conducted and as conducted during the twelve (12)-month period prior to the date of this Agreement.  Except as set forth in Schedule 3.6(a) of the Buyer Disclosure Letter, one of the Buyer Entities is the sole and exclusive legal and beneficial owner of, and has good title to, all of the Buyer Intellectual Property owned by a Buyer Entity, free and clear of all Liens, other than Permitted Liens, and free and clear of any requirement of any royalty payments or other payment obligations to third parties.  The Patents, Trademarks and domain names included in the Buyer Intellectual Property owned by a Buyer Entity are registered or applied for in the name of one of the Buyer Entities and, except as set forth in Schedule 3.6(a) of the Buyer Disclosure Letter, all assignments of any such Patents and Trademarks reflecting such Buyer Entity’s ownership thereof have been duly filed or recorded (as applicable) with the United States Patent and Trademark Office and all other foreign patent and trademark offices where the rights have been registered or applied for.

(b)                                 Except as set forth in Schedule 3.6(b)(i) of the Buyer Disclosure Letter, no Intellectual Property used in or related to the Buyer Business is licensed by the Buyer Entities from any third party (other than commercially available, off-the-shelf software and immaterial non-exclusive licenses obtained in the ordinary course of business).  Except as set forth in Schedule 3.6(b)(ii) of the Buyer Disclosure Letter, none of the Buyer Entities has licensed or granted any rights under or to the Buyer Intellectual Property to any third party.  For purposes of greater certainty, the term “licensed” includes any license, sublicense, covenant, non-assert, consent, release or waiver.  All registrations, issuances and applications for Patents, Trademarks and domain names included in the Buyer Intellectual Property are listed on Schedule 3.6(b)(iii) of the Buyer Disclosure Letter.  Except as set forth in Schedule 3.6(b)(iv) of the Buyer Disclosure Letter, all registrations, issuances and applications owned by the Buyer Entities (A) have been duly filed or registered (as applicable) with the applicable Governmental Entity or domain name registration authority (as applicable) and properly maintained, including without limitation the timely submission of all necessary filings and payment of fees in accordance with the legal and administrative requirements in the appropriate jurisdictions, and (B) have not lapsed or expired.  There is no response to an office action, payment requirement or other requirement with respect to the Patents, Trademarks or domain names included in the Buyer Intellectual Property that will come due in the period between January 1, 2019 and March 31, 2019.

(c)                                  To the Buyer’s Knowledge, there is no fact with respect to any patent application or trademark application comprised within the Buyer Intellectual Property (i) required to be disclosed to the United States Patent and Trademark Office on or before the date of this Agreement that was not disclosed, that would reasonably be expected to preclude the issuance of an issued patent from such patent application or a registered trademark from such trademark application or (ii) that the Buyer reasonably believes would render any issued patent issuing from such patent application or registered trademark granted from such trademark application invalid or unenforceable.  The Buyer Entities and, to the Buyer’s Knowledge, its patent counsel has complied in all material respects with applicable requirements in the filing and prosecution of the patents and patent applications comprised within the Buyer Intellectual Property, including its duty of candor.

(d)                                 Except as set forth in Schedule 3.6(d) of the Buyer Disclosure Letter, to the Buyer’s Knowledge, no third party is infringing or violating or misappropriating, or has infringed, violated or misappropriated, any of the Buyer Intellectual Property. None of the Buyer Entities has sent any notice to or asserted or threatened any action or claim against any Person involving or relating to any Buyer Intellectual Property.  The Buyer Entities have taken commercially reasonable measures, consistent with industry practices, to maintain in confidence all material trade secrets and material confidential information comprising a part of the Buyer Intellectual Property.

(e)                                  The conduct and operation of the Buyer Business does not infringe or violate or constitute a misappropriation, and has not infringed, violated or constituted a misappropriation, of any Intellectual Property of any third party.  Since the Reference Date, none of the Buyer Entities has received any written or, to the Buyer’s Knowledge, other claim or notice alleging any such infringement, violation or misappropriation.  There is no pending or, to the Buyer’s Knowledge, threatened, and there has been no, claim, interference, inter partes proceeding, opposition or demand of any third party challenging the ownership, use, validity or scope of any Buyer Intellectual Property owned by any Buyer Entity or to the Buyer’s Knowledge exclusively licensed to a Buyer Entity.  None of the Buyer Entities has been served with or provided written or, to the Buyer’s Knowledge, other notice that any Buyer Intellectual Property is the subject of any Order, and none of the Buyer Entities is subject to any Order barring or limiting the Buyer Entities’ use of any Buyer Intellectual Property.  None of the Buyer Entities is a party to any past, pending or, to the Buyer’s Knowledge, threatened, action, lawsuit, or any other judicial, arbitral or administrative proceeding relating to any Buyer Intellectual Property, including involving any claim that the any of the Buyer Entities infringed, misappropriated or violated the Intellectual Property rights of any third party.

(f)                                   The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not result in the loss, forfeiture, termination, license, or impairment of, or give rise to any obligation to transfer or to create, change or abolish, or limit, terminate, or consent to the continued use by the Buyer Entities of any rights in any Buyer Intellectual Property.

(g)                                  No current or former employee, officer, director, stockholder, consultant or independent contractor of the Buyer Entities has any right, title, claim or interest in, to or under any Buyer Intellectual Property owned by any Buyer Entity that has not been exclusively assigned and transferred to one of the Buyer Entities, and each current and former employee, officer, director, stockholder, consultant or independent contractor who is or was involved in the development of any Intellectual Property rights used in or related to the conduct or operation of the Buyer Business has executed a written assignment agreement with one of the Buyer Entities assigning, to the fullest extent permissible under applicable Law, all of such person’s right, title and interest in and to such Intellectual Property rights to such Buyer Entity, which assignment includes a present tense assignment of all current and future Intellectual Property rights.

(h)                                 No Buyer Intellectual Property owned by a Buyer Entity was developed, in whole or in part, under contract with or using the facilities, funding or personnel of any Governmental Entity or university or other educational institution that would give any such authority, university or institution any rights to such Buyer Intellectual Property or entitle any such Governmental Entity, university or institution to royalties or other payments.

(i)                                     The Buyer Entities are in compliance in all material respects with all applicable Laws, contractual commitments and published privacy policies relating to the privacy of patient medical records and all other personal information and data, including with respect to the collection, storage, use, sharing, transfer, disposition, protection and processing thereof.  None of the Buyer Entities has received any notification or allegation from any competent authority (including any information or enforcement notice, or any transfer prohibition notice) alleging that the Buyer Entities have not complied in any material respect with applicable Laws relating to privacy and/or data protection. No individual has successfully claimed, and (to the Buyer’s Knowledge) no grounds exist for an individual to claim, compensation from the Buyer Entities for material breaches of applicable data protections law or for loss or unauthorized disclosure of personal information and data.

3.7                                     Contracts.

(a)                                 The Buyer SEC Documents list all material contracts as of the date hereof to which each Buyer Entity is a party or by which each Buyer Entity or any of their respective material properties or assets is bound or affected, in any case, other than the Buyer Benefit Plans (the “Buyer Material Contracts”).

(b)                                 Correct and complete copies of each Buyer Material Contract (including all modifications, amendments and supplements thereto) have been delivered to the Company or its advisors (and with respect to Buyer Material Contracts that are in oral form, the Buyer has provided the Company with a written summary of the terms of such contract).

(c)                                  Each of the Buyer Material Contracts represents a valid and binding obligation of the Buyer Entities party thereto and, to the Buyer’s Knowledge, each other party thereto, and is enforceable against the Buyer Entities and, to the Buyer’s Knowledge, each other party thereto, in accordance with its terms, and is in full force and effect, subject to the Bankruptcy Exceptions. Each of the Buyer Material Contracts shall continue to be in full force and effect and valid, binding and enforceable on substantially the same terms immediately following the consummation of the transactions contemplated hereby, subject to the Bankruptcy Exceptions.  None of the Buyer Entities or, to the Buyer’s Knowledge, any other party thereto is in material breach or material violation of or material default under, or has provided or received any written notice of any intention to terminate, any of the Buyer Material Contracts, or has committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a material breach or material violation of or material default under any of the Buyer Material Contracts.

3.8                               Litigation.  Except as set forth on Schedule 3.8 of the Buyer Disclosure Letter, there is no Action pending against the Buyer Entities and, to the Buyer’s Knowledge, no Action has been threatened against the Buyer Entities that would, individually or in the aggregate, reasonably be expected to be material to the Buyer and its Subsidiaries, taken as a whole, or Buyer Business, or materially impair the ability of the Buyer to perform its obligations under, and consummate the transactions contemplated by, this Agreement.  As of the date hereof, there are no Court Orders (whether rendered by a court, an administrative agency or by an arbitrator) to which the Buyer Entities or their assets are subject that are material to the Buyer Entities, taken as a whole that would, individually or in the aggregate, reasonably be expected to be material to the Buyer and its Subsidiaries, taken as a whole, or the Buyer Business, or materially impair the ability of the Buyer to perform its obligations under, and consummate the transactions contemplated by, this Agreement.

3.9                               Compliance with Laws; Permits. The Buyer Entities’ conduct and operation of the Buyer Business and ownership and use of their assets are, and since the Reference Date have been, in compliance in all material respects with all applicable Laws.  Since the Reference Date, none of the Buyer Entities have received any written notice of any Action against it alleging any failure to comply in any material respect with any applicable Law.  No material investigation or audit by any Governmental Entity with respect to the conduct and operation of the Buyer Business or the Buyer Entities’ assets is pending or, to the Buyer’s Knowledge, has been threatened, and since the Reference Date, none of the Buyer Entities have received any written notice of any such investigation or audit. The Buyer has made available to the Company complete and correct copies of all written notices received by the Buyer Entities alleging any material failure to comply under any applicable Law, or with respect to any investigation by any Governmental Entity, in each case, since the Reference Date. The Buyer Entities own or possess all right, title and interest in and to, and are and since the Reference Date, has been in compliance with, all Permits necessary or required in connection with the conduct and operation of the Buyer Business, except as would not reasonably be expected, individually or in the aggregate, to materially and adversely affect the Buyer Business. All such Permits that are material to the Buyer Entities, taken as a whole, or the Buyer Business are set forth on Schedule 3.9 of the Buyer Disclosure Letter, each of which is valid and in full force and effect and none of such Permits is (to the Buyer’s Knowledge) expected to be terminated, impaired or require amendment, or to become terminable, impaired or require amendment, in whole or in part, as a result of or in connection with the consummation of the transactions contemplated by this Agreement.  The Buyer has delivered to the Company true and complete copies of all such Permits. None of the Buyer Entities have received any written communication since the Reference Date from any Governmental Entity or other entity having jurisdiction over the Buyer Entities or their respective licensees regarding (i) any actual or alleged material violation of any such Permit or any failure to comply with any term or requirement of any such Permit, or (ii) any actual, alleged or proposed revocation, withdrawal, suspension, cancellation, termination or modification of any such Permit, and, to the  Buyer’s Knowledge, there is no reasonable basis for the issuance of any such notice or the taking of any such action. There is no actual, nor to the Buyer’s Knowledge, threatened investigation, inquiry or administrative or judicial action, hearing or enforcement proceeding by any Governmental Entity against the Buyer Entities or their respective licensees regarding any violation of any such Permit that if determined adversely to any Buyer Entity would be material to the Buyer Business. All fees and charges with respect to the Permits have been timely paid in full since the Reference Date, except as would not reasonably be expected, individually or in the aggregate, to materially and adversely affect the Buyer Business.

3.10                        Regulatory Authorizations.  The Buyer Entities have all Regulatory Authorizations necessary for the Buyer Entities to conduct and operate the Buyer Business in all material respects in the manner currently conducted (the “Buyer Regulatory Authorizations”).  The Buyer Entities are in compliance with the terms of the Buyer Regulatory Authorizations, except as would not reasonably be expected, individually or in the aggregate, to materially and adversely affect the Buyer Business, and have not received any notices that it is in violation of any of the terms or conditions of such Buyer Regulatory Authorizations.  All such Buyer Regulatory Authorizations are in full force and effect and no action or claim is pending or, to the Buyer’s Knowledge, threatened to revoke, suspend, adversely modify or terminate any such Buyer Regulatory Authorizations or declare any such Buyer Regulatory Authorizations invalid in any material respect. To the Buyer’s Knowledge, no event has occurred that would reasonably be expected to result in the suspension, limitation, revocation or rescission, cancellation, non-renewal, or adverse modification of any of the Buyer Regulatory Authorizations.

3.11                        Product Liability.

(a)                                 Schedule 3.11 of the Buyer Disclosure Letter sets forth a true and complete list of all Buyer Product Registrations as of the date hereof.  For purposes of this Agreement, “Buyer Product Registrations” means all material marketing approvals, clearances or other authorizations necessary to conduct and operate the Buyer Business and granted to any of the Buyer Entities by, or pending with, any Governmental Entity.

(b)                                 All Buyer Products sold under the Buyer Product Registrations are Exploited in accordance with the specifications and standards contained in such Buyer Product Registrations, except where the failure to comply therewith would not reasonably be expected, individually or in the aggregate, to materially and adversely affect the Buyer Business.

(c)                                  To the Buyer’s Knowledge, except as would not reasonably be expected, individually or in the aggregate, to materially and adversely affect the Buyer Business, each Buyer Product is free of and does not contain any defect in the design or formulation, or any defect resulting from, arising from, or in connection with, the Exploitation of such Buyer Product.

(d)                                 Since the Reference Date, except as would not reasonably be expected, individually or in the aggregate, to materially and adversely affect the Buyer Business, (i) there has not been, nor is there currently under consideration by the Buyer Entities, or to the Buyer’s Knowledge, any Governmental Entity, any product recall, market withdrawal, post-sale warning, or other corrective action in respect of the Buyer Products, and (ii) no Buyer Product distributed or sold prior to the date hereof has been discontinued (whether voluntarily or otherwise) by the Buyer Entities due to concerns over potential harm to human health or safety.

(e)                                  Except as would not reasonably be expected, individually or in the aggregate, to materially and adversely affect the Buyer Business, no product liability claims have been received in writing by the Buyer Entities regarding the Buyer Products, and there is no pending or, to the Buyer’s Knowledge, threatened claim against the Buyer Entities with respect to the quality, merchantability, or safety of or defect in, or involving a breach of warranty which has not been fully resolved with respect to, or involving liability directly or indirectly caused by the Buyer Products that would reasonably be expected to have a Buyer Material Adverse Effect. To the Buyer’s Knowledge, no such claims have been threatened against the Buyer Entities as of the date hereof. As of the date hereof, there is no Order outstanding against the Buyer Entities relating to product liability claims. To the Buyer’s Knowledge, there are no design, manufacturing or other defects, latent or otherwise, with respect to the Buyer Products.

3.12                        Regulatory Matters.

(a)                                 Schedule 3.12(a) of the Buyer Disclosure Letter sets forth a true and complete list as of the date hereof of all of the Buyer Products, including the dosage form, active ingredient and strength of each such Buyer Product. In respect of the Buyer Products, Schedule 3.12(a) of the Buyer Disclosure Letter sets forth (i) a description of the regulatory status thereof (as of the date hereof), including the pending or approved NDAs or ANDAs that any of the Buyer Entities has submitted to the FDA in respect of such Buyer Products (collectively, “Buyer Filed NDAs”); and (ii) whether the particular regulatory status has been presented to the FDA or any other Governmental Entity under the name of one of the Buyer Entities, or under the name of another Person. Copies of the Buyer Filed NDAs and any other material filings or submissions made by the Buyer Entities with the FDA or any other Governmental Entity (1) were reviewed before filing by an employee or other agent of one of the Buyer Entities who is knowledgeable about the contents of the filing and, were true and accurate in all material respects when filed (subject to correction, amendment or supplementation by subsequent filings as required by the FDA or other Governmental Entity), and were made in good faith upon the best information reasonably available to the Buyer Entities; and (2) have been made available to the Company upon its request.

(b)                                 Except as set forth in Schedule 3.12(b) of the Buyer Disclosure Letter, the conduct and operation of the Buyer Business is, and at all times since the Reference Date has been, in compliance in all material respects with the FDC Act, and applicable regulations issued by the FDA and all other applicable Laws, including any regulatory Laws of any applicable non-U.S. jurisdiction, and in all material respects with all reporting requirements under the FDC Act, the Controlled Substances Act, as amended, the associated rules and regulations promulgated thereunder and all other applicable Laws. Without limiting the generality of the foregoing, except as set forth in Schedule 3.12(b) of the Buyer Disclosure Letter, (i) the Buyer Entities have obtained all material clearances, authorizations, licenses and registrations required by any Governmental Entity (including, without limitation, the FDA, DEA or any other Governmental Entity, domestic or foreign, performing functions similar to those performed by the FDA or DEA) to permit the conduct of the Buyer Business as currently conducted, (ii) the Buyer Entities have filed with each applicable Governmental Entity (including, without limitation, the FDA, DEA or any other Governmental Entity, domestic or foreign, performing functions similar to those performed by the FDA or DEA) all material, required filings, declarations, listings, registrations, reports or submissions, including but not limited to Adverse Event reports and all manufacturing changes to the Buyer Products, (iii) complete and correct copies of all such documents referred to in the immediately preceding clause (ii) have been delivered to the Company and (iv) all such filings, declarations, listings, registrations, reports or submissions were in compliance in all material respects with applicable Laws when filed, or subsequently corrected, and no deficiencies have been asserted by any applicable Governmental Entity to the

Buyer Entities with respect to any such filings, declarations, listing, registrations, reports or submissions.

(c)                                  Each Buyer Product is being, and has been for the past three (3) years, researched, developed, tested, manufactured, supplied, distributed, and stored by or on behalf of the Buyer Entities in compliance in all material respects with the FDC Act, the Controlled Substances Act, as amended, and the associated rules and regulations promulgated thereunder, including, as applicable, those requirements relating to the FDA’s current Good Manufacturing Practices, Good Laboratory Practices and Good Clinical Practices, all filings, declarations, listings, registrations, reports or submissions of the Buyer or its Subsidiaries to Governmental Entities relating to such Buyer Product (including with respect to all Buyer Product specifications), and all other applicable Laws, including any rules and regulations of any other Governmental Entity, domestic or foreign, performing functions similar to those performed by the FDA or DEA.

(d)                                 All preclinical studies and clinical trials sponsored by the Buyer Entities have been conducted in material compliance with applicable Laws, rules and regulations and Good Clinical Practices, and federal and state Laws, rules and regulations, including, all applicable security laws and privacy standards restricting the use and disclosure of individually identifiable health information.  Scientific reports of such investigations have been, or will be, drafted in all material respects according to applicable requirements and raw data adequately archived and available for inspection by the applicable Governmental Entities. None of the Buyer Entities has received any written notices or other correspondence from the FDA or any other foreign, federal, state or local Governmental Entity performing functions similar to those performed by the FDA with respect to (i) requiring the termination, suspension or material modification of ongoing clinical trials or pre-clinical studies, (ii) adverse inspection reports, (iii) notices of adverse findings, warning letters, untitled letters or (iv) other correspondence asserting that the Buyer Entities may not be in compliance with applicable Laws or that the Buyer Products or any compounds contained in the Buyer Products may not be approvable.

(e)                                  Since the Reference Date, none of the Buyer Entities has been subject to any investigation related to the Buyer Products or the conduct and operation of the Buyer Business that is pending and of which the Buyer Entities has been notified in writing or which (to the Buyer’s Knowledge) has been threatened, in each case by any Governmental Entity pursuant to the Medicaid rebate law (42 U.S.C. § 1396r-8), the Veterans Health Care Act of 1992, the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. §1320a-7b(b), the Federal False Claims Act (31 U.S.C. §3729) or any similar anti-kickback or false claims statutes applicable to the Buyer Entities.  Since the Reference Date, none of the Buyer Entities has submitted any claim for payment to any government healthcare program in connection with any referrals related to the Buyer Products that violated in any material respect any applicable self-referral Law.  Since the Reference Date, none of the Buyer Entities has submitted any claim for payment to any government healthcare program related to the Buyer Products in material violation of any Laws relating to false claim or fraud.

(f)                                   Since the Reference Date, neither the Buyer Entities nor, to the Buyer’s Knowledge, any of the Representatives acting on behalf of the Buyer Entities has been under investigation for, nor has (i) made an untrue statement of material fact or fraudulent statement to any Governmental Entity, failed to disclose a material fact required to be disclosed to any Governmental Entity, or committed an act, made a statement, or failed to make a statement, including with respect to any scientific data or information, that, at the time such disclosure was made or failure to disclose occurred, would reasonably be expected to provide a basis for the Governmental Entity to invoke the FDA policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991), in each case as related to the Buyer Products or the conduct or operation of the Buyer Business, (ii) been convicted of any crime or engaged in any conduct for which disqualification, exclusion or similar action is authorized by a Governmental Entity in relation to the development or approval of any pharmaceutical product, including for which debarment is mandated by 21 U.S.C. § 335a(a) or authorized by 21 U.S.C. § 335a(b) or (iii) been convicted of any crime or engaged in any conduct for which such Person or entity could be excluded from participating in the Federal health care programs under Section 1128 of the Social Security Act of 1935, as amended.

(g)                                  Since the Reference Date, none of the Buyer Entities have voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field alerts, field corrections, market withdrawal, safety alert or warning, “dear doctor” letter, investigator notice or other material notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of the Buyer Products.  None of the Buyer Entities has knowledge of any facts that are reasonably likely to cause (i) the recall, market withdrawal or replacement of any Buyer Product, (ii) a material change in the marketing classification or a material change in the labeling of any Buyer Product, or (iii) a termination or suspension of the marketing of any Buyer Product.  Since the Reference Date, none of the Buyer Entities has received any written notice that any Governmental Entity has: (1) commenced, or threatened to initiate, any action to request the recall of any Buyer Product; (2) commenced, or threatened to initiate, any action to enjoin the manufacture or distribution of any Buyer Product; (3) issued any demand letter, finding of material deficiency or non-compliance or adverse inspection report (including any FDA Form 483s, FDA Notices of Adverse Findings, Untitled Letters, or Warning Letters) in respect of any Buyer Product; or (4) commenced, or threatened to initiate, any action regarding inappropriate advertising or marketing of any Buyer Product, nor to the Buyer’s Knowledge do any conditions currently exist that reasonably could be expected to lead to any of the foregoing.

(h)                                 The Buyer has delivered to the Company complete and correct copies of all material scientific, CMC (including any supply chain risk assessments), preclinical, and clinical data of the Buyer Entities, all material non-clinical and safety risk assessments, and all material written correspondence with all Governmental Entities, in each case with respect to any Buyer Product.

3.13                        Taxes.

(a)                                 There are no Liens with respect to Taxes upon any of the assets of the Buyer Entities other than Permitted Liens.

(b)                                 The Buyer Entities have timely filed all federal and state income and all other material Tax Returns in respect of the assets of the Buyer Entities and the conduct or operation of the Buyer Business with respect to any period ending on or prior to the Closing Date that such Buyer Entity was required to file.  All such Tax Returns are true, correct and complete in all material respects.

(c)                                  The Buyer Entities have paid all income and other material Taxes in respect of the assets of the Buyer Entities and the conduct and operation of the Buyer Business.

(d)                                 The Buyer Entities have withheld and collected all material Taxes that any Buyer Entity was or is required by applicable Law to withhold and collect in respect of the assets of the Buyer Entities and the conduct and operation of the Buyer Business, and all such Taxes have been paid over to the proper Taxing Authority or, if not yet due, are being held by the Buyer Entities for payment.

(e)                                  No Tax audits or other legal proceedings are pending, or to Buyer’s Knowledge, threatened, in each case, with regard to any Taxes or Tax Returns of the Buyer Entities in respect of the assets of the Buyer Entities and the conduct and operation of the Buyer Business.  None of the Buyer Entities has requested or obtained any extension of time within which to file any Tax Return in respect of the assets of the Buyer Entities and the conduct and operation of the Buyer Business or in which any Tax may be assessed or collected by any Taxing Authority (other than any extension which is no longer in effect).

(f)                                   No Taxing Authority with which the Buyer Entities do not file a particular Tax Return in respect of the assets of the Buyer Entities and the conduct and operation of the Buyer Business has claimed that any of the Buyer Entities is or may be subject to taxation by that Taxing Authority. None of the Buyer Entities, in respect of the assets of the Buyer Entities and the conduct and operation of the Buyer Business, is engaged in (or is treated as engaged in due to prior activities) a trade or business through a “permanent establishment” within the meaning of an applicable income Tax treaty in any jurisdiction other than the jurisdiction in which they are formed.

(g)                                  None of the Buyer Entities is a United States a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(h)                                 None of the assets of the Buyer Entities is (i) an equity interest in any person (or treated as any equity interest in any person for U.S. federal income tax purposes) or (ii) tax-exempt use property within the meaning of Section 168(g) of the Code.

(i)                                     The Buyer Entities have collected and remitted any material sales, use, value added and similar Taxes applicable in connection with the assets of the Buyer Entities and the conduct and operation of the Buyer Business.

(j)                                    The Company and its Subsidiaries will not be required to include any material item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing, including as a result of any (A) change in method of accounting or use of an improper method of accounting, in each case, by the Buyer or any of its Subsidiaries, (B) prepaid amount received by the Buyer or any of its Subsidiaries prior to the Closing or (C) an installment sale or open transaction disposition made on or prior to the Closing Date.

(k)                                 No Buyer Entity has made an election under Section 965(h) of the Code.

(l)                                     Neither the execution of, nor the consummation of the transactions contemplated by this Agreement (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) of the Buyer or any of its Subsidiaries of any payment or benefit from the Buyer or any of its Subsidiaries that is or could be characterized as a “parachute payment” (within the meaning of Code Section 280G), determined without regard to the application of Code Section 280G(b)(5).

3.14                        Suppliers and Wholesalers.  Schedule 3.14 of the Buyer Disclosure Letter sets forth as of the date hereof (a) a true and complete list of the top suppliers of the Buyer Business for the nine (9) months ended September 30, 2018 based on the total dollar value of purchases from each supplier (the “Buyer Material Suppliers”) and (b) a true and complete list of the top wholesalers of the Buyer Business for the nine (9) months ended September 30, 2018 based on the total dollar value of sales to each customer (the “Buyer Material Wholesalers”).  Except as would not be reasonably expected, individually or in the aggregate, to be material to the Buyer Entities, taken as a whole, the Buyer Entities’ relationships with the Buyer Material Suppliers and Buyer Material Wholesalers are good commercial working relationships and, with respect to such Buyer Material Suppliers and Buyer Material Wholesalers, (a) during the last twelve (12) months, none has, to the Buyer’s Knowledge, threatened to cancel or otherwise terminate, or provided notice to any of the Buyer Entities that it intends to cancel or otherwise terminate, the relationship of such Person with the Buyer Entities and (b) none has, during the last twelve (12) months, decreased materially or, to the Buyer’s Knowledge, threatened to decrease or limit materially, or provided notice to any of the Buyer Entities that it intends to modify materially in an adverse manner its relationship with the Buyer Entities, or provided notice to any of the Buyer Entities that it intends to decrease or limit materially its services or supplies to any of the Buyer Entities in connection with the conduct and operation of the Buyer Business.

3.15                        Affiliate Transactions.  Except as set forth on Schedule 3.15 of the Buyer Disclosure Letter, within the twelve (12) month period immediately preceding the date hereof, no officer or director of any Buyer Entity, any immediate family member of any of the foregoing, or, to the Buyer’s Knowledge, current or former stockholder of Buyer Parent: (a) is a party to or otherwise directly or indirectly interested in any Buyer Material Contract, (b) has any interest in any of the Buyer Entities’ assets (other than any indirectly through equity ownership in Buyer Parent), or (c) to the Buyer’s Knowledge, has, directly or indirectly, any ownership, participation, royalty, or other interest in, or is an officer, director, employee or consultant or contractor of, any Person that competes with, does business with, or has any contractual arrangement with the Buyer Entities, except in the case of (a) and (b), salaries, expense reimbursement and employee benefits in respect of employment with, or service as an officer or director of a Buyer Entity (in such Person’s capacity as such).

3.16                        Absence of Certain Developments.  Except as required or permitted by this Agreement or by any of the Ancillary Agreements or as set forth on Schedule 3.16 of the Buyer Disclosure Letter, since December 31, 2017, (a) the Buyer Entities have operated and conducted the Buyer Business in the ordinary course of business consistent with past practice, and there has not occurred any event or events that, individually or in the aggregate, have had, or would reasonably be expected to have, a Buyer Material Adverse Effect; and (b) none of the Buyer Entities has taken any action that would require consent of the Company under Section 4.10 between the date hereof and the Closing.

3.17                        Environmental Matters. Except as would not be reasonably expected, individually or in the aggregate, to have a Buyer Material Adverse Effect, the Buyer Entities’ conduct and operation of the Buyer Business are not in violation of any Environmental Laws.  Except as would not be reasonably expected, individually or in the aggregate, to have a Buyer Material Adverse Effect, the Buyer Entities have and are in material compliance with all Permits required pursuant to Environmental Laws with respect to the conduct and operation of the Buyer Business, each of which is valid and in full force and effect. With respect to the conduct and operation of the Buyer Business, none of the Buyer Entities has received any unresolved written notice from any Governmental Entity or any other Person (a) regarding any actual or alleged material violation of Environmental Laws, or any actual or potential material liabilities (including, for personal injury, property damage or investigatory or cleanup obligations) arising under Environmental Laws or (b) any written request for information, notice of claim, demand or notification that any of them may be potentially responsible for any material investigatory, corrective or remedial obligations with respect to any release of or exposure to Hazardous Substances under any Environmental Laws.

3.18                        Certain Business Practices.

(a)                                 None of the Buyer Entities or any of their respective officers, directors or employees or to Buyer’s Knowledge, the Buyer Entities’ respective Representatives acting on their behalf, have directly or indirectly made or authorized any offer, gift, payment, or transfer, or promise of, any money or anything else of value, or provided any benefit, to any Person, (i) for the purpose of (A) influencing any act or decision of that Person, (B) inducing that Person to omit to do any act in violation of any duty under Law, (C) securing any improper advantage, or (D) inducing that Person to use his or her influence with a Governmental Entity or public international organization, (1) to affect or influence any act or decision of any Governmental Entity or public international organization, or (2) to assist the Buyer Entities in obtaining or retaining business, or directing business to any Person, whether or not lawful, or (ii) which would otherwise constitute or have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage.

(b)                                 The Buyer is familiar with the FCPA, and the Buyer Entities and, to Buyer’s Knowledge, each of their respective Representatives acting on behalf of any Buyer Entity, are in full compliance with the FCPA, and any other applicable Law of similar effect, including all Anti-Corruption Laws, and to the Buyer’s Knowledge none of them have taken any action which would cause the Buyer Entities to be in violation of any Anti-Corruption Law.

(c)                                  No portion of any assets transferred or payments paid by the Company to the Buyer (or its designees) will be used to fund payments in connection with securing government approvals or as a payment, gift, promise to give, or authorization of the giving of anything of value to any government official, political party or official thereof or any candidate for foreign political office for purposes of (i) influencing any act or decision of such government official in his official capacity, (ii) inducing such government official to do or omit to do any act in violation of the lawful duty of such official, or (iii) securing any improper advantage; or inducing such official to use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality.

(d)                                 The Buyer Entities have at all times complied with, and are currently in compliance with, all applicable International Trade Laws.

(e)                                  None of the Buyer Entities, any of their respective officers, directors or employees, or to the Buyer’s Knowledge, any of the Buyer Entities’ respective Representatives acting on their behalf, have been investigated for, or charged by any Governmental Entity with a material violation of any Anti-Corruption Laws or International Trade Laws, and there are not now, nor have there been in the past five (5) years, any claims, allegations, or inquiries pending or, to Buyer’s Knowledge, threatened against the Buyer Entities or any of their respective Representatives acting on behalf of the Buyer Entities concerning violations of any Anti-Corruption Laws or International Trade Laws.

(f)                                   The Buyer Entities maintain a system of internal accounting controls designed to provide reasonable assurances that: (i) transactions are executed and access to assets is permitted only in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements and to maintain accountability for assets; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(g)                                  The term “Representatives,” as used in this Section 3.18 shall be deemed to include any distributor of Buyer Product in the Buyer Business.

3.19                        Brokers.  Other than as set forth on Schedule 3.19 of the Buyer Disclosure Letter, no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, directly or indirectly, as a result of any action, agreement or commitment of the Buyer Entities or any of their respective Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

3.20                        Employees and Employment Matters.

(a)                                 None of the Buyer Entities is a party to, or bound by, any collective bargaining or other contract with a labor union, labor organization, works council, or other similar employee representative body, and there are no labor unions, labor organizations, works councils, or other similar employee representative bodies representing, purporting to represent or, to the Buyer’s Knowledge, attempting to represent any Buyer Employee. There is not currently, nor since the Reference Date has there been, nor to the Buyer’s Knowledge has there been any threat since the Reference Date of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime, union election petition, demand for recognition, or other similar labor activity or dispute, or unfair labor practice charge, complaint, labor grievance or labor arbitration, against the Buyer Entities.  None of the transactions contemplated by this Agreement require any Buyer Entity to provide any notification or consultation with any labor union, labor organization, works council or other similar employee representative body.

(b)                                 Copies of all written material employment agreements, consulting agreements and independent contractor agreements or arrangements have been provided to the Company (to the extent not included in the Buyer SEC Documents).  To the Buyer’s Knowledge, the activities of the Buyer Employees with respect to the Buyer Business do not conflict with or constitute, and have not conflicted with or constituted, a breach of the terms of any employment agreement, consulting agreement, independent contractor agreement, intellectual property disclosure agreement, restrictive covenant agreement, or other agreement or obligation under which such Buyer Employee is bound or obligated, and none of the Buyer Entities has received or is aware of any allegation to such effect.

(c)                                  Except as set forth in Schedule 3.20(c) of the Buyer Disclosure Letter, there are no material Actions against the Buyer Entities pending, or to the Buyer’s Knowledge, threatened to be brought or filed, by or with any Governmental Entity or arbitrator in connection with the employment or engagement of any current or former employee, consultant or independent contractor of the Buyer Business, including, without limitation, any material claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, misclassification, wages and hours, or any other employment-related matter arising under applicable Laws.

3.21                        Buyer Benefit Plans.

(a)                                 Set forth on Schedule 3.21(a) of the Buyer Disclosure Letter is a true and complete list of each material “Buyer Benefit Plan”.  For purposes of this Agreement, “Buyer Benefit Plan” means each (i) “employee benefit plan,” as defined in Section 3(3) of ERISA and (ii) other pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, equity or equity-based, phantom equity, employment, consulting, severance, change-of-control, retention, health, life, disability, paid-time off, holiday, welfare and fringe benefit plan, program, contract, or arrangement (whether written or unwritten), in any case, maintained, contributed to, or required to be contributed to, by the Buyer Parent or any of its ERISA Affiliates for the benefit of any current or former employee, director, officer or consultant (who is a natural person) of the Buyer Parent or any of its Subsidiaries or with respect to which the Buyer Parent or any of its Subsidiaries has any liability.

(b)                                 As applicable with respect to each material Buyer Benefit Plan, the Buyer has made available to the Company, true and complete copies of (i) each material Buyer Benefit Plan, including all amendments thereto, and in the case of an unwritten material Buyer Benefit Plan, a written description thereof, (ii) the current summary plan description and (iii) the determination, opinion or advisory letter, if any, with respect to such Buyer Benefit Plan.

(c)                                  Each Buyer Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all other Laws.

(d)                                 None of the Buyer Parent or any of its ERISA Affiliates maintains, contributes to, is required to contribute to, or has any actual or contingent liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(e)                                  No Buyer Benefit Plan provides death, medical, dental, vision or life insurance benefits beyond termination of service or retirement other than coverage mandated by applicable Law.

(f)                                   Neither the execution of, nor the performance of the transactions contemplated by, this Agreement will either alone or in connection with any other event(s) (A) result in any payment becoming due to any current or former employee, director, officer, or consultant (who is a natural person) of the Buyer Entities, (B) increase any amount of compensation or benefits otherwise payable under any Buyer Benefit Plan, (C) result in the acceleration of the time of payment, funding or vesting of any benefits under any Buyer Benefit Plan, or (D) require any contribution or payment to fund any obligation under any Buyer Benefit Plan.

3.22                        Inventory.  All of the Buyer Entities’ inventory consist of quality and quantity usable and, with respect to finished goods, salable, in the ordinary course of the Buyer Business, except for obsolete items and items of below-standard quality which have been written off or written down to fair market value.

3.23                        Company Representations.  Notwithstanding anything contained in this Agreement to the contrary, the Buyer acknowledges and agrees the Company is not making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Company in Article II.

ARTICLE IV
ADDITIONAL AGREEMENTS

4.1                               Confidentiality; Public Announcements.

(a)                                 From and after the Closing Date, the Company, on the one hand, and the Buyer, on the other hand, shall, and shall cause their respective Subsidiaries and Representatives to, treat and hold as confidential, and not use or disclose any non-public or confidential information relating to their respective business operations (with respect to each party, the “Confidential Information”) to any Person (including any Affiliates), except that the party in receipt (such party, the “Receiving Party”) of Confidential Information of the other party (such party, the “Disclosing Party”) shall not be bound by the confidentiality requirements of this Section 4.1 with respect to information or documents which (i) are or become generally known to the public other than as a result of a disclosure by the Receiving Party, such Receiving Party’s Subsidiaries or any of their respective Affiliates or Representatives, (ii) to the extent required to be disclosed by applicable Law or in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process or to the extent required by Law including, without limitation, the Securities Act or the Exchange Act and related regulations and interpretations thereof or (iii) to the extent necessary for the Receiving Party (x) to pursue its rights under this Agreement or the Ancillary Agreements or (y) to defend itself in any action involving the Business, the Transferred Assets, the Assumed Liabilities or the transactions contemplated therein; provided; however, that, in the event that the Receiving Party or its Subsidiaries or Representatives are required to disclose any Confidential Information of the Disclosing Party pursuant to clause (ii) above, such Confidential Information shall not be used for any other purpose and the Receiving Party will (x) first notify the Disclosing Party promptly of such requirement, to the extent permitted by applicable Law, so that the Disclosing Party may seek, at its expense, an appropriate protective order or waive compliance with the provisions of this Section 4.1, (y) inform the Disclosing Party of all relevant facts relating to such a disclosure and shall provide such opportunity as is reasonable in the circumstances for the Disclosing Party to object to, or limit, such disclosure and will provide reasonable assistance to the Disclosing Party (at the Disclosing Party’s expense) in seeking to prevent or limit such disclosure (provided that no such act by the Disclosing Party to object to or limit, or assistance of the Receiving Party or its Subsidiaries requested by the Disclosing Party, shall interfere with, delay or hinder the Receiving Party’s obligations under applicable Law) and (z) only disclose such portion of such Confidential Information as is required, in the opinion of counsel (including internal counsel), to be disclosed pursuant to applicable Law.  If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party or one of its Subsidiaries is compelled to disclose any Confidential Information or else stand liable for contempt, such Persons may disclose the Confidential Information; provided, however, that the Receiving Party and its Subsidiaries shall (x) use their commercially reasonable efforts to obtain, at the request, and at the expense of the Disclosing Party, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Disclosing Party shall designate and (y) only disclose such portion of such Confidential Information as is required, in the opinion of counsel (including internal counsel), to be disclosed pursuant to applicable Law.  For clarity, any non-public or confidential information with respect to the Business, the Transferred Assets or the Assumed Liabilities shall be deemed to be Confidential Information of the Buyer and not of the Company.

4.2                               Access to Information.

(a)                                 From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with Article VII (the “Pre-Closing Period”), the parties shall, and shall cause their Subsidiaries, and each of their respective Representatives to, (i) provide one another and each of their respective Representatives (such Persons, collectively, the “Inspecting Party”) reasonable access, during normal business hours and without undue interruption of their respective businesses, to the offices, and all of the properties, facilities, assets, contracts, data, books and records (other than records relating to attorney-client privileged communications, and, for the avoidance of doubt, other than where access to such information is prohibited by applicable Law or would reasonably be expected to jeopardize a legal privilege or third party contract as in effect as of the date hereof; provided, that, in the case of any restriction to access of the foregoing information, the party restricting such access shall give notice to the Inspecting Party of any such information being withheld, and thereafter the party restricting such access shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to cause such information to be provided to the Inspecting Party in a manner that would not reasonably be expected to jeopardize such privilege or violate such Law or contract), and will furnish the Inspecting Party during such period all such information as such other party may reasonably request, (ii) permit the Inspecting Party to make such inspections thereof as such other party may from time to time reasonably request, (iii) furnish the Inspecting Party such financial and operating data and any other information as such the Inspecting Party may reasonably request and (iv) cooperate in good faith with one another, and provide one another with reasonable access to their respective Representatives and Subsidiaries.  The Inspecting Party will hold in confidence all information so obtained in accordance with the terms and conditions of Section 4.1.  At least fifteen (15) days prior to the Closing Date, (x) the Company shall provide the Buyer with a schedule showing which of the Company and its Subsidiaries will receive the Closing Consideration and the Royalty Consideration at the Closing and in which proportions, and which of the Company and its Subsidiaries will be transferring the specified Transferred Assets and Assumed Liabilities at the Closing and (y) the Buyer shall provide the Company with a schedule showing which of the Buyer Entities will receive the specified Transferred Assets and assume the specified Assumed Liabilities at the Closing and which of the Buyer Entities will pay the Closing Consideration and the Royalty Consideration to the Company and its Subsidiaries at Closing and in which proportions.  The Parties agree to use reasonable best efforts to cooperate to minimize or mitigate any Taxes in connection with the transfers of Transferred Assets and Assumed Liabilities and payments of Closing Consideration, Royalty Consideration and the amounts required in accordance with Section 4.26 contemplated by this Agreement.  The Parties further agree to use commercially reasonable efforts to cooperate (i) to ensure that each of the transactions contemplated in this Agreement does not qualify as an exchange under Section 351 of the Code; and (ii) to ensure that the Company and its Subsidiaries are permitted to defer Tax that arises by reason of the transfers of Transferred Assets and Assumed Liabilities and payments of Closing Consideration, Royalty Consideration and the amounts required in accordance with Section 4.26 contemplated by this Agreement to the maximum extent possible under the “installment sale” rules of Section 453 of the Code.

(b)                                 For six (6) years after the Closing Date, the Company and its Representatives shall have, during normal business hours, without undue interruption of the business of the Buyer, and on at least two (2) Business Days’ prior written notice, reasonable access to those books and records of the Buyer Entities to the extent related to the Business to enable the Company to prepare financial statements or Tax Returns or comply with Tax audits, regulatory proceedings or to perform any other obligations of the Company related to the Business.  In addition, if the Buyer (or any of its Subsidiaries) decides to dispose of any such books and records and other records prior to the expiration of such six (6)-year period, the Buyer shall, prior to such disposition, give the Company a reasonable opportunity, at the Company’s expense, to segregate and remove such books and records as the Company may select.

(c)                                  For six (6) years after the Closing Date, the Buyer and its Representatives shall have, during normal business hours, without undue interruption of the business of the Company, and on at least two (2) Business Days’ prior written notice, reasonable access to those books and records of the Company or its Subsidiaries to the extent related to the Business to enable the Buyer to prepare financial statements or Tax Returns or comply with Tax audits, regulatory proceedings or to perform any other obligations of the Buyer related to the Business.  In addition, if the Company (or any of its Subsidiaries) decides to dispose of any such books and records and other records prior to the expiration of such six (6)-year period, the Company shall, prior to such disposition, give the Buyer a reasonable opportunity, at the Buyer’s expense, to segregate and remove such books and records as the Buyer may select.

(d)                                 In addition to the foregoing, during the Royalty Term and for one (1) year thereafter, the Buyer shall maintain, and shall cause its Subsidiaries and use reasonable best efforts to cause its sublicensees to maintain, complete and accurate records in all material respects with respect to the commercialization of the Indocin Product to the extent required to permit the Royalty Recipient to confirm the accuracy of the Royalty Statements submitted by the Buyer hereunder.  The  Buyer shall provide the Royalty Recipient and its Representatives reasonable access to such records during normal business hours during the Royalty Term and for a period of one (1) year thereafter for the purpose of reviewing the accuracy of the Royalty Statements submitted by the Buyer hereunder.

(e)                                  Any party permitted access pursuant to Sections 4.2(b) through 4.2(d) shall be subject to the same restrictions and qualifications on such access as an Inspecting Party pursuant to Section 4.2(a), mutatis mutandis.

4.3                               Further Assurances; Filings; Efforts; Cooperation

(a)                                 In connection with this Agreement and the transactions contemplated hereby, the parties hereto shall (i) use their reasonable best efforts to obtain as promptly as practicable any consents, approvals, waivers and authorizations of, actions or non-actions by, and make, as promptly as reasonably practicable, all necessary filings and submissions with, or deliver any notices to, any Governmental Entity or other third party, in each case which are required to be obtained, made or sent by the Company or the Buyer or any of their respective Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including without limitation, obtaining the Company Required Consents; provided that in no event shall (A) the Company be required to pay or agree to pay any fee, penalty or other consideration (other than payment of any applicable HSR Act filing fee triggered by its proposed acquisition of the Equity Consideration, Notes Consideration and Royalty Consideration under this Agreement), or modify any Assumed Contract, to obtain any consent, approval, clearance, order, waiver or authorization in connection with the transactions contemplated by this Agreement under any Assumed Contract in each case, that is not otherwise required to be made by the Company or any of its Subsidiaries pursuant to the terms of any such Assumed Contract, or (B) the Buyer be required to pay or agree to pay any fee, penalty or other consideration (other than payment of any applicable HSR Act filing fee triggered by its proposed acquisition of the Transferred Assets under this Agreement), or modify any Assumed Contract, to obtain any consent, approval, clearance, order, waiver or authorization in connection with the transactions contemplated by this Agreement under any Assumed Contract in each case, that is not otherwise required to be made pursuant to the terms of any such Assumed Contract, (ii) cooperate with each other in (A) determining which filings are required to be made prior to the Closing with, and which material consents, approvals, permits, notices or authorizations are required to be obtained prior to the Closing from, Governmental Entities or third parties in connection with the execution and delivery of this Agreement and the Ancillary Agreements and consummation of the transactions contemplated hereby and thereby and (B) making all such filings and timely seeking all such consents, approvals, permits, notices or authorizations, (iii) use reasonable best efforts to cause the conditions to the Closing set forth in Article V to be satisfied as promptly as reasonably practicable, and (iv) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, and cooperate with each other in order to do, all other things reasonably necessary or appropriate to cause the Closing to occur and to consummate the transactions contemplated hereby as soon as practicable; provided that, for the avoidance of doubt, none of the parties hereto shall be obligated or required by this Section 4.3 to waive a condition to Closing set forth in Article V.

(b)                                 Without limiting the generality of Section 4.3(a), and subject to Section 4.3(c), the Buyer and the Company shall, and shall cause their respective Subsidiaries and other Affiliates to (i) as soon as practicable after the date of this Agreement, each prepare and file any pre-acquisition notification required under the HSR Act to be filed with the Federal Trade Commission (the “FTC”) and the U.S. Department of Justice (the “DOJ”) and (ii) promptly provide any supplemental information requested or required by the FTC and DOJ in connection with such notification in substantial compliance with the HSR Act and other applicable Laws.  The parties shall jointly develop, and each of the parties shall consult and cooperate in all respects with one another, and consider in good faith the views of one another, in connection with the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions, and proposals made or submitted by or on behalf of any party, hereto in connection with proceedings under or relating to the HSR Act prior to their submission.  In connection with the foregoing, with respect to this Agreement and the transactions contemplated hereby, (w) the parties agree to provide the other (or its outside counsel, where appropriate), with any information that may be necessary or advisable to make such applications, notices, and/or filings, including, upon request by the other, all information concerning itself, its subsidiaries, directors, officers, and stockholders, and copies of any material correspondence, filing or communication (or oral summaries or memoranda setting forth the substance thereof) between such party or any of its Representatives, on the one hand, and any Governmental Entity or members of their respective staffs, on the other hand, (x) each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein; (y) prior to submitting or making any such correspondence, filing or communication to any such Governmental Entity or members of their respective staffs, the parties shall first provide the other party with a copy of such correspondence, filing or communication in draft form, and incorporate all reasonable comments timely made by the other party with respect thereto; and (z) to the extent permitted by applicable Law, each of the parties shall not agree to participate in any meeting or discussion with any such Governmental Entity in respect of any filing, investigation, or inquiry concerning this Agreement unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate therein.  The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement.

(c)                                  Without limiting the foregoing in this Section 4.3, the Buyer and the Company shall not extend any waiting period or comparable period under the HSR Act or other Competition Laws or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby, except with the prior written consent of the other party  In addition, each of parties agrees to use its commercially reasonable efforts to take promptly any and all actions necessary to vacate or lift any order relating to antitrust or competition that would have the effect of making any of the transactions contemplated hereby illegal or otherwise prohibiting, preventing, or delaying their consummation.

(d)                                 Notwithstanding anything in this Agreement to the contrary, it is expressly understood and agreed that: (i) no party shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; and (ii) no party shall be under any obligation to make proposals, execute or carry out agreements, enter into consent decrees or submit to orders providing for (A) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of the Buyer or any of its Affiliates or the Company or any of its Subsidiaries, (B) the imposition of any limitation or regulation on the ability of such party or any of its Affiliates to freely conduct their business or own such assets, or (C) the holding separate of the Company or its Subsidiaries or any limitation or regulation on the ability of the Buyer or any of its Affiliates to exercise full rights of ownership of the Business or any of the Transferred Assets.

(e)                                  The Buyer acknowledges that (i) pursuant to the Company Term Loan Agreement, the Company Lenders (or affiliates thereof) have made available to the Company and its Subsidiaries term loans (together with any amendments thereto, the “Company Term Loan”) secured by collateral comprised in part of the Transferred Assets and (ii) this Agreement and all consideration received in connection therewith (including the Equity Consideration, the Notes Consideration and the Royalty Consideration) will constitute proceeds of the Transferred Assets and will become (and be required to become) subject to such security interests under the Company Term Loan Agreement upon receipt thereof by the Company and its Subsidiaries.  The Buyer hereby agrees that it will not object to or interfere with the Company, any Subsidiary of the Company, the Collateral Agent or any Company Lender, as the case may be, (i) executing any pledge or security documents in respect of the Equity Consideration, the Notes Consideration or the Royalty Payments, (ii) performing any and all actions that the Company, any Subsidiary of the Company, the Collateral Agent or any Company Lender deems reasonably necessary or desirable to perfect the security interest in respect of the foregoing, and (iii) enforcing any remedies that the Collateral Agent or any Company Lender has under the Company Term Loan Agreement or any related loan, pledge or security documents, in the case of clauses (i) through (iii), to the extent that any of the foregoing activities do not result in any material out of pocket expenses for any Buyer Entity.  The Buyer hereby further agrees that, following a valid Transfer of the Royalty Consideration or any portion of the Equity Consideration or the Notes Consideration, including any rights thereunder, to any Company Lender in accordance with Section 8.4, it shall comply with any reasonable instructions from the Company to pay all or any portion of any amounts due and payable under the Notes Consideration, the Equity Consideration or the Royalty Payments to such Company Lender, and to transfer on the Buyer’s books the record ownership of all or any portion of the Notes Consideration or the Equity Consideration to the Collateral Agent or any Company Lender or its designee or assignee(s) to the extent so validly Transferred to any such Person.

(f)                                   The Company acknowledges and agrees that no Buyer Entity nor any of such Buyer Entity’s Affiliates or Representatives shall have any responsibility for, or incur any liability to any Person as a result of the execution of pledge or security documents in respect of the Equity Consideration, the Notes Consideration or the Royalty Payments, the perfection of a security interest thereon or the enforcement of remedies under the Company Term Loan Agreement or any related loan, pledge or security documents or compliance with Company instructions, in each case as described in Section 4.3(e) (except to the extent of a Buyer breach of Section 4.3) and that the Company shall indemnify and hold harmless the Buyer Entities, their respective Affiliates and Representatives from and against any Damages suffered or incurred by any of them as a result of their activities performed in accordance with in Section 4.3(e).

(g)                                  To the extent reasonably requested by the Company, for a period of two (2) years after the Closing, the Buyer shall use reasonable best efforts to assist the Company and its Subsidiaries in collecting accounts receivables that constitute Excluded Assets and thereafter the Buyer shall cooperate with the Company and its Subsidiaries in good faith in connection with their efforts to collect such accounts receivable, provided that, in each case, no Buyer Entity shall be required to pay or agree to pay any material out of pocket fees, costs or expenses, to grant or provide any other consideration to any third party (including granting any accommodation, waiving any right or foregoing any benefit), or to initiate any claim, action, suit or other proceeding against any third party, in each case in connection with such assistance.

4.4                               Public Disclosure.  Except as required to be disclosed by applicable Law including, without limitation, applicable securities Laws or other stock market regulations or in connection with filings or other communications made by the Debtors in the Chapter 11 Cases, from and after the date hereof, the Buyer and the Company shall not, and shall cause their respective Subsidiaries and other Affiliates not to, issue any press release or other public statement or communication with respect to the transactions contemplated by this Agreement unless approved in advance in writing by the Buyer and the Company, which approval shall not be unreasonably withheld, conditioned or delayed; provided, that the party seeking disclosure shall provide the other party with at least two (2) Business Days written notice, or. if shorter, such written notice as promptly as reasonably practicable under the circumstances, of the proposed release, statement or communication.  Any subsequent disclosure that solely contains information included in a prior public statement, news release or other similar public announcement made in accordance with this Section 4.4 shall be deemed consented to by the Buyer and the Company.

4.5                               Noncompetition.

(a)                                 Non-Competition.  The Company, on its behalf and on behalf of its Subsidiaries and other Affiliates, hereby acknowledges that the Company is familiar with trade secrets with respect to the conduct and operation of the Business and with other Confidential Information of the Buyer. The Company, on its behalf and on behalf of its Subsidiaries and other Affiliates, acknowledges and agrees that the Business would be irreparably damaged if the Company, its Subsidiaries and/or its other Affiliates were to provide services, including manufacturing, testing, developing, distributing, marketing, using, selling, supplying or otherwise dealing with any products that compete, directly or indirectly, with the Business and that any such competition by the Company, its Subsidiaries or any of their respective Affiliates would result in a significant loss of goodwill related to the Business. The Company, on its behalf and on behalf of its Subsidiaries and other Affiliates, further acknowledges and agrees that the covenants and agreements set forth in this Section 4.5 are a material inducement to the Buyer to enter into this Agreement and to perform its obligations hereunder, and that the Buyer would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if the Company, its Subsidiaries and/or its other Affiliates breached the provisions of this Section 4.5.  Therefore, the Company, on its behalf and on behalf of its Subsidiaries and other Affiliates, agree, in further consideration of the amounts to be paid hereunder for the Transferred Assets sold by the Company, its Subsidiaries and their respective Affiliates, that neither the Company nor any of its Subsidiaries shall (and shall cause their respective Affiliates not to) directly or indirectly own any interest in, manage, control, participate in (whether as an officer, director, employee, partner, agent, representative or otherwise), consult with, render services for, or in any other manner engage anywhere in any business which manufactures, tests, develops, distributes, markets, uses, sells, supplies, or otherwise deals with any products that compete, directly or indirectly, with (i) in the case of any Indocin Product, for a period of time from the Closing Date until the expiration of eighteen (18) calendar months following the Closing Date and (ii) in the case of any other nonsteroidal anti-inflammatory Product, for a period of time from the Closing Date until the first (1st) anniversary of the Closing Date; provided, that nothing herein shall prohibit the Company or any of its Subsidiaries or other Affiliates from being a passive owner of not more than two percent (2%) of the outstanding securities of any class of a company or business which is publicly traded so long as none of such Persons has any active participation in the business of such company or business.

(b)                                 Employee and Contractor Non-Solicit. From the Closing Date until the first (1st) anniversary of the Closing Date, the Company and its Subsidiaries shall not, and shall cause their respective Affiliates not to, directly or indirectly through another Person, (i) induce or attempt to induce any employee or contractor involved in the conduct or operation of the Business to leave the employ or the engagement with any Buyer Entity, or in any way interfere with the relationship between any Buyer Entity and any employee or contractor thereof; or (ii) hire any individual who is or was, within six (6) months of such Person’s termination of employment or services with any Buyer Entity, an employee or contractor involved in the conduct or operation of the Business; provided, however, this clause (b) shall not prohibit the Company and its Subsidiaries and their respective Affiliates from soliciting or hiring any such current or former employee or contractor who responds to a general advertisement or solicitation, including but not limited to advertisements or solicitations through any general advertising medium, including but not limited to newspapers, trade publications, periodicals, radio or internet database, or efforts by any recruiting or employment agencies, not specifically directed at such current or former employees or contractors.

(c)                                  Customer Non-Solicit. From the Closing Date until the first (1st) anniversary of the Closing Date, the Company and its Subsidiaries shall not, and shall cause their respective Affiliates not to, directly or indirectly through another Person, induce or attempt to induce any customer of the Business to cease doing business with any Buyer Entity, or in any way interfere with the relationship between any such customer and any Buyer Entity (including making any negative public statements or communications about the Business or any Product).

(d)                                 Supplier and Business Relation Non-Solicit. From the Closing Date until the first (1st) anniversary  of the Closing Date, the Company and its Subsidiaries shall not, and shall cause their respective Affiliates not to, directly or indirectly through another Person, induce or attempt to induce any strategic partner, supplier, vendor, licensee, licensor or other business relation of the Business to cease doing business with any Buyer Entity, or in any way interfere with the relationship between any such strategic partner, supplier, vendor, licensee or business relation and any Buyer Entity (including making any negative public statements or communications about the Business or any Product).

(e)                                  Non-Disparagement. The Company and its Subsidiaries, on the one hand, and the Buyer, on the other hand, agree that they shall cause their respective officers not to (i) make any negative statement or communication regarding, in the case of the Company, the Buyer, the Buyer Lenders or any of their respective Affiliates, the Business or any Product, any of the foregoing’s respective directors, officers or employees, and, in the case of the Buyer, the Company, its Subsidiaries, the Company Lenders or any of their respective Affiliates, or any of the foregoing’s respective directors, officers or employees, or (ii) make any derogatory or disparaging statement or communication regarding, in the case of the Company, the Buyer, the Buyer Lenders or any of their respective Affiliates, the Business or any Product or any of the foregoing’s respective directors, officers or employees, and in the case of the Buyer, the Company, its Subsidiaries, the Company Lenders or any of their respective Affiliates, any of the foregoing’s respective directors, officers or employees. Nothing in this Section 4.5(e) shall limit any party, its Subsidiaries or any of their respective Affiliates’ ability to make true and accurate statements or communications in connection with any disclosure such Person reasonably believes is required pursuant to applicable Law, to any Governmental Entity or in connection with any dispute, litigation or other proceeding related to this Agreement or the transactions contemplated hereby.

(f)                                   Enforcement. If, at the time of enforcement of the covenants contained in this Section 4.5 (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by Law.  The Company and its Subsidiaries have consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Business, the substantial investment in the Transferred Assets made by the Buyer in this Agreement, and other legitimate business interests of the Buyer. The Company further acknowledges and agrees (including on behalf of its Subsidiaries) that the Restrictive Covenants are being entered into by it in connection with the sale by the Company of the Transferred Assets. If the Company, or its Subsidiaries or Affiliates, breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Buyer shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, without the necessity of proving actual damage or posting bond or other security, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Buyer and that money damages would not provide an adequate remedy to the Buyer, and which right and remedies shall be independent of any others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Buyer or any of its Affiliates at Law or in equity.  Any claim the Company, or its Subsidiaries or Affiliates, may have against the Buyer or its Affiliates, or any Representative, under this Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants. The Company agrees that the Buyer’s Affiliates are a beneficiary of the restrictions set forth in this Section 4.5 and may enforce the obligations in this Section 4.5.

(g)                                  Tolling.  The Company and the Buyer agree and intend that the Company’s and its Subsidiaries’ and other Affiliates’ obligations under this Section 4.5 (to the extent not perpetual) be tolled during any period that the Company, its Subsidiaries or any of their respective Affiliates are in breach of any of the Restrictive Covenants, so that the Buyer and its Affiliates are provided with the full benefit of the restrictive periods set forth herein.

(h)                                 Affiliates.  Notwithstanding anything to the contrary in this Agreement, for purposes of Section 4.5, none of Todd Smith, Benjamin Bove or any of their respective Affiliates, including Athilio Pharma, LLC and 42 North, LLC, shall be deemed an Affiliate of the Company or any of its Subsidiaries or other Affiliates.

4.6                               Regulatory Matters.

(a)                                 At least five (5) Business Days prior to the Closing Date, the Buyer and the Company shall (or shall cause their applicable Subsidiary or Affiliate to) deliver to the other party the Buyer FDA Letters and the Company FDA Letters, respectively.

(b)                                 Promptly following the Closing, each party shall take all other actions reasonably necessary to notify the FDA and any other applicable Governmental Entities that the Transferred Regulatory Authorizations have been transferred to the Buyer.  Transfer of title to the Transferred Regulatory Authorizations shall be effective as of the Closing.

(c)                                  Following the Closing Date, the Buyer shall, as promptly as reasonably practicable, list with the FDA its own NDC numbers with respect to each Product and to have in place as soon as reasonably practicable all resources such that manufacturing and sales can be accomplished under the NDC numbers of the Buyer.  The Buyer shall be permitted (i) to manufacture and label each Product using the Company’s and its Subsidiaries’ NDC numbers for a period of no more than twelve (12) months following the Closing Date and (ii) to sell and distribute each Product using the Company’s and its Subsidiaries’ NDC numbers for a period of no more than twenty four (24) months following the Closing Date.

(d)                                 From the Closing Date until six (6) months after the Closing Date, the Company shall notify the Buyer of any information provided to it by any third party and not generally available to the public concerning any Adverse Event with respect to any Product whether or not determined to be attributable to such Product, no later than five (5) Business Days after receipt of the information.

4.7                               Consents; Wrong Pockets; Payments.

(a)                                 Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute the assignment or transfer any Assumed Contract or any other Transferred Asset that is not assignable or transferable without the consent of any third party and to the extent that such consent shall not have been obtained prior to the Closing shall be deemed deferred and any such purported Transfer or Assumption shall be null and void until such time as such consent has been obtained; provided, however, that the Company shall, and shall cause its Subsidiaries and other Affiliates to, at the Company’s sole cost and expense, use, prior to the Closing Date, commercially reasonable efforts to obtain as promptly as possible, and the Buyer shall use its commercially reasonable efforts to assist and cooperate with the Company in connection therewith, all necessary consents to the assignment and transfer thereof; provided, further, that none of the Company, the Buyer or any of their Affiliates shall be required to pay money to any Person (other than the costs and expenses referenced above), commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any Person in connection with such efforts.  With respect to any Assumed Contract or any other Transferred Asset that is not assigned or transferred to the Buyer at the Closing by reason of this Section 4.7 (a “Nonassigned Asset”), following the Closing the Company shall, and shall cause its Subsidiaries and other Affiliates, to continue to use commercially reasonable efforts to obtain all necessary consents to the assignment and transfer of such Nonassigned Assets, and until the time such requisite consent is obtained and the foregoing is transferred and assigned to the Buyer, (x) the Company shall, and shall cause its Subsidiaries and other Affiliates to, use commercially reasonable efforts to provide to the Buyer the maximum allowable use of the Nonassigned Assets (which shall include, at a minimum, the economic benefits of such Nonassigned Assets), including by establishing an agency type or other similar arrangement reasonably satisfactory to the Buyer under which the Buyer would obtain, to the fullest extent practicable, the claims, rights and benefits and assume the corresponding liabilities and obligations thereunder from and after the Closing in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement) and (y) to the extent permitted by Law, the Company shall, and shall cause its Subsidiaries and other Affiliates to, exercise, enforce and exploit, only at the direction of and for the benefit of the Buyer and its Affiliates, any and all claims, rights and benefits of the Company or its applicable Subsidiary or Affiliate arising in connection with such Nonassigned Asset, including the right to seek any available remedies or to elect to terminate in accordance with the terms thereof at the direction of the Buyer, in each case, without any further consideration.  During such period and without further consideration, (i) the Company shall, and shall cause its Subsidiaries and other Affiliates to, promptly pay, assign and remit to the Buyer when received all monies and other consideration relating to the period after the Closing Date received by it under any such Nonassigned Asset not transferred pursuant to this Section 4.7 and (ii) the Buyer shall perform, at the direction of the Company, the obligations of the Company, its Subsidiaries or any of their respective Affiliates thereunder solely to the extent such obligations constitute Assumed Liabilities hereunder.

(b)                                 If either the Buyer, on the one hand, or the Company, its Subsidiaries or any of their respective Affiliates, on the other hand, becomes aware that any of the Transferred Assets has not been transferred to the Buyer or that any of the Excluded Assets (including any payments due on the accounts receivable that are part of the Excluded Assets) has been transferred to the Buyer or paid to any Buyer Entity by a third party, as the case may be, the Buyer or the Company, as applicable, shall promptly notify the other and the parties shall, as soon as reasonably practicable, ensure that such property is transferred, subject to Section 4.7(a), with any necessary prior third party consent or notice, to (i) the Buyer, in the case of any Transferred Asset which was not transferred to the Buyer at the Closing; or (ii) the Company, in the case of any Excluded Asset which was transferred to the Buyer at the Closing or any payments made to any Buyer Entity by a third party in respect of the Excluded Assets.

(c)                                  If the Company, its Subsidiaries or any of their respective Affiliates receives any deposit or payment (whether before or after Closing) that relates to obligations under any Assumed Contract to be performed or satisfied in whole or in part after the Closing, then the Company shall pay to the Buyer, promptly but no later than five (5) Business Days following the later of the Closing Date and the date such Company or its Subsidiary or Affiliate receives such deposit or payment, an amount equal to the portion of such deposit or payment that relates to such obligations to be performed or satisfied after the Closing. If the Buyer or any of its Affiliates receives any deposit or payment that relates to obligations under any Assumed Contract performed or satisfied in whole or in part prior to the Closing (including, but not limited to, in payment of any accounts receivable that are part of the Excluded Assets), then the Buyer shall pay to the Company, promptly but no later than five (5) Business Days following the date the Buyer or its Affiliate receives such deposit or payment, an amount equal to the portion of such deposit or payment that relates to such obligations performed or satisfied prior to the Closing notwithstanding any other provision of this Agreement.  If the Company, any of its Subsidiaries or any of their respective Affiliates receives any good or service prior to the Closing under any Assumed Contract which is billed to the Buyer after the Closing, upon request and presentation of reasonable supporting documentation, the Company shall reimburse the Buyer for the amount of such payment promptly following the date of such request, but no later than five (5) Business Days thereafter, provided that the Buyer shall have obtained the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) before making any such payment.

(d)                                 If at any time after Closing it is established that any asset, which was not included in the Transferred Assets but should have been a Transferred Asset or that is otherwise related to the conduct or operation of the Business, is held or received by the Company, its Subsidiaries or any of their respective Affiliates, the Company shall or shall cause its Affiliate to, subject to Section 4.7(a), without further consideration: (A) execute all instruments, agreements or documents as may be reasonably necessary for the purpose of transferring the relevant interests in the assets (or part thereof) to the Buyer (or its designee as the Buyer shall nominate in writing), (B) do all such further acts or things as may be reasonably necessary to validly effect the transfer and vest the relevant interest in such assets (or part thereof) in the Buyer (or its designee), (C) ensure that the Company, its Subsidiaries and their respective Affiliates hold the asset (or part thereof), and any monies, goods or other benefits arising after the Closing by virtue of it, as agent of and trustee for the Buyer and allow the Buyer to have maximum enjoyment and use of such asset, and (D) ensure that the Company, its Subsidiaries and their respective Affiliates shall promptly on receipt pay or deliver such monies, goods or other benefits to the Buyer (or its designee).

4.8                               Financial Statement Preparation.

(a)                                 The Company shall use commercially reasonable efforts to cooperate with Buyer, Buyer Parent and their accounting advisors in order to enable Buyer Parent to reasonably promptly determine whether it is or would be required to include audited, unaudited and/or pro forma financial statements related to the Transferred Assets and the Business for any periods prior to Closing in the reports to be filed by Buyer Parent with the SEC pursuant to the Exchange Act, in a registration statement filed by Buyer Parent with the SEC under the Securities Act in accordance with Regulation S-X (“Regulation S-X”) promulgated by the SEC or in the Plan or any other document related thereto (the “Required Financial Statements”).  For purposes of clarification, if financial statements covering different periods could constitute the Required Financial Statements under the Exchange Act or the Securities Act and the rules and regulations promulgated thereunder, then Buyer Parent shall determine which such periods will constitute the Required Financial Statements for purposes of this Agreement. Such commercially reasonable efforts of the Company shall include providing to Buyer, Buyer Parent and their accounting advisors reasonably promptly such financial information available to the Company related to the Transferred Assets as Buyer Parent may reasonably request (the “Financial Information”).

(b)                                 If Buyer determines to obtain permission from the SEC’s Division of Corporation Finance, Office of the Chief Accountant (“OCA”) for the use of “Abbreviated Financial Statements” as described in Section 2065.4 through 2065.12 of the Division of Corporation Finance Financial Reporting Manual, the Company shall cooperate with Buyer Parent’s efforts to obtain such permission at the same level as described in Section 4.8(a) above.

(c)                                  If Buyer Parent determines that it is required to file with the SEC the Required Financial Statements, then Buyer or Buyer Parent shall retain, at the Buyer’s expense, a public accounting firm to prepare the Required Financial Statements, subject to the approval of the Company, which approval will not be unreasonably withheld or delayed (the accounting firm preparing the Required Financial Statements, the “Preparing Firm”).

(d)                                 From and after the date of this Agreement, the Company shall provide to the Preparing Firm the Financial Information as is reasonably necessary to enable the Preparing Firm to prepare the Required Financial Statements and for the auditing firm engaged by Buyer Parent to audit the applicable Required Financial Statements at Buyer or Buyer Parent’s sole expense (the “Auditing Firm”).  Additionally, from and after the date of this Agreement, the Company shall provide to the Preparing Firm and the Auditing Firm reasonable access to the records of the Company regarding the Financial Information subject to reasonable advance notice and agreed scheduling during normal business hours, and the Company shall make its accounting staff reasonably available to address any questions of the Preparing Firm or the Auditing Firm pertaining to the Financial Information or the Required Financial Statements. The Company’s commercially reasonable efforts to cooperate shall include providing the auditor retained by Buyer or Buyer Parent with reasonable and customary representation letters in connection with the Required Financial Statements to the extent such letters are reasonably requested by such auditor in connection with reviewing or auditing, as applicable, the Required Financial Statements.

(e)                                  The Company shall, at the Company’s sole expense, cause the accounting firm that audited the Company’s consolidated financial statements for the fiscal year ended December 31, 2017 (or such other accounting firm as the Buyer shall reasonably approve in writing) to complete an audit for the Company’s consolidated financial statements for the fiscal year ended December 31, 2018 (the “2018 Financial Statements”), as soon as practicable following December 31, 2018 (and in no event later than sixty (60) days thereafter).  In performance of the audit, the Company shall cause the auditing firm to conduct the examination of the Company and its Subsidiaries in accordance with generally accepted accounting standards.  Upon completion of the audit, the Company shall deliver a true and complete copy of the audited financial statements to the Buyer, together with the audit opinion thereon.  The Company shall keep the Buyer reasonably informed as to the status and any material developments with respect to the audit.

4.9                               [Reserved]

4.10                        Conduct of Business Prior to Closing.

(a)                                 During the Pre-Closing Period, the parties shall each, and shall each cause their respective Subsidiaries and other Affiliates to, conduct their respective business operations in the ordinary course of business consistent with past practice and in accordance with applicable Law, and to (i) maintain in effect and take all other appropriate actions as necessary to prevent the abandonment, loss or impairment of all applications and registrations for, in the case of the Company, any Intellectual Property included in the Transferred Assets, and, in the case of the Buyer, the Buyer Intellectual Property, and (ii) use reasonable best efforts to preserve intact their respective business operations, including their respective existing assets, organizations, operations, rights, permits and goodwill, and business relationships with key customers, suppliers and manufacturers and other Persons with whom the parties, their respective Subsidiaries and their respective Affiliates have significant business relationships.  Notwithstanding anything to the contrary in this Section 4.10, the Company acknowledges that the Buyer and certain of its Affiliates will be debtors in the Chapter 11 Cases and neither the filing of the Chapter 11 Cases nor the taking of any actions required by the Plan or required by the Bankruptcy Court or the Bankruptcy Code shall be construed as a breach of this Section 4.10 by the Buyer, any of its Subsidiaries or any of their respective Affiliates.

(b)                                 Without limiting the foregoing, during the Pre-Closing Period, except as set forth on Schedule 4.10(b) or as expressly required by this Agreement:

(1)                                 The Company shall not, and shall cause its Subsidiaries and other Affiliates not to, without the prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed), do any of the following:

(A)                               mortgage, lease, pledge or otherwise encumber any Transferred Assets or sell, transfer, grant any license, abandon, permit to lapse or otherwise dispose of any Transferred Assets except sales of inventory in the ordinary course of business;

(B)                               acquire, lease or license-in any right or other asset that would constitute a Transferred Asset from any other Person for an aggregate value in excess of $500,000;

(C)                               enter into any contract that would constitute an Assumed Contract, or terminate any Assumed Contract, or make any material amendment or modification to, or, other than in the ordinary course of business consistent with past practice, renew or extend or waive any material right under any Assumed Contract;

(D)                               (i) transfer, assign or grant any license or sublicense of any rights under or with respect to any Intellectual Property included in the Transferred Assets or (ii) abandon, lapse or allow to lapse, or fail to take any action necessary to maintain the validity and enforceability of, any rights with respect to any Intellectual Property included in the Transferred Assets, other than, with respect to clause (ii), in the ordinary course of business consistent with past practice;

(E)                                waive any material claims or rights of material value with respect to the Business, any Transferred Asset or any Assumed Liability;

(F)                                 settle, compromise, pay, discharge, waive, or release any Action, suit, claim, investigation or proceeding with respect to the Business, any Transferred Asset or any Assumed Liability;

(G)                               vary any inventory or sales practices (including, without limitation, with respect to the collection of accounts receivable or payments of accounts payable) with respect to any Product in a manner inconsistent with the ordinary course of business (other than increases in pricing charged by the Company or its Subsidiaries for any Products) or fail to produce and maintain inventory levels and amounts consistent with the ordinary course of business and past practice;

(H)                              make any change in its accounting methods, principles or practices, other than as required by GAAP or applicable Law;

(I)                                   fail to maintain in full force and effect insurance coverage substantially comparable in all material respects to that in effect on the date hereof with respect to the Business or the Transferred Assets;

(J)                                   grant any refunds, credits, rebates or other allowances to any supplier, vendor or distributor with respect to the Business, other than in the ordinary course of business consistent with past practice;

(K)                               make any changes to the policies and practices of collecting accounts receivable with respect to the Business, including accelerating the due date of any such payments;

(L)                                permit or allow any of the Transferred Assets to be subjected to any Lien, other than Permitted Liens, and Liens existing on the date hereof;

(M)                            (i) enter into, terminate, adopt or amend any material Company Benefit Plan or any similar arrangement that would be a material Company Benefit Plan if it were in effect on the date hereof; (ii) grant any increase in compensation or benefits, or make any award or grant under any Company Benefit Plan, to any current or former director, consultant, officer or employee, in each case, except (A) in the ordinary course of business consistent with past practice, provided that such increases, grants and awards are not in the aggregate material to the Company or any of its Subsidiaries or (B) as required by Law or by the terms of any Company Benefit Plan as in effect immediately prior to the date hereof; or (iii) hire or terminate (except for cause) the employment of (A) any officer or (B) any non-officer employee whose annual compensation is (or is expected to be) at least $200,000; or

(N)                               agree or commit to do any of the foregoing.

(2)                                 The Buyer shall not, and shall cause its Subsidiaries and other Affiliates not to, without the prior written consent of the Company  (such consent not to be unreasonably withheld, conditioned or delayed), do any of the following:

(A)                               mortgage, lease, pledge or otherwise encumber any material assets or sell, transfer, grant any license, abandon, permit to lapse or otherwise dispose of any material assets except sales of inventory in the ordinary course of business;

(B)                               acquire, lease or license-in any right or other asset from any other Person for an aggregate value in excess of $500,000;

(C)                               enter into any contract that would constitute a Buyer Material Contract if entered into prior to the date of this Agreement, or terminate any such contract or any Buyer Material Contract, or make any material amendment or modification to (other than increases in pricing charged by the Buyer Entities for any Buyer Products), or, other than in the ordinary course of business consistent with past practice, renew or extend or waive any material right under any such contract or any Buyer Material Contract;

(D)                               (i) transfer, assign or grant any license or sublicense of any rights under or with respect to any Buyer Intellectual Property or (ii) abandon, lapse or allow to lapse, or fail to take any action necessary to maintain the validity and enforceability of, any rights with respect to any Buyer Intellectual Property, other than, with respect to clause (ii), in the ordinary course of business consistent with past practice;

(E)                                waive any material claims or rights of material value with respect to the Buyer Business or any of the Buyer’s assets or liabilities;

(F)                                 settle, compromise, pay, discharge, waive, or release any Action, suit, claim, investigation or proceeding (other than the

Chapter 11 Cases in accordance with the Plan) with respect to the Buyer Business or any of the Buyer’s assets or liabilities;

(G)                               vary any inventory or sales practices (including, without limitation, with respect to the collection of accounts receivable or payments of accounts payable) with respect to any Buyer Product in a manner inconsistent with the ordinary course of business (other than increases in pricing charged by the Buyer Entities for any Buyer Products) or fail to produce and maintain inventory levels and amounts consistent with the ordinary course of business and past practice;

(H)                              make any change in its accounting methods, principles or practices, other than as required by GAAP or applicable Law;

(I)                                   fail to maintain in full force and effect insurance coverage substantially comparable in all material respects to that in effect on the date hereof with respect to the Buyer Business or the assets of the Buyer;

(J)                                   grant any refunds, credits, rebates or other allowances to any supplier, vendor or distributor with respect to the Buyer Business, other than in the ordinary course of business consistent with past practice;

(K)                               make any changes to the policies and practices of collecting accounts receivable with respect to the Buyer Business, including accelerating the due date of any such payments;

(L)                                permit or allow any of the properties, rights or assets of the Buyer Entities to be subjected to any Lien, other than Permitted Liens, Liens existing on the date hereof and Liens arising in accordance with the Plan;

(M)                            except as contemplated by the Management Incentive Plan approved in accordance with the Plan, (i) enter into, terminate, adopt or amend any material Buyer Benefit Plan or any similar arrangement that would be a material Buyer Benefit Plan if it were in effect on the date hereof; (ii) grant any increase in compensation or benefits, or make any award or grant under any Buyer Benefit Plan, to any current or former director, consultant, officer or employee, in each case, except (A) in the ordinary course of business consistent with past practice, provided that such increases, grants and awards are not in the aggregate material to the Buyer or any of its Subsidiaries or (B) as required by Law or by the terms of any Buyer Benefit Plan as in effect immediately prior to the date hereof; or (iii) hire or terminate (except for cause) the employment of (A) any officer or (B) any non-officer employee whose annual compensation is (or is expected to be) at least $200,000; or

(N)                               agree or commit to do any of the foregoing.

(3)                                 Each party shall not, and shall cause its Subsidiaries and other Affiliates not to, without the prior written consent of the other parties (such consent not to be unreasonably withheld, conditioned or delayed), do any of the following:

(A)                               except as contemplated by the Plan, adopt a plan of liquidation, dissolution, merger, consolidation or other reorganization or pass any resolution for voluntary winding-up;

(B)                               acquire or agree to acquire, by merging or consolidating with, or by purchasing any equity or voting interest in or a substantial portion of the assets of, or by any other manner, any business or any Person or division thereof;

(C)                               in each case with respect to the party’s respective assets or in the conduct and operation of its or its Subsidiaries’ and other Affiliates’ businesses or with respect to the party (Buyer Parent, on the one hand, and the Company, on the other hand) and each of its respective Subsidiaries, and except as would not have a material adverse impact on the other party in a period beginning after the Closing Date, (i) make, modify or revoke any Tax election, (ii) change its method of Tax accounting, (iii) amend any Tax Return, (iv) settle or compromise any Tax liability or claim that would create or otherwise cause any Tax liability that would exist or become due after the Closing Date, (v) enter into any Tax sharing agreement, (vi) surrender any right to claim a refund of Taxes or (vii) consent to any extension or waiver of the limitations period (other than an extension or waiver resulting from obtaining a valid extension of time to file Tax Returns in the ordinary course of business) applicable to any Tax claim or assessment relating to any Buyer Entity, the Company, its Subsidiaries or any of the Transferred Assets; or

(D)                               agree or commit to do any of the foregoing.

4.11                        Trade Notification.  From the date hereof through the Closing, the Company and the Buyer shall (and shall cause their respective Subsidiaries to) cooperate in good faith to mutually agree in writing on the method and content of the notifications to customers and suppliers of the sale of the Transferred Assets and the Business to the Buyer hereunder.

4.12                        Exclusivity.  During the Pre-Closing Period, except for the transactions contemplated by this Agreement, each party will, and will cause its Subsidiaries, its other Affiliates and their respective Representatives not to, directly or indirectly, solicit, initiate, facilitate, encourage, cooperate or provide any information to, enter into or continue any negotiation, discussion, contract, agreement, instrument, arrangement or understanding with any Person other than the other parties hereto or such other parties’ Affiliates (including by way of furnishing information regarding their respective businesses and operations, this Agreement or the transactions contemplated hereby), with respect to any acquisition of all or a material portion of the assets, capital stock, debt, rights or properties of such party or its Subsidiaries, whether by sale, merger, consolidation, combination, refinancing, liquidation, dissolution, reorganization or similar transaction, or any license, sublicense, sale, lease, exchange, mortgage, pledge, transfer or other disposition in a single transaction or a series of related transactions (each, a “Competing Transaction”).  The parties shall, and shall cause their respective Subsidiaries and other Affiliates and their and their Subsidiaries’ and other Affiliates’ respective Representatives to, immediately cease and cause to be terminated, all discussions or negotiations with any Persons (other than the other parties hereto or any of such other parties’ Affiliates) conducted heretofore with respect to a Competing Transaction and terminate any access of any such Persons to any data room or other document depository maintained by it, its Subsidiaries or any of their respective Affiliates and issue instructions to such Persons (in accordance, if applicable, with the terms and conditions of any confidentiality agreement between it, its Subsidiaries or any of their respective Affiliates, on the one hand, and such Person, on the other hand) to promptly return or destroy any of its, its Subsidiaries’ or their respective Affiliates’ Confidential Information.  In the event that a party, its Subsidiaries or any of their respective Affiliates and Representatives receives any written communication involving the matters set forth in this Section 4.12, such party shall promptly, but in any event within 24 hours, (i) advise the other parties in writing of the receipt, directly or indirectly, of any such communication (including the specific terms thereof and the identity of the other individual or entity or individuals or entities involved), (ii) promptly furnish to such other party a copy of any such written communication in addition to a copy of any information provided to or by any third Person relating thereto, and (iii) advise the sender of such communication that it, its Subsidiaries and their respective Affiliates are subject to the obligations set forth in this Section 4.12.  The Company and the Buyer recognize and agree that immediate irreparable damages for which there is not adequate remedy at law would occur in the event that the provisions of this Section 4.12 are not performed in accordance with the specific terms hereof or are otherwise breached.  It is accordingly agreed that in the event of a failure by a party to perform its obligations under this Section 4.12, the non-breaching party shall be entitled to seek specific performance through injunctive relief to prevent breaches of the provisions and to enforce specifically the provisions of this Section 4.12 in addition to any other remedy to which such party may be entitled, at Law or in equity. Any breach of the terms of this Section 4.12 by any Affiliate or Representative of a party, such party’s Subsidiaries or any of their respective Affiliates (as if it were a party hereto) shall be deemed a breach by such party.

4.13                        Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the transactions contemplated by this Agreement or any Ancillary Agreement, provided that the Company shall indemnify and hold harmless Buyer from any liability resulting from such non-compliance.

4.14                        Issuance of Equity Consideration; Registration.  Buyer shall, and shall cause Buyer Parent to, take any reasonable action required to be taken under the Securities Act, the Exchange Act, any applicable state securities or “blue sky” laws and the rules and regulations thereunder in connection with the issuance of the Equity Consideration; provided, however, that the parties agree and acknowledge that (a) the shares of Parent Common Stock issued pursuant to the terms of this Agreement are intended to be issued in a transaction exempt from registration under the Securities Act by reason of Section 4(a)(2) thereof and/or Regulation D promulgated under the Securities Act and (b) Buyer Parent will not be required to register the issuance of the shares of Parent Common Stock issued pursuant to the terms of this Agreement on a Registration Statement on Form S-4 or otherwise prior to the Closing. The Company shall furnish all information concerning the Company, its Subsidiaries and their respective Affiliates as Buyer may be reasonably requested in connection with any such action..

4.15                        Employees and Employee Benefits.

(a)                                 The Buyer or one of its Affiliates will offer employment to, or will offer to enter into a consulting relationship with, all Employees (x) listed on Schedule 4.15(a) of the Company Disclosure Letter or (y) proposed by the Buyer to the Company in writing within forty-five (45) days after the date hereof, who remain actively employed by the Company immediately prior to the Closing (the “Identified Employees”) on terms and conditions determined by the Buyer or such Affiliate.  All Identified Employees who accept such offer of employment (other than those Identified Employees who are offered a consulting relationship) are herein referred to as the “Transferred Employees.”  Neither the Buyer nor any of its Affiliates will have any obligation to any Employee who is not an Identified Employee or to any Identified Employee who does not become a Transferred Employee (or who does not become a consultant to Buyer or one of its Affiliates as contemplated by this Section 4.15(a)).  An Identified Employee who is offered a consulting relationship with Buyer or any of its Affiliates as contemplated by this Section 4.15(a) shall not be treated as a Transferred Employee.

(b)                                 Each Transferred Employee’s active participation in the Company Benefit Plans shall cease as of the Closing or as otherwise provided under the terms of such Company Benefit Plan or applicable Law.

(c)                                  For purposes of vesting, eligibility to participate, and solely with respect to severance and paid time off plans, level of benefits under the employee benefit plans of the Buyer providing benefits to any Transferred Employees after the Closing (the “New Plans”), each Transferred Employee shall be credited with his or her years of service with the Company, its Subsidiaries and their respective predecessors before the Closing, to the same extent as such Transferred Employee was entitled, before the Closing, to credit for such service under any similar benefit plan in which such Transferred Employee participated, or was eligible to participate, immediately prior to the Closing; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits.

(d)                                 Nothing contained in this Agreement shall confer upon any Transferred Employee or other Employee any right with respect to employment by the Buyer or its Affiliates, nor shall anything herein interfere with the right of the Buyer or its Affiliates, following the Closing, to terminate the employment of any such Transferred Employee or other Person at any time, with or without cause, or restrict the Buyer or its Affiliates in the exercise of their independent business judgment in modifying any of the terms and conditions of the employment or engagement of any such Transferred Employee or other Person.  The Buyer shall have no obligation with respect to any severance obligation arising out of or in connection with any Employee’s relationship with the Company or its Subsidiaries, and any such obligation shall be the obligation of the Company or such Subsidiary; provided, however, that if an Employee’s employment with the Company or its Subsidiaries is terminated and such Employee is subsequently hired by (or becomes a consultant to) Buyer or one of its Affiliates within ninety (90) days following Closing, then Buyer shall reimburse the Company for all cash severance costs incurred by the Company or its Subsidiaries in connection with such Employee’s termination of employment with the Company or its Subsidiaries to the extent consistent in all respects with the severance arrangement covering such Employee as of immediately prior to the date hereof, as set forth on Section 4.15(d) of the Company Disclosure Letter (and disregarding any amendments that would increase such cash severance that are made on or after the date hereof) (for the avoidance of doubt, any such reimbursement shall not include any liabilities or losses under the WARN Act).

(e)                                  The provisions of this Agreement are for the benefit of the parties to this Agreement only and shall not be construed to grant any rights, as a third party beneficiary or otherwise, to any Person who is not a party to this Agreement, nor shall any provision of this Agreement be deemed to be the adoption of, or an amendment to, any employee benefit plan or arrangement or otherwise limit the right of the Buyer or any of its Affiliates to amend, modify or terminate any employee benefit plan or arrangement at any time and for any reason.

4.16                        Commencement of Chapter 11 Cases; Approval of Plan; Confirmation Order.  Unless otherwise consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Buyer shall, and shall cause each of the other Debtors to:

(a)                                 within five (5) Business Days of the execution of this Agreement, commence the Chapter 11 Cases by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code (the date of such filing, the “Petition Date”);

(b)                                 on the Petition Date, file with the Bankruptcy Court (i) the Plan and (ii) the Disclosure Statement;

(c)                                  file with the Bankruptcy Court (i) a motion seeking to approve the Disclosure Statement and schedule the confirmation hearing and (ii) a form of confirmation order reasonably acceptable to the Company;

(d)                                 subject to the terms and provisions of this Agreement, diligently pursue confirmation and consummation of the Plan;

(e)                                  reasonably cooperate with the Company and its counsel in connection with any discovery and hearings in connection with this Agreement, the Disclosure Statement or the Plan and any transactions contemplated by such documents;

(f)                                   promptly provide to the Company copies of communications from or sent to creditors or other parties in interest, or summaries of such communications, relating to requests by such creditors or other parties in interest for material modifications or amendments to the Plan, the Disclosure Statement, the Confirmation Order, or the Plan Related Documents;

(g)                                  without duplication or limitation of the foregoing, provide drafts of any proposed modifications, amendments, or changes to the Plan or the Disclosure Statement to the Company and its counsel as soon as reasonably practicable prior to the date on which the

Debtors intend to file such documents with the Bankruptcy Court (provided that the Buyer shall use its reasonable best efforts to provide to Company the draft of any such document no later than two (2) Business Days before making the contemplated filing of such document) or such other time period agreed to by the Company;

(h)                                 without duplication or limitation of the foregoing, provide drafts of all of the Plan Related Documents to the Company and its counsel as soon as reasonably practicable prior to the date on which the Debtors intend to file such documents with the Bankruptcy Court (provided that the Buyer shall use its reasonable best efforts to provide the draft of any such document to the Company no later than two (2) Business Days before making the contemplated filing of such document) or such other time period agreed to by the Company;

(i)                                     timely file a formal objection and prosecute in good faith such objection to any motion filed with the Bankruptcy Court seeking the entry of an order (A) modifying or terminating the Debtors’ exclusive right to file and/or solicit acceptances of a plan of reorganization, (B) directing the appointment of an examiner with expanded powers or a trustee, (C) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (D) dismissing the Chapter 11 Cases; and

(j)                                    within ten (10) Business Days after the Petition Date (but, in any event, no later than required for the motion referenced in this subsection to be heard contemporaneously with the approval of the Disclosure Statement), file with the Bankruptcy Court a motion, in form and substance reasonably satisfactory to the Company, seeking approval of the reimbursement obligation of the Buyer referenced in Section 8.13 of this Agreement as an administrative expense of the Debtors’ Chapter 11 Cases under section 503(b) of the Bankruptcy Code, and diligently pursue such motion.

4.17                        Amendments to the Plan, Disclosure Statement, Confirmation Order and Related Documents.  The Buyer shall not amend or modify the Plan, the Disclosure Statement, the Confirmation Order, or any of the Plan Related Documents without the Company’s prior written consent for amendments or modifications (which consent may be provided in the form of electronic mail pursuant to the terms of Section 8.1 below and such consent not to be unreasonably withheld, conditioned or delayed, it being agreed that it would not be reasonable for the Company to object to any such modification, amendment, or change that is consistent with the terms of the Plan, the Disclosure Statement, or the form of confirmation order filed pursuant to Section 4.16(c), as applicable, and the terms of this Agreement; provided that it is agreed that it shall be reasonable for the Company to object to any amendment, modification, or change if such amendment, modification, or change itself, or when taken together with any other amendments, modifications, or changes, adversely affects the Company or impacts the capital structure (either equity or debt) of the Buyer Parent as set forth in the Plan, Disclosure Statement or relevant Plan Related Document).  For the avoidance of doubt, the Buyer Parent shall not amend or modify its Certificate of Incorporation, Bylaws or other governing documents without the Company’s prior written consent in accordance with this Section 4.17; provided that, prior to the Closing, the Buyer shall be permitted to amend its governing documents to declassify Buyer Parent’s board of directors and to satisfy the condition to the Closing set forth in Section 5.3(h); provided further that, the Buyer shall provide the Company with a copy of any such amendments or modifications at least three (3) Business Days before they are proposed to be implemented.

4.18                        Cooperation from the Company.  Upon request of the Buyer, the Company agrees to (and to cause its Subsidiaries to) use reasonable efforts to (x) assist and cooperate with the Debtors in the Plan solicitation process and/or (y) assist the Debtors in obtaining entry of the Confirmation Order.

4.19                        Sale of Inventory.  Within thirty (30) days after the six (6) month anniversary of the Closing Date and every six (6) months thereafter until and including the thirty six (36) month anniversary of the Closing Date, the Buyer shall deliver to the Company a report (the “Inventory Sales Report”) indicating (i) the amount of each Product sold in the six (6) month period to which such Inventory Sales Report pertains and (ii) with respect to the Transferred Inventory, the amount of inventory of each Product included in the Transferred Inventory that remains to be sold as of the end of such six (6) month period.

4.20                        Notice Regarding Changes.

(a)                                 During the Pre-Closing Period, each party shall promptly inform the other in writing of (i) any change in facts and circumstances that could reasonably be expected to render any of the representations or warranties made herein by such party inaccurate or misleading in any material respect at or prior to the Closing (including any Material Adverse Effect or Buyer Material Adverse Effect, as the case may be), (ii) any material correspondence with any Governmental Entity or any customer, supplier or manufacturer not in the ordinary course of business (it being understood that the Buyer’s compliance with Section 4.16 shall satisfy its obligations under this Section 4.20(a)(ii) with respect to the Chapter 11 Cases), or (iii) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement.

(b)                                 For the avoidance of doubt, the delivery of any notice pursuant to this Section 4.17 shall not (x) cure any inaccuracy in any representation or warranty or (y) limit or otherwise affect any remedies available to any Indemnified Party contained in this Agreement (including for purposes of determining whether conditions to Closing have been satisfied or in respect of indemnification rights).

4.21                        Buyer Transaction Expenses.  At least three (3) Business Days prior to the Closing Date, the Buyer shall provide to the Company a statement setting forth the Buyer’s good faith estimate of the Buyer Transaction Expenses as of the Closing Date, together with reasonable supporting documentation thereof.

4.22                        Supplemental Disclosure.

(a)                                 The Company shall, prior to the Closing Date, deliver to the Buyer, updates in writing to: (a) the list of Regulatory Authorizations set forth on Schedule 1.1(a), (b) the list of Transferred Domain Names set forth on Schedule 1.1(c), (c) the list of Transferred Trademarks set forth on Schedule 1.1(d), (d) the list of Transferred Patents set forth on Schedule 1.1(e), (e) the list of Assumed Contracts set forth on Schedule 1.1(j), (f) the list of Permits set forth on Schedule 2.8 of the Company Disclosure Letter, (g) the list of Product Registrations set forth on Schedule 2.10 of the Company Disclosure Letter, (h) the list of

Products set forth on Schedule 2.11 of the Company Disclosure Letter, and (i) the list of Material Suppliers and Material Wholesalers set forth on Schedule 2.13 of the Company Disclosure Letter, in the case of each of (a) through (i), to the extent required to disclose or take into account facts, matters or circumstances which arise or occur between the date of this Agreement and the Closing Date and where the underlying matter disclosed is required, permitted or contemplated by this Agreement (it being understood that no Assumed Contract may be removed from Schedule 1.1(j) without the Company’s prior written consent).

(b)                                 The Buyer shall, prior to the Closing Date, deliver to the Company, updates in writing to: (a) the list of Buyer Material Contracts set forth on Schedule 3.6 of the Buyer Disclosure Letter, (b) the list of Product Registrations set forth on Schedule 3.11 of the Buyer Disclosure Letter, (c) the list of Buyer Filed NDAs set forth on Schedule 3.12 of the Buyer Disclosure Letter and (d) the list of Buyer Material Suppliers and Buyer Material Wholesalers set for on Schedule 3.14 of the Buyer Disclosure Letter, in the case of each of (a) through (d), to the extent required to disclose or take into account facts, matters or circumstances which arise or occur between the date of this Agreement and the Closing Date and where the underlying matter disclosed is required, permitted or contemplated by this Agreement.

(c)                                  No updated information provided to the Buyer in accordance with Section 4.22(a) or to the Company in accordance with Section 4.22(b) shall be deemed to cure any breach or inaccuracy of any representation, warranty or covenant made in this Agreement.  If any written update (i) to the Company Disclosure Letter is provided to the Buyer or (ii) to the Buyer Disclosure Letter is provided to the Company, in each case fewer than three (3) Business Days prior to the scheduled Closing Date, then the party receiving such written update may elect to defer the Closing Date up to the date that is three (3) Business Days following the date that such update is provided to provide the receiving party with sufficient time to evaluate such information.

4.23                        License to Use the Seller Names and Marks.

(a)                                 Subject to the terms and conditions of this Section 4.23, the Company, on behalf of itself and its Subsidiaries, grants to the Buyer a limited, non-transferable, non-exclusive, fully-paid up, royalty-free license to use the Iroko Marks solely for the purpose of using up Transferred Inventory and any product literature, displays and similar materials related to such Transferred Inventory within twenty four (24) months following the Closing Date in conjunction with the obligations specified in Section 4.23(b).

(b)                                 As soon as practicable following the Closing Date, and in any event within twenty four (24) months following the Closing Date, the Buyer will (i) remove the Iroko Mark from any internet domain names or other electronic communications vehicles and from the content of any internet websites within the Transferred Assets, and remove all links to any internet domains of the Company from any of the foregoing and (ii) remove or irreversibly cover or modify the Iroko Marks from or destroy any (x) Transferred Inventory and any other inventory, product literature, displays and similar materials bearing the Iroko Marks that are in the possession of the Buyer and (y) any other public facing materials bearing the Iroko Marks (e.g., signage, business cards and stationery) in the possession of the Buyer.

4.24                        FDA Fees and Inventory.

(a)                                 Prior to the Closing Date, the Company shall pay to the FDA the fees payable to the FDA under the Prescription Drug User Fee Act described on Schedule 4.24(a) of the Company Disclosure Letter (the “Pre-Paid PDUFA Fees”).  Promptly after making such payment and, in any event, prior to the Closing, the Company shall provide evidence reasonably satisfactory to the Buyer that such payment has been made.

(b)                                 On the Closing Date, subject to satisfaction of the Company’s obligations under Section 4.24(a) and delivery of the Transferred Inventory, the Buyer shall issue to the Company an unsecured promissory note in the aggregate principal amount of $4,500,000, in substantially the form attached hereto as Exhibit M (the “Interim Payments Note”), as reimbursement for (i) a portion of the Pre-Paid PDUFA Fees paid by the Company in accordance with Section 4.24(a) and (ii) the costs incurred by the Company and its Subsidiaries to manufacture a portion of the Transferred Inventory.

4.25                        Transition Services.  Each party hereto agrees that, from the date hereof through the Closing, it shall cooperate fully and negotiate in good faith with the other parties in finalizing the schedules to, and services to be provided under (and fees therefor), the Transition Services Agreement.

4.26                        Naproxen, Tivorbex and Zorvolex Matters.  From and after the Closing Date:

(a)                                 Buyer shall (or shall cause one of its Affiliates to) pay to the Company (or a designated Subsidiary of the Company) on a quarterly basis, for so long as there are any payments or proceeds whatsoever arising from a Naproxen Product, a Tivorbex Product and/or a Zorvolex Product, (i) five percent (5%) of the Net Sales; plus (ii) in the event of a Sublicense, or at the election of Buyer, either (A) fifty percent (50%) of the minimum royalties and all other royalty revenues from the Sublicense(s) or (B) $5,000,000 plus five percent (5%) of minimum royalties and all other royalty revenues from the Sublicense(s).

(b)                                 On or prior to the thirtieth (30th) day following the last day of each calendar quarter with respect to which a payment is due pursuant to Section 4.26(a), Buyer shall deliver to the Company (or a designated Subsidiary of the Company) a written notice, certified by an executive officer of the Buyer, setting forth the Net Sales arising from Naproxen Product, Tivorbex Product and/or Zorvolex Product as of the end of such quarter and Buyer’s determination of the amount of the applicable payment due, together with the payment determined by the Buyer to the Company (or to a designated Subsidiary of the Company); provided that, with respect to the first calendar quarter following the Closing, the certificate shall be limited to the period from and after the Closing Date.

(c)                                  Buyer shall permit independent auditors, identified by the Company (or a designated Subsidiary of the Company), no more than once during any calendar year, upon no less than one (1) weeks’ advance notice and at such reasonable times and intervals and to such reasonable extent as the Company shall request, an opportunity to examine and have access to the books, records, personnel and workpapers of Buyer in respect of matters relating to royalty payments made pursuant to this Section 4.26, for purposes of verifying such payments.  Buyer shall keep, and shall require its Affiliates to keep, for three (3) years from the date of each royalty payment made pursuant to this Section 4.26, complete and accurate records to allow the royalty payment to be determined accurately.

(d)                                 In the event there is a dispute regarding the royalty payment calculation, Buyer and the Company shall cooperate in good faith to resolve such dispute as promptly as practicable.  If Buyer and the Company are unable to resolve any such dispute within twenty (20) days (or longer if Buyer and the Company shall mutually agree in writing) of Buyer’s receipt of written notice of such dispute from the Company, such dispute shall be resolved by an internationally recognized firm of independent certified public accountants selected by the Company, with input from Buyer, and such determination shall be final and binding on the parties.  Any expenses relating to the efforts of the independent certified public accountants shall be borne by the party that is decided against in the dispute.  The accountants shall be instructed to use reasonable best efforts to deliver to Buyer and the Company a written report setting forth the resolution of each disputed matter within sixty (60) days of submission of the applicable dispute to it and, in any case, as promptly as practicable after such submission.  Any expenses related to the engagement of the accountants in respect of its services pursuant to this Section 4.26(d) with respect to each dispute matter shall be borne by the party that is decided against in the dispute.

(e)                                  Buyer shall use commercially reasonable diligence to develop, commercialize, market and sell the Naproxen Product, the Tivorbex Product and the Zorvolex Product in accordance with the iCeutica License.

(f)                                   All overdue royalty payments pursuant to this section shall be paid as soon as possible by Buyer, plus a late charge equal to two percent (2%) per annum above the LIBOR Rate on the last Business Day of the quarter on which such payments were to be made.  Interest shall be calculated from the last day on which such royalty was payable.  Any portion of such payments that are being contested in accordance with Section 4.26(d) shall not be considered overdue.

(g)                                  Upon reasonable written notice, Buyer shall furnish or cause to be furnished to the Company (or a designated Subsidiary of the Company), during normal business hours, such information and assistance relating to the Naproxen Product, the Tivorbex Product and/or Zorvolex Product as is reasonably requested and necessary for financial reporting, legal, regulatory, and accounting matters, in preparation and filing of any tax returns or the defense of any tax claim or assessment.

(h)                                 The Buyer shall inform the Company promptly of any infringement claims of which the Buyer has knowledge relating to the Naproxen Product, Tivorbex Product and/or Zorvolex Product.  To the extent permitted under the iCeutica License, the Buyer shall use commercially reasonable efforts to pursue all reasonable infringement claims, or cause such commercially reasonable efforts to be pursued, to non-appealable final judgment. To the extent that Buyer is successful in prosecuting any such infringement claim for the Naproxen Product, the Tivorbex Product and/or Zorvolex Product, any recoveries arising from such infringement claim(s) shall be included in the calculation of Net Sales and Buyer shall pay, or cause to be paid, to the Company (or a designated Subsidiary of the Company) a royalty payment, calculated in accordance with Sections 4.26(a) and (b) on the date of resolution by a final decision of a governmental entity of competent jurisdiction from which no further appeal is possible, after the reimbursement of out-of-pocket legal fees and expenses incurred in connection with such infringement claim.

(i)                                     The Buyer and the Company acknowledge and agree that the Buyer’s payments under this Section 4.26 are intended to compensate the Company for royalty payments due and payable by the Company for the Naproxen Product, the Tivorbex Product and/or the Zorvolex Product, and that if these royalty obligations are terminated or discharged in any manner, then the Company shall provide the Buyer with prompt written notice thereof and the Buyer’s obligations under this Section 4.26 shall be accordingly terminated or discharged, as applicable.  To the extent of any payment received by the Company under Section 4.26, the Company shall, in accordance with its obligations under the Naproxen Product, the Tivorbex Product and/or the Zorvolex Product, forward such payment to the party owed such payment and provide prompt written notice to the Buyer that payment has been made.  The Company shall within two (2) Business Days of receipt (or sending, as applicable) of a written communication with any counterparty regarding the royalty obligations under the Naproxen Product, the Tivorbex Product and/or the Zorvolex Product provide the Buyer with a copy of such communication.

4.27                        CRG Contribution.  The Company acknowledges that CRG has agreed following the date of this Agreement to contribute, lend or advance to, or otherwise invest in, the Company and/or any Subsidiary of the Company, an aggregate amount of $7,500,000 in cash (the “Contribution”).

4.28                        Current Litigation.  The parties acknowledge and agree that, promptly following the Closing, the Buyer shall assume control and all costs of the pending actions listed on Schedule 4.28, which relate to the Transferred Assets (the “Pending Actions”) to the same extent then controlled and funded by the Company.  Accordingly, Buyer and the Company share a common interest in the successful prosecution of the Pending Actions at least as of the date of this Agreement. Prior to the Closing, the parties shall use reasonable efforts to ensure an orderly transition of the Pending Actions from the Company to the Buyer, including by the Company providing copies of files and correspondence relating to the Pending Actions as well as access to legal counsel representing the Company in the Pending Actions. Based on their common interest in the outcome of the Pending Actions, the parties, their counsel and their consultants, agents and representatives desire to share privileged communications without waiving the attorney-client privilege, work product protection or any other applicable privilege or protection. The parties agree immediately following the Closing to notify the relevant courts in the Pending Actions regarding the termination of the iCeutica license agreement with the Company, the transition of control of the Pending Actions to the Buyer and the Company’s withdrawal from the Pending Actions.

4.29                        China Product Supply.

(a)                                 From and after the Closing, during the term of the China License and Supply Agreement:

(i)                  upon receipt by the Buyer of one or more written purchase requests from the Company, any of its Subsidiaries, or Sichuan Credit Pharmaceuticals Co., Ltd. in accordance with the China License and Supply Agreement, Buyer shall use its commercially reasonable efforts to supply the Company or such Subsidiary with Zorvolex Product in accordance with the requirements of the China License and Supply Agreement; provided, the Company shall reimburse the Buyer for all reasonable costs and expenses incurred by any Buyer Entity in supplying the Zorvolex Product in accordance with this Section 4.29(a)(i).

(ii)               the Buyer shall not grant rights to any other party to market, distribute or package the Zorvolex Product in China (PRC), Hong Kong or Macau during the term of the China License and Supply Agreement and may only market, distribute and/or package the Zorvolex Product in China (PRC), Hong Kong or Macau, directly or indirectly, through Sichuan Credit Pharmaceuticals Co., Ltd. and in accordance with the terms of the China License and Supply Agreement.

(b)                                 All amounts payable pursuant to Section 4.29(a)(i) shall be payable in arrears by wire transfer of immediately available funds within fifteen (15) Business Days following delivery of a billing statement or invoice reasonably detailing the costs and expenses incurred. Should the Company dispute any portion of any such invoice, the Company shall pay in full all amounts not in dispute and notify the Buyer in writing of the nature and basis of the dispute.

(c)                                  The Company shall not amend or renew, or permit the amendment or renewal of, the China License and Supply Agreement without the Buyer’s prior written consent, which shall not be  unreasonably witheld.

ARTICLE V
CONDITIONS TO THE PURCHASE AND SALE

5.1                               Conditions to Each Party’s Obligation to Effect the Closing.  The respective obligations of each party to this Agreement to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a)                                 Governmental Approvals.  All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the consummation of the transactions contemplated by this Agreement, shall have been filed, been obtained or occurred, including, without limitation, the expiration or termination of any applicable waiting period under the HSR Act.

(b)                                 No Injunctions.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement.

(c)                                  FDA Letters.  The Buyer and the Company shall, on the Closing Date, have filed, or caused to be filed, through the electronic gateway, the Buyer FDA Letters and the Company FDA Letters, respectively, with the FDA.

(d)                                 Plan and Confirmation Order. The Plan shall have been confirmed by the Bankruptcy Court pursuant to the Confirmation Order, the Confirmation Order shall be in full force and effect and shall not have been stayed, modified or vacated, and the effective date of the Plan shall have occurred on the same date as the Closing Date.

5.2                               Additional Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Buyer:

(a)                                 Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement that are qualified by any reference to materiality or Material Adverse Effect shall each be true and correct in all respects as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except to the extent that any representation or warranty is limited by its terms to a specific date or range of dates (in which case such representation and warranty need only be true and correct on the date or during the range of dates so specified)) and all other representations and warranties of the Company shall each be true and correct in all material respects as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except to the extent that any representation or warranty is limited by its terms to a specific date or range of dates (in which case such representation and warranty need only be true and correct on the date or during the range of dates so specified)) and the Buyer shall have received a certificate signed on behalf of the Company by an authorized officer of the Company to such effect.

(b)                                 Performance of Obligations of the Company.  The Company and its Subsidiaries shall have performed in all material respects all obligations required to be performed by the Company or its Subsidiaries under this Agreement on or prior to the Closing Date and the Buyer shall have received a certificate signed on behalf of the Company by an authorized officer of the Company to such effect.

(c)                                  Release of Liens.  All Liens (except Permitted Liens) on the Transferred Assets shall have been released and the Buyer shall have received satisfactory evidence thereof.

(d)                                 Regulatory.  With respect to each Product, no voluntary drug recall shall have been initiated or agreed to by the Company or any of its Subsidiaries and no drug recall shall have been requested or mandated by any Governmental Entity.

(e)                                  Consents.  All of the consents set forth in Schedule 5.2(e) (the “Company Required Consents”) shall have been obtained by the Company and shall be in full force and effect, and the Buyer shall have been furnished with written evidence of the granting of such consents.

(f)                                   Deliverables.  The Buyer shall have received from the Company the items to be delivered pursuant to Section 1.6(c)(i).

(g)                                  Material Adverse Effect.  Since the date of this Agreement, there has not occurred any event that, individually or in the aggregate with other events, has had, or would reasonably be expected to have, a Material Adverse Effect.

(h)                                 Employees. The Company or its applicable Subsidiary shall have terminated the employment of the Transferred Employees effective the day immediately prior to Closing.

(i)                                     Contribution.  The Company shall have received the Contribution and the Buyer shall have received reasonably satisfactory evidence thereof.

(j)                                    Redemption.  The Company Redemption shall have been completed and the Buyer shall have received reasonably satisfactory evidence thereof.

(k)                                 iCeutica License.  All of the conditions to effectiveness contained in Section 2.2 of the iCeutica License other than the Closing under this Agreement shall have been satisfied or waived in writing by iCeutica.

5.3                               Additional Conditions to Obligations of the Company.  The obligation of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, either of which may be waived, in writing, exclusively by the Company:

(a)                                 Representations and Warranties.  The representations and warranties of the Buyer set forth in this Agreement that are qualified by any reference to materiality or Buyer Material Adverse Effect shall each be true and correct in all respects as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except to the extent that any representation or warranty is limited by its terms to a specific date or range of dates (in which case such representation and warranty need only be true and correct on the date or during the range of dates so specified)) and all other representations and warranties of the Buyer shall each be true and correct in all material respects as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except to the extent that any representation or warranty is limited by its terms to a specific date or range of dates (in which case such representation and warranty need only be true and correct on the date or during the range of dates so specified)) and the Company shall have received a certificate signed on behalf of the Buyer by an authorized officer of the Buyer to such effect.

(b)                                 Performance of Obligations of the Buyer.  The Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date and the Company shall have received a certificate signed on behalf of the Buyer by an authorized officer of the Buyer to such effect.

(c)                                  Regulatory.  With respect to each of the Buyer Products, no voluntary drug recall shall have been initiated or agreed to by any Buyer Entity and no drug recall shall have been requested or mandated by any Governmental Entity.

(d)                                 [Reserved]

(e)                                  Deliverables.  The Company shall have received from the Buyer the items to be delivered pursuant to Section 1.6(b).

(f)                                   Material Adverse Effect.  Since the date of this Agreement, there has not occurred any event that, individually or in the aggregate with other events, has had, or would reasonably be expected to have, a Buyer Material Adverse Effect.

(g)                                  Plan, Confirmation Order and Related Documents. The Plan, the Disclosure Statement, the Plan Related Documents, and the Confirmation Order shall be in form and substance reasonably acceptable to the Company (such acceptance not to be unreasonably delayed, conditioned or withheld, it being agreed that it would not be reasonable for the Company to object to (i) any plan that is in form and substance materially consistent with the form of plan attached hereto as Exhibit H (as amended, modified or supplemented from time to time in accordance with this Agreement) and with the terms of this Agreement, (ii) any disclosure statement that is in form and substance materially consistent with the form of disclosure statement attached hereto as Exhibit I (as amended, modified or supplemented from time to time in accordance with this Agreement) and with the terms of this Agreement, (iii) any confirmation order that is in form and substance materially consistent with the form of confirmation order filed pursuant to Section 4.16(c) and with the terms of this Agreement, or (iv) any Plan Related Document that is consistent with the terms of the Plan and this Agreement, and no such documents shall have been amended or modified except in accordance with this Agreement.

(h)                                 Buyer Governing Documents. At Closing, Buyer’s Certificate of Incorporation shall include the following terms: (i) the board of directors of the Buyer Parent shall consist of no more than seven (7) directors and (ii) following the Closing Date, directors shall be elected to the board of directors of the Buyer Parent by plurality vote of the stockholders of Buyer Parent.  At Closing, the directors of the Buyer Parent shall be as set forth in Section 8(b) of the Stockholders Agreement attached hereto as Exhibit E.

(i)                                     Buyer Parent Cash Balance; Buyer Current Liabilities. The Company shall have received evidence reasonably satisfactory to it that (i) the aggregate amount of cash, cash equivalents and marketable securities of Buyer Parent and its Subsidiaries (the “Buyer Parent Cash Balance”) is equal to at least $10,200,000, minus a buffer of fifteen percent (15%) of that amount, as of the Closing Date and (ii) the Buyer Current Liabilities will be equal to or less than the Current Liabilities Target, as of the Closing Date, in each case after giving effect to the Plan.  For the avoidance of doubt, for purposes of calculating the Buyer Parent Cash Balance, any cash held in the Professional Fee Escrow Account (as defined in the Plan) to be funded in accordance with the Plan or any cash to be distributed pursuant to the Plan (whether or not such cash is distributed on the Closing Date) shall be excluded from the Buyer Parent Cash Balance.

(j)                                    Buyer Parent Indebtedness.  The Company shall have received evidence reasonably satisfactory to it that, after giving effect to the Plan, Buyer Parent shall have no outstanding Indebtedness other than (1) the aggregate principal amount of $95,000,000 of New Senior Secured Notes and (2) the Interim Payments Note.

ARTICLE VI
INDEMNIFICATION

6.1                               Indemnification by the Company.   Subject to the terms and conditions of this Article VI, from and after the Closing, the Company shall indemnify and hold harmless the Buyer, its Affiliates and their respective successors and permitted assigns (the “Buyer Indemnified Parties”) from and against, and pay as incurred on behalf of (or reimburse), any and all losses, including diminution in value, damages, obligations, liabilities, Taxes, fines, fees, costs, expenses, penalties, interest, awards, judgments, claims, demands, actions, suits and settlements of any kind, including reasonable attorneys’ and consultants’ fees and expenses and other reasonable legal costs and expenses incurred in the prosecution, investigation, remediation, defense or settlement (collectively, “Damages”) (provided, that an Indemnified Party shall only be entitled to Damages for diminution of value with respect to any matter properly subject to indemnification under this Article VI to the extent such Indemnified Party demonstrates that the matter was a direct cause of, or directly resulted in, the diminution in value), resulting from, based on or arising out of:

(a)                                 the inaccuracy or any breach of any of the representations or warranties of the Company contained in Article II of this Agreement as of the date hereof or as if such representation or warranty was made on and as of the Closing Date (unless another date is specified in such representation or warranties, in which case any inaccuracy or breach of such representation and warranty as of such date);

(b)                                 any breach or failure to perform by the Company of any covenant or agreement contained in this Agreement;

(c)                                  any Excluded Liabilities;

(d)                                 any Excluded Assets; or

(e)                                  the enforcement of the Buyer Indemnified Parties’ rights hereunder.

6.2                               Indemnification by the Buyer.  Subject to the terms and conditions of this Article VI, from and after the Closing, the Buyer shall indemnify and hold harmless the Company, its stockholders, its Affiliates and their respective successors and permitted assigns (the “Company Indemnified Parties”) from and against, and pay as incurred on behalf of (or reimburse), any and all Damages resulting from, based on or arising out of:

(a)                                 the inaccuracy or any breach of any of the representations or warranties of the Buyer contained in Article III of this Agreement as of the date hereof or as if such representation or warranty was made on and as of the Closing Date (unless another date is specified in such representation or warranties, in which case any inaccuracy or breach of such representation and warranty as of such date);

(b)                                 any breach or failure to perform by the Buyer of any covenant or agreement contained in this Agreement;

(c)                                  any Assumed Liabilities;

(d)                                 any liabilities arising from the conduct or operation of the Business by the Buyer following the Closing, other than liabilities arising from any Excluded Liability;

(e)                                  any liabilities arising from third party claims in the Chapter 11 Cases alleging any misstatement or omission in the Disclosure Statement or challenging the consummation of the Plan or the transactions contemplated thereby, including any fees and expenses incurred in connection with any discovery sought from or motions or adversarial proceedings filed against any Company Indemnified Party or any objection to the motion seeking approval of the reimbursement obligation of the Buyer referenced in Section 8.13 of this Agreement (but excluding costs incurred by any Company Indemnified Party to participate in or monitor, the Chapter 11 Cases (including attending any hearings for the purpose of monitoring or filing any pleadings unrelated to any such third party claim)); or

(f)                                   the enforcement of the Company Indemnified Parties’ rights hereunder.

6.3                               Claims for Indemnification.

(a)                                 Third Party Claims.  All claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party claim against an Indemnified Party (a “Third Party Claim”) shall be made in accordance with the following procedures.  A Person entitled to indemnification under this Article VI (an “Indemnified Party”) shall give prompt written notification to the Indemnifying Party (a “Third Party Claim Notice”) of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a third party in any written claim or demand; provided, that the failure to timely deliver a Third Party Claim Notice shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party shall have been actually and materially prejudiced by such failure.  For purposes of this Agreement, the term “Indemnifying Party” means (i) in the case of a claim for indemnification by the Buyer, the Company and (ii) in the case of a claim for indemnification by the Company, the Buyer.  Within ten (10) Business Days after delivery of such Third Party Claim Notice, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense with counsel reasonably satisfactory to the Indemnified Party; provided that the Indemnifying Party shall not be entitled to defend any Third Party Claim (a) that seeks remedies other than money damages without the written agreement of the Indemnified Party, or if defense of such Third Party Claim could reasonably be expected to adversely affect the Indemnified Party or its Affiliates, other than as a result of monetary damages for which it would be entitled to relief under this Agreement, (b) involving criminal actions or allegations of criminal conduct, or claims reasonably expected to result in claims for specific performance, injunction or other equitable or non-monetary relief, (c) unless the Indemnifying Party conducts the defense of the Third Party Claim in a commercially reasonable and diligent manner, or (d) that relates to Taxes or is brought by a Governmental Entity.  If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel separate from the counsel employed by the Indemnifying party, it being understood, however, that the Indemnifying Party shall control such defense, and the Indemnified Party shall not be entitled to indemnification for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof unless incurred at the request of the Indemnifying Party; provided, that, subject to the limitations in this Article VI, the

Indemnified Party shall be entitled to indemnification for the fees and expenses of counsel employed by the Indemnified Party for any period following the ten (10) Business Day period referenced above during which the Indemnifying Party has not assumed the defense thereof (or otherwise has not conducted such defense actively and diligently). If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense at the Indemnifying Party’s sole expense (to the extent indemnifiable under this Article VI and subject to the limitations contained herein) and the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered “Damages” for purposes of this Agreement. In no event shall the Indemnifying Party be responsible for the fees and expenses of more than one (1) counsel for the Indemnified Party (in addition to one (1) local counsel).  The party controlling such defense shall keep the other party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto.  The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party.  Except with the prior written consent of the Indemnified Party, which may be withheld in the Indemnified Party’s sole discretion, the Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim that (i) does not include a complete release of the Indemnified Party from all liability with respect thereto, (ii) imposes any liability or obligation on the Indemnified Party, (iii) would impose a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or (iv) would result in a finding or admission of a violation of Law by the Indemnified Party that would have an adverse effect on the Indemnified Party.  For the avoidance of doubt, the Indemnifying Party may agree to any settlement that satisfies clauses (i) through (iv) of the preceding sentence without the Indemnified Party’s consent.  The amount of any Third Party Claim resolved pursuant to this Section 6.3(a) shall, to the extent indemnifiable under this Article VI and subject to the limitations contained herein, be payable by the Indemnifying Party to the Indemnified Party by wire transfer of immediately available funds.

(b)                                 Procedure for Claims Not Involving Third Parties.  An Indemnified Party wishing to assert a claim for indemnification under this Article VI that does not involve a Third Party Claim shall deliver to the Indemnifying Party a written notice (a “Claim Notice”) which contains a description in reasonable detail of such claim and the amount (the “Claim Amount”) of any Damages that the Indemnified Party has sustained or reasonably anticipates that it will sustain and; provided, that the failure to timely deliver a Claim Notice shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party shall have been prejudiced by such failure.  Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall (A) agree that the Indemnified Party is entitled to receive the Claim Amount (in which case such response shall be accompanied by a payment to the Indemnified Party of the Claim Amount by the Indemnifying Party by wire transfer of immediately available funds), (B) agree that the Indemnified Party is entitled to receive part, but not all, of the Claim Amount (the amount so agreed in (A) or (B), the “Agreed Amount”) (in which case such response shall be accompanied by a payment to the Indemnified Party of the Agreed Amount by the Company by wire transfer of immediately available funds) or (C) contest that the Indemnified Party is entitled to receive any of the Claim Amount.  If such dispute is not resolved within thirty (30) days following the delivery by the Indemnifying Party of such response, the

Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 8.11.

6.4                               Survival.

(a)                                 The representations and warranties of the Company and the Buyer set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and continue until eighteen (18) months after the Closing Date, at which time they shall expire, other than (i) the representations and warranties of the Company contained in Section 2.1 (Organization, Standing and Power), Section 2.2 (Authority; No Conflict), Sections 2.3(a) (Transferred Assets), Section 2.12 (Taxes) and Section 2.19 (Brokers) (the “Company Fundamental Representations”), which shall survive indefinitely, except for the representations and warranties of the Company contained in Section 2.12 (Taxes), which shall survive until ninety (90) days following the expiration of the statute of limitations applicable to the underlying matters covered by such provision, and (ii) the representations and warranties of Buyer contained in Section 3.1 (Organization, Standing and Power), Section 3.2 (Capital Structure), Section 3.3 (Authority; No Conflict), Section 3.4(a) and (c) (Buyer’s Assets; Transferability of Consideration), Section 3.13 (Taxes), and Section 3.19 (Brokers) (the “Buyer Fundamental Representations”), which shall survive indefinitely, except for the representations and warranties of the Buyer contained in Section 3.13 (Taxes), which shall survive until ninety (90) days following the expiration of the statute of limitations applicable to the underlying matters covered by such provision. The covenants and agreements of the Company and the Buyer set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby until they are satisfied in accordance with their terms.  Notwithstanding anything in this Agreement to the contrary, claims for fraud may be asserted at any time following the Closing and shall survive indefinitely.  The parties specifically and unambiguously intend that the survival periods that are set forth in this Section 6.4 replace any statute of limitations that would otherwise be applicable.

(b)                                 Notwithstanding the foregoing, the representations and warranties hereunder shall survive to the extent an indemnification claim is asserted prior to the expiration as provided in Section 6.4(a) until such time as any claim so asserted has been finally resolved, but only for the purpose of the resolution of such claims.

6.5                               Limitations.

(a)                                 The amount of Damages recoverable by an Indemnified Party under this Article VI with respect to an indemnity claim shall be reduced by the amount of any insurance payment actually received by such Indemnified Party (or an Affiliate thereof) with respect to such indemnity claim, net of the amount of any reasonably projected increase in insurance premiums directly attributable to such indemnity claim (net of any expenses (including any Taxes) associated with claiming or receiving such insurance recovery)) (the “Insurance Recovery”).  If an Indemnified Party (or an Affiliate) receives any Insurance Recovery in connection with any claim for Damages for which it has already received an indemnification payment from the Indemnifying Party, it shall pay to the Indemnifying Party, within 60 days of receiving such Insurance Recovery, an amount equal to the excess, if any, of (x) the amount previously received by the Indemnified Party from the Indemnifying Party under this Article VI with respect to such claim plus the amount of any Insurance Recovery with respect to such claim over (y) the amount of Damages with respect to such claim; provided, that, (i) no Indemnified Party shall be subject to any obligation to bring an Action against its insurance company in order to pursue recovery in respect of any indemnifiable Damages under any such insurance policy and (ii) no indemnification payment payable hereunder shall be conditioned, withheld, or delayed as a result of any Indemnified Party not having sought, realized or received any insurance proceeds.

(b)                                 The Company shall not be obligated to pay any amounts for indemnification in respect of claims under Section 6.1(a) until the aggregate amount of such indemnification obligations hereunder exceeds $400,000 (the “Buyer Deductible”), whereupon the Company shall be liable for all indemnifiable Damages incurred by the Buyer in excess of the Buyer Deductible; provided, however, that the foregoing limitation shall not apply to claims for breach or inaccuracy of the Company Fundamental Representations or the representations and warranties in Section 2.3(b) or claims for fraud.  Notwithstanding the foregoing, the Company shall not be obligated to pay any amounts of Damages in respect of any claim under Section 6.1(a) unless such Damages in respect of such claim (or aggregated Damages in respect of claims arising out of or resulting from the same or substantially similar facts, events or circumstances) exceed $50,000; provided, however, that the foregoing limitation shall not apply to claims for breach or inaccuracy of the Company Fundamental Representations or the representations and warranties in Section 2.3(b) or claims for fraud.

(c)                                  The Buyer shall not be obligated to pay any amounts for indemnification in respect of claims under Section 6.2(a) until the aggregate amount of such indemnification obligations hereunder exceeds $400,000 (the “Company Deductible”), whereupon the Buyer shall be liable for all indemnifiable Damages incurred by the Company in excess of the Company Deductible; provided, however, that the foregoing limitation shall not apply to claims for breach or inaccuracy of Buyer Fundamental Representations or claims for fraud.  Notwithstanding the foregoing, the Buyer shall not be obligated to pay any amounts of Damages in respect of any claim under Section 6.2(a) unless such Damages in respect of such claim (or aggregated Damages in respect of claims arising out of or resulting from the same or substantially similar facts, events or circumstances) exceed $50,000; provided, however, that the foregoing limitation shall not apply to claims for breach or inaccuracy of Buyer Fundamental Representations or claims for fraud.

(d)                                 The aggregate liability of an Indemnifying Party under this Article VI shall not exceed (i) in respect of claims for indemnification pursuant to Section 6.1(a) (other than with respect to the Company Fundamental Representations, the representations and warranties in Section 2.3(b) or fraud) or in respect of claims for indemnification pursuant to Section 6.2(a) (other than with respect to the Buyer Fundamental Representations or fraud), $5,000,000 (the “Cap”), (ii) in respect of any other claims for indemnification (other than with respect to the Authority Representations, the representations and warranties in Section 2.3(b), or fraud), $30,000,000, (iii) in respect of claims for indemnification with respect to representations and warranties in Section 2.3(b), $10,000,000, and (iv) in respect of claims for indemnification pursuant to Section 6.1(a) (with respect to the Company’s Authority Representations) or Section 6.2(b) (with respect to the Buyer’s Authority Representations), $80,000,000; provided, that nothing in this Section 6.5(d) shall apply to any Damages arising from any fraud.

(e)                                  For purposes of determining Damages incurred in connection with any breach or inaccuracy of any representation and warranty (but not the existence of such breach or inaccuracy), any and all references to “material,” “materiality,” “Material Adverse Effect” or other correlative terms shall be disregarded; provided, that, reference to “Material Adverse Effect” in Section 2.15(a) and “Buyer Material Adverse Effect” in Section 3.16(a) shall not be so disregarded.

(f)                                   Except for such Damages as are expressly included in the definition thereof, no party hereto shall be entitled to indemnification for any consequential damages that are not reasonably foreseeable or punitive damages, in each case, except if and to the extent any such damages are payable by an Indemnified Party pursuant to a Third Party Claim, and except in the case of fraud.

(g)                                  Except with respect to claims related to fraud, for equitable relief or arising under the Ancillary Agreements, the rights of the Indemnified Parties under this Article VI shall be the sole and exclusive remedies of the Indemnified Parties with respect to claims under, or otherwise relating to the transactions that are the subject of, this Agreement.

(h)                                 Other than with respect to fraud, no Indemnifying Party shall have any liability under this Article VI for any inaccuracy in or breach of a representation or warranty by such Indemnifying Party in this Agreement to the extent that: (a) with respect to the Company as the Indemnifying Party, any of Robert Radie, Stan Musial, Mark Strobeck, Barbara Carlin or Megan Timmins had actual knowledge prior to the date of the Agreement of all material facts related to such matter and understood prior to the date of the Agreement that such facts constituted a breach or inaccuracy of such representation or warranty and that the Company did not have actual Knowledge of all such material facts related to such matter (it being understood that materials included in the Company’s due diligence data room prior to the date of the Agreement shall be deemed to be within the actual Knowledge of the Company for purposes of this clause (a)) and (b) with respect to the Buyer as the Indemnifying Party, either of Todd Smith or Ben Bove had actual knowledge prior to the date of the Agreement of all material facts related to such matter and understood prior to the date of the Agreement that such facts constituted a breach or inaccuracy of such representation or warranty and that the Buyer did not have actual Knowledge of all such material facts related to such matter (it being understood that materials included in the Buyer’s due diligence data room prior to the date of the Agreement shall be deemed to be within the actual Knowledge of the Buyer for purposes of this clause (b)).  The right to indemnification under this Article VI shall not be affected by any investigation conducted by any Indemnified Party after the date hereof or Knowledge acquired (or capable of being acquired) after the date hereof by the Indemnified Party or any other Person.

(i)                                     For the avoidance of doubt, under no circumstances will any party be entitled to recover for the same Damages more than once under this Agreement or under more than one provision of this Agreement.

6.6                               Right to Set-Off.

(a)                                 Subject to Section 6.6(b), the Buyer and its Affiliates shall have the right to recoup and/or set off amounts owed under the Notes Consideration (including any amounts payable on the New Senior Secured Notes and any amounts payable under the New Notes Royalty Agreement), the Royalty Payments and the Interim Payments Note Consideration against any Agreed Amount or Damages as finally resolved pursuant to the terms of this Agreement which may be owed to the Buyer Indemnified Parties; provided, however, that in the first twelve (12) month period following the Closing, such right of recoupment and/or set off shall be limited to eighty percent (80%) of the total amount owed to the Company or any of its Subsidiaries; provided that prior to the expiration of the eighteen (18) month period following the Closing, the Company shall reimburse the Buyer in cash for the remaining twenty percent (20%) of such total amount to the extent such amount may not be recouped and/or set off in such twelve (12) month period after taking into account the recoupment and/or set off of the aggregate Agreed Amount and Damages owed to the Buyer Indemnified Parties for such twelve (12) month period.  Notwithstanding anything in this Agreement to the contrary, the recoupment and/or set off limitation in the foregoing proviso shall be solely for the benefit of the Company and not to any Transferee of all or any portion of any Notes Consideration.

(b)                                 Any recoupment and/or set off that is exercised by Buyer in accordance with Section 1.5(c)(3), Section 6.6(a) or Section 6.9 against any Person shall be applied (to the extent available at the time of application): (i) first, against any amounts then owing by the Buyer Entities under the Royalty Payments, (ii) second, against any amounts then owing by the Buyer Entities under the New Notes Royalty Agreement, (iii) third, against interest then accrued on the New Senior Secured Notes, (iv) fourth, against interest then accrued on the Interim Payments Note, (v) fifth, against outstanding principal under the Interim Payments Note (including any principal amount then payable) and (vi) six, against the outstanding principal under the New Senior Secured Notes (including any principal amount then payable).  For the avoidance of doubt, in each case, Buyer shall be required to exhaust the amounts set forth on one step of the waterfall described in this Section 6.6(b) before proceeding to any subsequent step.  The right of set-off set forth in this Section 6.6 shall terminate and be of no further force and effect, (i) with respect to the New Senior Secured Notes, on the Business Day immediately following the maturity date of the New Senior Secured Notes in accordance with the terms of the New Senior Secured Notes Indenture, (ii) with respect to the New Notes Royalty Agreement, on the Business Day immediately following the expiration of the term of the royalty under the New Notes Royalty Agreement, (iii) with respect to the Interim Payments Note, on the Business Day immediately following the eighteen (18) month anniversary of the Closing Date and (iv) with respect to the Royalty Payments, on the Business Day immediately following the expiration of the Royalty Term. It is understood and agreed that, notwithstanding any such termination date, to the extent that at any time there are pending claims made by Buyer Indemnified Parties for indemnification pursuant to and in accordance with Article VI, the Buyer and its Affiliates may hold back from paying a portion of any payment due under the New Senior Secured Notes, New Notes Royalty Agreement, and Interim Payments Note or any Royalty Payment in an amount equal to the amount at issue in such pending claims until the final resolution of such claim in accordance with this Agreement and, to the extent indemnifiable under this Article VI, the Buyer and its Affiliates may set-off against any such payment in accordance with the foregoing waterfall in this Section 6.6(b).

(c)                                  The Company acknowledges and agrees, and shall not dispute, and any Permitted Transferee, by execution of a Note Transfer Joinder or a Royalty Consideration Transfer Joinder, as applicable, shall be deemed to have agreed, and shall not dispute, that the exercise of any recoupment by the Buyer in accordance with this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code (and the Company and any Permitted Transferee hereby waive, to the fullest extent permitted by Law, the applicability of the automatic stay to the exercise by the Buyer of any such recoupment and/or set off).

6.7                               Indemnification Payments.  All indemnification payments made hereunder shall be treated by all parties as adjustments to the Final Purchase Price for Tax purposes unless otherwise required by Law.

6.8                               No Claims Against Buyer Lenders, Company Lenders and Collateral Agent.  Notwithstanding anything herein to the contrary, (a) the Buyer agrees, on behalf of itself and its Affiliates (including the Buyer Entities) and each Representative thereof, that it and its Affiliates and each Representative thereof shall not have any rights or claims against any of the Company Lenders in their capacity as such or the Collateral Agent in connection with this Agreement, the Company Term Loan or the transactions contemplated hereby or thereby, and (b) the Company agrees, on behalf of itself and its Affiliates and each Representative thereof, that it and its Affiliates and each Representative thereof shall not have any rights or claims against any of the Buyer Lenders that are not Buyer Entities in connection with this Agreement, the Company Term Loan or the transactions contemplated hereby or thereby; provided however, that nothing in this Section 6.8 shall be construed to preclude, limit or restrict the enforcement of any right or claim (including any right of set off or recoupment, to the extent set forth in Section 6.6 and Section 6.9) that the Buyer or its Affiliates (including the Buyer Entities) has against an assignee or transferee of (i) all or any portion of any Closing Consideration or (ii) any rights or obligations under this Agreement (including with respect to Royalty Payments).

6.9                               Recoupment.  The parties hereto acknowledge and agree, and any Permitted Transferee, by execution of a Note Transfer Joinder or a Royalty Consideration Transfer Joinder, as applicable, shall be deemed to have agreed, that (i) the defense of recoupment applies to the obligations under this Agreement and any Ancillary Agreement and that the Buyer and its Affiliates shall reduce dollar for dollar the amounts owed under the Notes Consideration (including any amounts payable on the New Senior Secured Notes and any amounts payable under the New Notes Royalty Agreement), the Royalty Payments or the Interim Payments Note Consideration by any Agreed Amount or Damages as finally resolved pursuant to the terms of this Agreement which may be owed to the Buyer Indemnified Parties and (ii) the entry into this Agreement and the Ancillary Agreements constitutes a single transaction and occurrence.  For the avoidance of doubt, the provisions of Section 6.6(b) shall apply to any recoupment exercised by Buyer in accordance with this Section 6.9.  This Agreement (including the schedules and exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) and the Ancillary Agreements shall constitute a “single integrated agreement,” and the transactions contemplated thereby shall constitute a “single integrated transaction,” in each case for purposes of recoupment.  The right of recoupment set forth in this Section 6.9 shall terminate and be of no further force and effect, (i) with respect to the New Senior Secured Notes, on the Business Day immediately following the maturity date of the New Senior Secured Notes in accordance with the terms of the New Senior Secured Notes Indenture, (ii) with respect to the New Notes Royalty Agreement, on the Business Day immediately following the expiration of the term of the royalty under the New Notes Royalty Agreement, (iii) with respect to the Interim Payments Note, on the Business Day immediately following the eighteen (18) month anniversary of the Closing Date and (iv) with respect to the Royalty Payments, on the Business Day immediately following the expiration of the Royalty Term. It is understood and agreed that, notwithstanding any such termination date, to the extent that at any time there are pending claims made by Buyer Indemnified Parties for indemnification pursuant to and in accordance with Article VI, the Buyer and its Affiliates may hold back from paying a portion of any payment due under the New Senior Secured Notes, New Notes Royalty Agreement, and Interim Payments Note or any Royalty Payment in an amount equal to the amount at issue in such pending claims until the final resolution of such claim in accordance with this Agreement and, to the extent indemnifiable under this Article VI, the Buyer and its Affiliates may recoup against any such payment in accordance with the waterfall in Section 6.6(b).

ARTICLE VII
TERMINATION

7.1                               Termination.

(a)                                 Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(1)                                 by mutual written consent of the Company and the Buyer;

(2)                                 by the Buyer, if a breach or inaccuracy of any representation or warranty or failure to comply with or perform any covenant or agreement on the part of the Company or its Subsidiaries set forth in this Agreement shall have occurred that would, if continuing on the Closing Date, cause any of the conditions set forth in Section 5.1 or Section 5.2 not to be satisfied, and such breach, inaccuracy, or failure to comply or perform is not cured within thirty (30) days following the Buyer’s delivery of written notice to the Company of such breach, inaccuracy, or failure to comply or perform (it being understood and agreed that there shall be no ability to cure any failure to comply with or satisfy the conditions set forth in Section 5.2(g)); provided that the Buyer may terminate this Agreement pursuant to this Section 7.1(a)(2) only if, at the time of such valid termination, the Buyer is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(3)                                 by the Company, if a breach or inaccuracy of any representation or warranty or failure to comply with or perform any covenant or agreement on the part of the Buyer Entities set forth in this Agreement shall have occurred that would, if continuing on the Closing Date, cause any of the conditions set forth in Section 5.1 or Section 5.3 not to be satisfied, and such breach, inaccuracy, or failure to comply or perform is not cured within thirty (30) days following the Company’s delivery of written notice to the Buyer of such breach, inaccuracy, or failure to comply or perform (it being understood and agreed that there shall be no ability to cure any failure to comply with or satisfy the conditions set forth in Section 5.3(f)); provided that the Company may terminate this Agreement pursuant to this Section 7.1(a)(3) only if, at the time of such valid termination, the Company is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(4)                                 by either the Company or the Buyer, if any Governmental Entity (including, for the avoidance of doubt, the Bankruptcy Court) shall have issued a Court Order (a) enjoining or otherwise prohibiting the transactions contemplated by this Agreement, (b) directing the appointment of an examiner with expanded powers or a trustee, (c) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code or (d) dismissing any of the Chapter 11 Cases and, in any case of (a) through (d), such Court Order shall have become final and non-appealable; provided, that (x) no termination may be made under this Section 7.1(a)(4) by the Buyer if the Buyer’s material breach or violation of this Agreement is the primary cause of the issuance of such final and non-appealable Court Order, and (y) no termination may be made under this Section 7.1(a)(4) by the Company if the Company’s material breach or violation of this Agreement is the primary cause of the issuance of such final and non-appealable Court Order.

(b)                                 In the event of termination by a party pursuant to Section 7.1(a), written notice thereof shall forthwith be given to the Buyer (in the case of termination by the Company) or the Company (in the case of termination by the Buyer), in each case, subject to any limitations on notice set forth in Section 7.1(a), and this Agreement shall be terminated, subject in all respects to Section 7.2, without further action by the Company, the Buyer or any other party.

(c)                                  Notwithstanding anything in this Agreement to the contrary, including Section 7.1(a), this Agreement shall automatically terminate without any further notice or action by the Buyer, the Company, or any other party, on the earliest to occur of the following dates:  (i) the date that is five (5) days after the date of this Agreement unless the Petition Date shall have occurred; (ii) the date that is 120 days after the Petition Date unless the Plan has been confirmed by the Bankruptcy Court pursuant to the Confirmation Order and the Confirmation Order is in full force and effect and has not been stayed, modified or vacated; and (iii) January 31, 2019; provided that the Buyer and the Company may mutually agree in writing, each in its sole discretion, to extend any deadlines or milestones referenced in this Section 7.1(c).

7.2                               Effect of Termination.  In the event of the valid termination of this Agreement as provided in Section 7.1, any obligation to complete the Closing or the other transactions contemplated by this Agreement shall terminate and this Agreement forthwith shall become null and void and have no further force or effect, and there shall be no liability on the part of the Company, the Buyer or any other Person, except that, subject in all respect to this Section 7.2, the provisions of this Section 7.2, Section 4.4 (Public Disclosure), Sections 4.5(e) through (g) (Non-Disparagement), Article VIII (Miscellaneous), in each case, shall survive in accordance with their respective terms and conditions; provided, that nothing herein shall relieve any party from liability for any knowing and willful breach of this Agreement by such party, occurring prior to such valid termination (including, without limitation, the failure by the Company or the Buyer to consummate the Closing pursuant to its obligations under this Agreement), or such party’s fraud prior to such valid termination.

ARTICLE VIII
MISCELLANEOUS

8.1                               Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by electronic mail, in each case to the intended recipient as set forth below:

(a)                                 if to the Company, to

Iroko Pharmaceuticals Inc.
c/o CR Group LP
1050 Walnut St., Suite 201
Boulder, CO 80302
Attn: Iroko directors
E-mail: gmonroe@crglp.com

with a copy (which shall not constitute notice) to:

Baker & McKenzie LLP
815 Connecticut Avenue, N.W.
Washington, DC 20006-4078
Attn: Marc R. Paul
E-mail: marc.paul@bakermckenzie.com

(b)                                 if to the Buyer, to

Egalet Corporation

600 Lee Rd #100

Wayne, PA 19087
Attn: Robert Radie, Chief Executive Officer
E-mail: rradie@egalet.com

with a copy (which shall not constitute notice) to:

Dechert LLP

Three Bryant Park

New York, New York 10036
Attn:  David Rosenthal
E-mail: david.rosenthal@dechert.com

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, ordinary mail or facsimile), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended.  Any party to this

Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

8.2                               Entire Agreement.  This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) and the Ancillary Agreements constitute the entire agreement between the parties to this Agreement and supersedes any prior understandings, agreements or representations by or between the parties hereto, written or oral, with respect to the subject matter hereof.

8.3                               No Third Party Beneficiaries.  This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third party beneficiary hereto, except that (i) the Buyer Indemnified Parties and the Company Indemnified Parties are intended beneficiaries of, and shall have the right to enforce, Sections 6.1 and 6.2 hereof, respectively, (ii) the Buyer’s Affiliates are intended beneficiaries of, and shall have the right to enforce, Section 4.5, (iii) the Collateral Agent and the Company Lenders are intended beneficiaries of, and shall have the right to enforce, Sections 4.3(e), 6.8 and 8.4, and (iv) the Buyer Lenders are intended beneficiaries of, and shall have the right to enforce, Section 6.8.

8.4                               Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise by either of the parties hereto without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void, except that (i) the Buyer may transfer or assign its rights and obligations under this Agreement, in whole or in part, from time to time to one (1) or more of its Affiliates; provided that such transfer or assignment shall not relieve the Buyer of its primary liability for its obligations hereunder or enlarge, alter or change any obligation of any other party hereto; (ii) nothing herein shall prohibit in any manner the grant by the Company and each of its Subsidiaries of a security interest in all of their respective rights, title and interest in, to and under this Agreement, the Closing Consideration and the Royalty Consideration to any secured creditor or the Collateral Agent under the Company Term Loan Agreement, provided that no such security interest, grant or pledge permitted pursuant to this Section 8.4 shall relieve the Company of its obligations hereunder (it being understood that the grant of such security interest shall not by itself entitle the Collateral Agent or any lender under the Company Term Loan to exercise the rights of the Company under this Agreement or any Closing Consideration); (iii) nothing herein shall prohibit in any manner the Transfer of any of the Closing Consideration or the Royalty Consideration to a Permitted Transferee, subject to the provisions of applicable Laws; provided that the rights and obligations of a Royalty Recipient may only be Transferred in whole and not in part.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Notwithstanding anything in this Agreement to the contrary, the Company may not Transfer any Notes Consideration or Royalty Consideration without the prior written consent of the Buyer, other than to a Permitted Transferee, subject to the provisions of applicable Laws, and any such Transfer that is made to a Person other than a Permitted Transferee without the prior written consent of the Buyer shall be null and void ab initio.

8.5                               Specific Performance.  The parties agree that (a) irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity, without proof of damages and without posting a bond, prior to the valid termination of this Agreement in accordance with Section 7.1, this being in addition to any other remedy to which such other parties are entitled under this Agreement and (b) the right to obtain an injunction, specific performance, or other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement.  Each party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law.

8.6                               Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

8.7                               Counterparts and Signature.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that the parties hereto need not sign the same counterpart.  This Agreement may be executed and delivered by facsimile or .pdf transmission.

8.8                               Interpretation.  When reference is made in this Agreement to an Article, a Section, an Exhibit or a Schedule, such reference shall be to an Article, a Section, an Exhibit or a Schedule of this Agreement, unless otherwise indicated.  The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.  Any reference to any federal, state or local Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,”

“herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words “party” or “parties” shall refer to parties to this Agreement.  The word “or” shall be disjunctive but not exclusive.

8.9                               Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

8.10                        Amendment; Remedies.  This Agreement may be amended, or any provision of this Agreement may be waived upon the written approval of the Buyer and the Company; provided, that Section 4.3(e), Section 6.8, Section 8.3, Section 8.4, Section 8.9 and this Section 8.10 may not be modified, waived or terminated in a manner that adversely impacts a Company Lender or the Collateral Agent without the prior written consent of the Collateral Agent; and provided, further, that Section 4.3(e), Section 6.8, Section 8.9 and this Section 8.10 may not be modified, waived or terminated in a manner that adversely impacts any Buyer Lender without the prior written consent of such Buyer Lender.  No course of dealing between or among the parties hereto shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any such party or such holder under or by reason of this Agreement.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one (1) remedy will not preclude the exercise of any other remedy.

8.11                        Submission to Jurisdiction.  Each of the parties to this Agreement (a) with respect to any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, consents to submit itself to the exclusive personal jurisdiction of (i) if such action or proceeding is initiated prior to the Petition Date, the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) or any appellate court thereof (the “Delaware Courts”), (ii) if such action or proceeding is initiated during the period from and after the Petition Date and prior to the effective date of the Plan, the Bankruptcy Court and (iii) if such action or proceeding is initiated on or after the effective date of the Plan, the Delaware Courts, to in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court.  Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 8.1.  Nothing in this Section 8.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

8.12                        WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

8.13                        Fees and Expenses.  Except as otherwise provided herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Closing occurs; provided, that, (i) at the Closing or (ii) promptly following the termination of this Agreement under Section 7.1(c) or by the Company as a result of the failure of the Buyer to obtain any required consent of its board of directors, stockholders or debtholders required to consummate the transactions contemplated by this Agreement, the Buyer shall reimburse the Company for such fees and expenses of the Company up to an aggregate amount of $1,500,000.

8.14                        Definitions.

(a)                                 For purposes of this Agreement:

(i)                  “Adverse Event” means, with respect to a product, any undesirable, untoward or noxious event or experience associated with the use, or occurring during or following administration, of such product in humans, occurring at any dose, whether or not expected and whether or not considered related to or caused by such product, including such an event or experience as occurs in the course of the use of such product in professional practice, in a clinical trial, from overdose, whether accidental or intentional, from abuse, from withdrawal or from a failure of expected pharmacological or biological therapeutic action of such product, and including those events or experiences that are required to be reported to the FDA under 21 C.F.R. sections 312.32 or 314.80, as applicable, or to foreign Governmental Entities under corresponding applicable Law outside the United States.

(ii)               “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise, provided, however, that for purposes of this Agreement (x) none of the Company’s or its Subsidiaries’ stockholders or debtholders or any of such stockholders’ or debtholders’ respective Affiliates (other than the Company’s Subsidiaries), portfolio companies (i.e., those that have received investments from such stockholders, debtholders or their Affiliates in the form of debt and/or equity), general partners or any of their respective officers, directors, employees or members shall be deemed an Affiliate of the Company, (y) none of the Buyer Parent’s or its Subsidiaries’ stockholders or debtholders or any of such stockholders’ or debtholders’ respective Affiliates (other than the Buyer Entities) shall be deemed an Affiliate of the Buyer or the Buyer Parent and (z) the Company, its Subsidiaries, their stockholders and debtholders, and their stockholders’ and debtholders’ respective Affiliates, shall not be deemed an Affiliate of the Buyer Parent or any of the Buyer Entities.

(iii)            “Authority Representations” means (A) with respect to the Company, the representations and warranties in (1) the first sentence of Section 2.1(a) and (2) Section 2.2(a) (solely as it applies to the Company and not to the Company’s Subsidiaries) and (B) with respect to the Buyer, the representations and warranties in (1) the first sentence of Section 3.1(a) and (2) Section 3.3(a).

(iv)           “Business” means the business operations of the Company and its Subsidiaries as conducted on the date hereof or as have been conducted since May 23, 2018, including, without limitation, the Exploitation of the Products and the Naproxen Product, but excluding any portion of such business operations related exclusively to the Excluded Assets.

(v)              “Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York, New York are permitted or required by Law, executive order or governmental decree to remain closed.

(vi)           “Buyer Accounting Principles” shall mean the accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Buyer Consolidated Financial Statements.

(vii)        “Buyer Business” means the business operations of Buyer Parent and its Subsidiaries (including the Buyer) as conducted on the date hereof or has been conducted during the twelve (12) month period prior to the date of this Agreement, including, without limitation, the Exploitation of the Buyer Products.

(viii)     “Buyer Current Liabilities” means the Buyer’s and its Subsidiaries’ consolidated current liabilities calculated in accordance with the Buyer Accounting Principles and using only the line items set forth in Schedule 5.3(i); provided that, such line items shall include substantially the same categories of liabilities, including, without limitation, accounts payable, accrued expenses, accrued liabilities and other current liabilities as are reflected in Schedule 5.3(i).

(ix)           “Buyer Intellectual Property” means all Intellectual Property that is owned or used or held for use by Buyer Parent or its Subsidiaries (including the Buyer).

(x)              “Buyer’s Knowledge” means the actual knowledge of Robert Radie, Stan Musial, Mark Strobeck, Barbara Carlin and Megan Timmins after due inquiry of the individuals with supervisory responsibility or expertise over or in the matter in question.

(xi)           “Buyer Lenders” means, collectively, the holders of the 13% Notes, the 6.50% notes and the 5.50% Notes.

(xii)        “Buyer Material Adverse Effect” means any change, state of facts, circumstance, event or effect that, individually or in the aggregate, is materially adverse to, (A) the financial condition, properties, assets, liabilities, obligations (whether accrued, absolute, contingent or otherwise), businesses or results of operations of the Buyer Entities (taken as a whole) or the Buyer Business and/or (B) the ability of the Buyer to perform its obligations under this Agreement; provided, however, that, solely with respect to clause (A), any change, state of facts, circumstance, event or effect to the extent arising from or related to (i) conditions generally affecting the United States economy or generally affecting one or more industries in which the Buyer Entities operate, (ii) national or international political or social conditions, including terrorism or the engagement by the United States in hostilities or acts of war, (iii) changes in Law or in GAAP or other accounting requirements after the date of this Agreement, (iv) any action taken or failed to be taken as expressly and specifically required or permitted in accordance with this Agreement or at the express and specific request of, or expressly and specifically consented to by, the Company (provided, it is understood and agreed that actions taken by the Buyer in accordance with Section 4.10(a) to conduct (or cause the conduct) of its business operations in the ordinary course consistent with past practice shall not be excluded in determining whether a Buyer Material Adverse Effect has occurred), or (v) the execution or delivery of this Agreement, the consummation of the transactions contemplated by this Agreement or the public announcement or other publicity with respect to any of the foregoing, in each case, shall not be taken into account in determining whether a Buyer Material Adverse Effect has occurred or would reasonably be expected to occur; provided, that, if such change, state of facts, circumstance, event or effect referred to in clauses (i), (ii) or (iii) of this definition have a disproportionately adverse effect on the Buyer Entities (taken as a whole) or the Buyer Business, as compared to other Persons in the industries in which the Buyer Entities operate, then the incremental disproportionate effect of such change, state of facts, circumstance, event or effect shall be taken into account in determining whether a Buyer Material Adverse Effect has occurred or would reasonably be expected to occur.  For the avoidance of doubt, neither the filing of the Chapter 11 Cases nor the taking of any actions required by the Plan shall be construed as a Buyer Material Adverse Effect.

(xiii)     “Buyer Product” means any of (a) the ARYMO ER™ (whether marketed under such name or any other name), (b) the product referred to as SPRIX® (ketorolac tromethamine) Nasal Spray (whether marketed under such name or any other name), (c) the product referred to as OXAYDO® (whether marketed under such name or any other name) or (d) any and all product improvements, additional claims, line extensions, dosage changes and alternate delivery systems in respect of any of the foregoing.

(xiv)    “Buyer SEC Documents” means all publicly available reports, schedules, forms, registration statements and other documents required to be filed by Parent with the SEC, together with any documents furnished during such period by Parent to the SEC on a voluntary basis on Current Reports on Form 8-K and any reports, schedules, forms, registration statements and other documents filed with the SEC between January 1, 2018 and the date hereof.

(xv)       “Buyer Transaction Expenses” means the fees and expenses incurred by the Buyer and its Affiliates in connection with this Agreement and the transactions contemplated hereby including, without limitation, the Acquisition, the 13% Notes Redemption, the Convertible Note Conversion, the other transactions contemplated by the Plan and any portion of the fees and expenses of the Company and its Subsidiaries payable by the Buyer pursuant to Section 8.12 or otherwise.

(xvi)     “China License and Supply Agreement” means that certain License and Supply Agreement, dated as of January 24, 2017, by and between Iroko Properties Inc. and Sichuan Credit Pharmaceuticals Co., Ltd (including the related Safety Data Exchange Agreement, dated January 24, 2017, by and between the same parties and attached as Schedule 3 thereto), as amended by the First Addendum between the same parties, dated May 6, 2018, each as in effect on the date of this Agreement and made available to the Buyer prior to the date of this Agreement in the Company’s due diligence data room.

(xvii)  “CMC” means chemistry, manufacturing, and controls.

(xviii) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(xix)    “Company’s Knowledge” means the actual knowledge of Todd Smith, Stuart Maron, George Donato and Mark Murphy, in each case after due inquiry of the individuals with supervisory responsibility or expertise over or in the matter in question.

(xx)       “Competition Laws” means all other Laws that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition or effectuating foreign investment, including the HSR Act (and any similar Law enforced by any Governmental Entity regarding preacquisition notifications for the purpose of competition reviews).

(xxi)    “Company Redemption” means the mandatory redemption of outstanding shares of the Company held by shareholders in the Company other than CRG under Section 176 of the BVI Business Companies Act, 2004 and in accordance with applicable Law, following which CRG shall hold all of the issued and outstanding shares of the Company (provided that such definition shall not include any related dissent or appraisal process.)

(xxii) “Company Term Loan Agreement” means that certain Term Loan Agreement, dated as of June 27, 2016, as amended from time to time, among Iroko Pharmaceuticals, LLC, the Company, the other Subsidiaries party thereto, CRG Servicing LLC, as administrative and collateral agent (the “Collateral Agent”), and the lenders from time to time party thereto (the “Company Lenders”).

(xxiii) “Confirmation Order” means an order of the Bankruptcy Court confirming the Plan and approving the Acquisition and other transactions contemplated by this

Agreement, and the authorization of the Buyer to consummate the transactions contemplated hereby and thereby in form and substance reasonably acceptable to the Company (such acceptance not to be unreasonably delayed, conditioned or withheld); it being agreed that it would not be reasonable for the Company to object to any confirmation order that is in form and substance materially consistent with the form of confirmation order filed in accordance with Section 4.16(c).

(xxiv) “Court Order” means any judgment, decision, decree, stipulation, award, consent decree, writ, injunction (whether temporary, permanent or preliminary), ruling, order or other legally binding agreement of any Governmental Entity that is binding on any Person or its property under applicable Laws.

(xxv)  “CRG” means, collectively, CRG Partners III L.P., CRG Partners III — Parallel Fund “A” L.P., CRG Partners III (Cayman) Lev AIV I L.P., CRG Partners III (Cayman) Unlev AIV I L.P., and CRG Partners III Parallel Fund “B” (Cayman) L.P.

(xxvi) “Current Liabilities Target” means an amount equal to $40,930,000 plus a buffer of 7.5% of that amount.

(xxvii) “DEA” means United States Drug Enforcement Administration.

(xxviii) “Development Products” means pharmaceutical products that are not currently approved for commercial sale in any market, other than the Naproxen Product.

(xxix)  “Diligent Efforts” means such level of efforts that would be used by a similarly situated company in commercializing pharmaceutical products to which it has rights, taking into account product labeling, anticipated labeling, safety and efficacy, market potential, medical and clinical considerations, regulatory environment and competitive market conditions, the nature and extent of market exclusivity (whether provided by Intellectual Property coverage, regulatory exclusivity or otherwise), financial return on such product and other relevant considerations, all of which may be evaluated for each particular market.  It is understood that such factors may change from time to time.  The exercise of diligence by the Buyer and its Affiliates is to be determined by judging the Buyer’s diligent efforts at the time taken as a whole.

(xxx)  “Disclosure Statement” means solicitation materials relating to the Plan in compliance with applicable Law in the form attached hereto as Exhibit I (as amended, modified or supplemented from time to time in accordance with this Agreement), or otherwise in form and substance reasonably acceptable to the Company (such acceptance not to be unreasonably delayed, conditioned or withheld, it being agreed that it would not be reasonable for the Company to object to any disclosure statement that is in form and substance materially consistent with the form of disclosure statement attached hereto as Exhibit I (as amended, modified or supplemented from time to time in accordance with this Agreement) and with the terms of this Agreement).

(xxxi) “Employees” mean those Persons employed by the Company or its Subsidiaries in connection with conduct and operation of the Business immediately prior to the Closing.

(xxxii)  “Equity Consideration” means (x) a number of shares of Parent Common Stock equal to the 49.0% of the Parent Closing Shares Outstanding, and (y) New Warrants to purchase a number of shares of Parent Common Stock which, when combined with the number of shares to be issued pursuant to clause (x) hereof, will be equal to 49.0% of the Parent Fully Diluted Shares Outstanding; provided however, that the number of shares of Parent Common Stock in clause (y) hereof shall be the minimum required in order to allow each of the three stockholders of Buyer Parent holding the largest number of shares of Buyer Parent Common Stock (other than the Company and its Subsidiaries) to hold no more than 9.99% of the aggregate number of shares of Parent Common Stock issued and outstanding at the Closing Date, or such other percentage ownership threshold that may be requested by such stockholders subject to the Company’s consent in its sole discretion.

(xxxiii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

(xxxiv) “ERISA Affiliate” means, with respect to any Person, any corporation or trade or business (whether or not incorporated) which is treated with such Person or any of its Subsidiaries as a single employer within the meaning of Section 414 of the Code.

(xxxv) “Excess Inventory” means the Company’s and its Subsidiaries’ inventory of Finished Product as of the Closing Date that exceeds the amount of such Finished Product necessary in order to satisfy the Company’s projected sales of such Finished Product from the Closing Date until the date of expiration of each such Finished Product, based on the average sales of such Finished Product to third-party customers through Cardinal Health 105, Inc. during the six month period immediately preceding the Closing Date.

(xxxvi) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(xxxvii) “Exploitation”, and related terms such as “Exploit”, means, any research, development, manufacturing, testing, import, export, commercialization, distribution, advertising, marketing, use, storage, transport, promotion, license, disposition or sale activities, including any outsourcing thereof.

(xxxviii) “FDA” means the United States Food and Drug Administration.

(xxxix) “FDC Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended.

(xl)           “Final Purchase Price” means, in the aggregate at the time of calculation, (i) Closing Consideration, plus (ii) the aggregate amount of any Royalty Payments paid to the Royalty Recipient, plus (iii) the Interim Payments Note Consideration, plus (iv) the amount of any adjustments (which may be a negative number) related to indemnification payments pursuant to Article VI.

(xli)        “Finished Product” means, with respect to each Product, such Product in its final dosage form containing the active pharmaceutical ingredients (or “API”) in primary and secondary packaging and applying the Company’s or any of its Subsidiaries’ trade dress.

(xlii)     “GAAP” means generally accepted accounting principles for financial reporting in the United States, as in effect as of the date of this Agreement.

(xliii)  “Good Clinical Practices” or “GCP” means the ethical and scientific quality standards for designing, conducting, recording, and reporting trials that involve the participation of human subjects as are required by applicable regulatory Governmental Entity or Law in the relevant jurisdiction, and which in the United States, shall be based on Good Clinical Practices established through FDA guidance (including Guideline for Good Clinical Practice — ICH Harmonized Tripartite Guideline (ICH E6)), and, outside the United States, shall be based on Guideline for Good Clinical Practice — ICH Harmonized Tripartite Guideline (ICH E6).

(xliv) “Good Laboratory Practices” means the then-current good laboratory practice standards promulgated or endorsed by the FDA, as defined in U.S. 21 C.F.R. Part 58 (or such other comparable regulatory standards in jurisdictions outside the United States, as they may be updated from time to time).

(xlv)    “Good Manufacturing Practices” means all applicable standards relating to manufacturing practices for fine chemicals, intermediates, bulk products and/or finished pharmaceutical products, including (a) all applicable requirements detailed in the FDA’s current Good Manufacturing Practices regulations, U.S. 21 C.F.R. Parts 210 and 211 and “The Rules Governing Medicinal Products in the European Community, Volume IV, Good Manufacturing Practice for Medicinal Products”, as each may be amended from time to time, and (b) all applicable Laws promulgated by any Governmental Entity having jurisdiction over the manufacture of any pharmaceutical product.

(xlvi) “Governmental Entity” means any United States or foreign federal, state, provincial or local or municipal government or other political subdivision thereof, any entity, authority, governmental department, agency, commission, bureau, official, minister, court, board, tribunal, or body exercising executive, legislative, judicial, regulatory, Taxing or administrative functions of any such government or political subdivision, and any supranational organization of sovereign states exercising such functions for such sovereign states.

(xlvii) “Hedging Obligations” means, with respect to any Person, the obligations of such Person under all (A) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and (B) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices or to otherwise manage interest rate risk or currency exchange risk.

(xlviii) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(xlix)  “iCeutica Promissory Notes” means, collectively, (A) the Promissory Note, dated November 13, 2013, by and between Iroko Properties Inc. (“IPI”), a company incorporated under the laws of the British Virgin Islands, and iCeutica Inc., a Delaware corporation (“iCeutica”), as amended, pursuant to that certain license agreement between IPI and iCeutica for diclofenac, (B) the Promissory Note, dated November 13, 2013, by and between IPI and iCeutica, as amended, pursuant to that certain license agreement between IPI and iCeutica for meloxicam, and (C) any other promissory note or similar instrument entered into between the Company or any of its Affiliates, on the one hand, and iCeutica or any of its Affiliates, on the other hand.

(l)                  “Indebtedness” means with respect to any Person, (1) the principal of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except (i) any such balance that constitutes a trade payable or similar trade obligation incurred in the ordinary course of business and (ii) any liabilities accrued in the ordinary course of business), which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of capitalized lease obligations, or (e) representing any Hedging Obligations, if and solely to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; (2) to the extent not otherwise included under clause (1) above and without duplication, any guarantee of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on any such Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and (3) to the extent not otherwise included under clause (1) above and without duplication, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include: (1) contingent obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) any earn-out obligations, contingent consideration, purchase price adjustments, deferred purchase money amounts, milestone and/or bonus payments (whether performance or time-based), and royalty, licensing, revenue and/or profit sharing arrangements, in each case, characterized as such and arising expressly out of purchase and sale contracts, development arrangements or licensing arrangements; (5) deferred compensation; (6) accrued expenses; or (7) obligations in respect of preferred stock that is not Disqualified Stock (as defined in the indenture governing the 13% Notes).

(li)               “Indocin Net Sales” means, with respect to any Indocin Product, the gross amount invoiced for sales in the United States of such Indocin Product in arm’s length sales by the Buyer, any of its Affiliates or the Buyer’s licensees, sublicensees, assignees, transferees or other commercial partners or co-promoters (or any of their respective Affiliates) to independent, unrelated third parties, less the following deductions from such gross amounts that are actually incurred, allowed, accrued or specifically allocated: (i) credits, price adjustments or allowances for damaged products (to the extent not covered by insurance), defective goods, returns or rejections of such Indocin Product; (ii) normal and customary trade, cash and quantity discounts, allowances and credits (other than price discounts granted at the time of invoicing that have been already reflected in the gross amount invoiced); (iii) chargeback payments, rebates and similar allowances (or the equivalent thereof) granted to group purchasing organizations, managed health care organizations, distributors or wholesalers or to federal, state/provincial, local and other governments, including their agencies, or to trade customers; (iv) any fees paid to any third party logistics providers, wholesalers and distributors; (v) any freight, postage, shipping, insurance and other transportation charges incurred by the selling Person in connection with shipping such Indocin Product to third party logistics providers, wholesalers and distributors and to customers; (vi) adjustments for billing errors or recalls; (vii) sales, value-added (to the extent not refundable in accordance with applicable law), and excise taxes, tariffs and duties, and other taxes (including annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) and other comparable laws), levied on, absorbed, determined or imposed with respect to such sale (but not including taxes assessed against the income derived from such sale); and (viii) amounts written off by reason of uncollectible debt, provided that if the debt is thereafter paid, the corresponding amount shall be added to the Indocin Net Sales of the period during which it is paid.  Indocin Net Sales, as set forth in this definition, shall be calculated applying, in accordance with GAAP, the standard accounting practices the selling Person customarily applies to other branded products sold by it or its Affiliates under similar trade terms and conditions.  For the avoidance of doubt, there shall be no deduction for any royalty or similar payments due in respect of the Indocin Products to any third parties, whether due under any existing or future agreement.

(lii)            “Indocin Product” means any pharmaceutical product, other than those currently marketed by the Company, its Affiliates, or their respective sublicensees under the brand TIVORBEX, that is: (i) currently marketed by the Company, its Affiliates, or their respective sublicensees that includes indomethacin as an API, or any successor pharmaceutical product thereof (including any pharmaceutical product whose development is based upon, incorporates or is otherwise derived from or dependent upon any data, information or rights underlying or comprising such currently marketed pharmaceutical products) (“Transferred Indocin Product”); (ii) marketed during the Royalty Term by the Buyer, its Affiliates or their respective sublicensees that includes indomethacin as an API; or (iii) marketed during the Royalty Term by the Buyer or its Affiliates or their respective sublicensees that is or would be competitive with the revenue from any pharmaceutical product referenced in subsections (i) and (ii) hereof.

(liii)         “Intellectual Property” means any and all intellectual property rights and other similar proprietary rights in any jurisdiction, whether registered or unregistered, whether owned or held for use under license, including all rights and interests pertaining to or deriving from (A) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (B) applications for and registrations of such patents, including reexaminations, extensions and counterparts claiming priority therefrom, inventions, invention disclosures, discoveries and improvements, whether or not patentable, trademarks, service marks, trade names, domain names, copyrights and designs, (C) proprietary or confidential processes, formulae, methods, schematics, technology, know-how and computer software programs and applications, including data files, source code, object code and software-related specifications and documentation, and (D) other tangible or intangible proprietary or confidential information and materials, including proprietary databases and data compilations, in each case, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Entity in any jurisdiction.

(liv)        “Interim Payments Note Consideration” means amounts owed by Buyer under the Interim Payments Note.

(lv)           “Iroko Marks” means any references to Company’s or its Subsidiaries’ trademarks, names, trade dress, logos or other source or business identifiers, including the rights set out in Schedule 1.2(l).

(lvi)        “Law” means, with respect to any Person, any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, convention, official standard, requirement or obligations under Permits, code, edict, decree, rule, Court Order, regulation, ruling, notice, treaty, requirement or other binding directive issued, enacted, adopted, promulgated, implemented or otherwise put into effect or enforced by or under the authority of any Governmental Entity having jurisdiction with respect to such Person.

(lvii)     “LIBOR Rate” means, as of a given date the rate per annum appearing on page LIBOR01 of Reuters (or any successor or substitute page thereof) as the one (1) month LIBOR rate for U.S. Dollars on such date (or if adequate and reasonable means do not exist for ascertaining LIBOR for the respective period, the prime rate as published in The Wall Street Journal, Eastern Edition, on such date).

(lviii)  “Liens” means any mortgage, security interest, pledge, conditional sale or other title retention agreement, lien, charge or encumbrance.

(lix)        “Management Incentive Plan” has the meaning assigned to it in the Plan.

(lx)           “Material Adverse Effect” means any change, state of facts, circumstance, event or effect that, individually or in the aggregate, is materially adverse to, (A) the financial condition, properties, assets, liabilities, obligations (whether accrued, absolute, contingent or otherwise), businesses or results of operations of the Company and its Subsidiaries (taken as a whole), the Transferred Assets, the Assumed Liabilities or the Business and/or (B) the ability of the Company to perform its obligations under this Agreement; provided, however, that, solely with respect to clause (A), any change, state of facts, circumstance, event or effect to the extent arising from or related to (i) conditions generally affecting the United States economy or generally affecting one or more industries in which the Company and its Subsidiaries operate, (ii) national or international political or social conditions, including terrorism or the engagement by the United States in hostilities or acts of war, (iii) changes in Law or in GAAP or other accounting requirements after the date of this Agreement, (iv) any action taken or failed to be taken as expressly and specifically required or permitted in accordance with this Agreement or at the express and specific request of, or expressly and specifically consented to by, the Buyer (provided, it is understood and agreed that actions taken by the Company in accordance with Section 4.10(a) to conduct (or cause the conduct) of its business operations in the ordinary course consistent with past practice shall not be excluded in determining whether a Material Adverse

Effect has occurred), or (v) the execution or delivery of this Agreement, the consummation of the transactions contemplated by this Agreement or the public announcement or other publicity with respect to any of the foregoing, in each case, shall not be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur; provided, that, if such change, state of facts, circumstance, event or effect referred to in clauses (i), (ii) or (iii) of this definition have a disproportionately adverse effect on the Company and its Subsidiaries (taken as a whole), the Transferred Assets, the Assumed Liabilities or the Business, as compared to other Persons in the industries in which the Company and its Subsidiaries operate, then the incremental disproportionate effect of such change, state of facts, circumstance, event or effect shall be taken into account in determining whether a Material Adverse Effect has occurred.

(lxi)        “Naproxen Product” means the development stage pharmaceutical product candidate covered by the Investigational New Drug application number 103890 for SoluMatrix® Naproxen capsules, including any modifications thereto.

(lxii)     “Net Sales” means the gross revenues (whether in cash, securities or other consideration) from the sale or disposition of Naproxen Product, Tivorbex Product and/or the Zorvolex Product by Buyer or any of its respective Affiliates (or successors, assigns, or licensees), it being understood that sales shall not give any effect to discounts to the price of the Naproxen Product, the Tivorbex Product and/or the Zorvolex Product for bundled sales of the products with any other product sold by the applicable person. Net Sales for a specified period are less reasonable and customary deductions for the following amounts (to the extent not already deducted in calculating sales) with respect to the Naproxen Product, the Tivorbex Product and/or the Zorvolex Product, all determined in accordance with Buyer’s established internal accounting practices consistently applied: (a) payments made or credits allowed for promotional purposes; (b) customary allowances, rebates and trade, quantity, or cash discounts, including discounts, rebates or other payments required under Medicaid, Medicare or other governmental medical assistance programs, to the extent allowed and taken; (c) amounts repaid for returns or rejections; and (d) to the extent separately stated on invoices, taxes and other governmental charges levied on the production, sale, transportation, delivery, or use of the Naproxen Product, the Tivorbex Product and/or the Zorvolex Product, paid by or on behalf of Buyer or its Affiliates. Net Sales will be determined on a GAAP basis and reported in U.S. dollars

(lxiii) “NDA” means a New Drug Application as defined in the FDC Act.

(lxiv) “New Notes Royalty Agreement” means the royalty rights agreement entered into between the Buyer Parent and the holders of the New Senior Secured Notes in connection with the New Senior Secured Notes, to be agreed by the parties on the same terms as the Royalty Right Agreement, dated January 18, 2017, except as set forth on the Term Sheet for the New Senior Secured Notes Indenture attached hereto as Exhibit J or as otherwise agreed to by Buyer and the Company; provided that any material change in the final New Notes Royalty Agreement to be executed and delivered at the Closing from the terms of the Royalty Right Agreement, dated January 18, 2017 or from the Term Sheet for the New Senior Secured Notes shall be subject to approval by the Company in writing.

(lxv)    “New Notes Royalty Rights” means the rights to payment and other rights under the New Notes Royalty Agreement.

(lxvi) “New Senior Secured Notes” means the 13% Senior Secured Notes of Buyer Parent issued pursuant to the New Senior Secured Notes Indenture as Series A-2 Notes, on which interest will be payable semi-annually starting on the earlier of (i) May 1, 2019 or (ii) the first interest payment date following the Closing Date.

(lxvii) “New Senior Secured Notes Indenture” means the indenture, which will govern the New Senior Secured Notes, to be agreed by the parties on substantially the same terms as the indenture governing the 13% Notes, except as set forth on the Term Sheet for the New Senior Secured Notes Indenture attached hereto as Exhibit J or as otherwise agreed to by Buyer and the Company; provided that any material change in the final New Senior Secured Notes Indenture to be issued at the Closing from the terms of the indenture governing the 13% Notes or from the Term Sheet for the New Senior Secured Notes shall be subject to approval by the Company in writing.

(lxviii) “New Warrants” means a perpetual warrant issued by Buyer Parent, with a nominal exercise price, to purchase a number of shares of Parent Common Stock in accordance with the terms of this Agreement and the Plan, the terms of which will provide that it will not be exercisable unless such exercise otherwise complies with applicable law and the form of which warrant is reasonably acceptable the Company and the Buyer.

(lxix) “Notes Consideration” means (a) $45,000,000 in aggregate principal amount of New Senior Secured Notes to be issued pursuant to and on the terms set forth in the New Senior Secured Notes Indenture and (b) the New Notes Royalty Rights.

(lxx)    “Order” means any judicial, administrative or arbitral order, award, decree, injunction, lawsuit, proceeding or stipulation.

(lxxi) “Parent Common Stock” means Buyer Parent’s common stock, par value $0.001 per share.

(lxxii) “Parent Closing Shares Outstanding” means, as of immediately following the Closing and the consummation of the other transactions contemplated hereby, by the Plan, and by the Ancillary Agreements (including, without limitation, the Convertible Note Conversions) the aggregate number of shares of Parent Common Stock then issued and outstanding; provided, that, for the avoidance of doubt, no securities issued or issuable under the Management Incentive Plan shall be deemed to be issued and outstanding in determining the Parent Closing Shares Outstanding.

(lxxiii) “Parent Fully Diluted Shares Outstanding” means, as of immediately following the Closing and the consummation of the other transactions contemplated hereby, by the Plan, and by the Ancillary Agreements (including, without limitation, the Convertible Note Conversions), (x) the aggregate number of shares of Parent Common Stock issued and outstanding plus (y) the aggregate number of shares of Parent Common Stock issuable upon the exercise or conversion of any other issued and outstanding securities of Buyer Parent pursuant to the terms of such securities (including the New Warrants, but excluding the securities issued or issuable pursuant to the Management Incentive Plan approved in accordance with the Plan, which securities as of the Closing Date constitute no more than 10% of the Parent Common Stock then outstanding).

(i)                  “Permits” means, with respect to a Person, all material certifications (including those of standards-setting organizations), licenses, permits, franchises, approvals, authorizations or exemptions, from, or notices to, consents or orders of, or filings with, any trade association, any standards-setting organization, or any Governmental Entity, necessary or reasonably required for the conduct and operation of the business of such Person.

(ii)               “Permitted Designee” means (i) any Subsidiary of Company that the Company has designated to the Buyer prior to the Closing to receive the Equity Consideration, the Notes Consideration or the Royalty Consideration, provided that such Subsidiary fulfills the requirements of a Permitted Transferee as set forth in that definition and (ii) any Permitted Transferee that the Company has designated in writing to the Buyer at least two (2) Business Days prior to the Closing Date to receive the Equity Consideration or the Notes Consideration and which the Buyer has specifically approved in writing (such approval not to be unreasonably withheld).

(iii)            “Permitted Liens” means, (i) liens for current Taxes and assessments not yet due and payable, (ii) mechanic’s, materialmen’s, landlord’s, laborer’s, carrier’s, workmen’s, repairmen’s, warehousemen’s, supplier’s, vendor’s and similar liens and (iii) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership and use of the Transferred Assets.

(iv)           “Permitted Transferee” means (i) with respect to any Transfer of the Equity Consideration, any Transferee, subject to the Transferor’s compliance with the Stockholders Agreement, (ii) with respect to any Transfer of the Notes Consideration, any Transferee that has duly executed and delivered to the Buyer and is bound by a joinder to this Agreement in the form attached hereto as Exhibit K (a “Note Transfer Joinder”) and (iii) with respect to any Transfer of the Royalty Consideration, any Transferee that has duly executed and delivered to the Buyer and is bound by a joinder to this Agreement in the form attached hereto as Exhibit L (a “Royalty Consideration Transfer Joinder”); provided that, in each case, each Company Lender (or any of its Affiliates) will be considered a Permitted Transferee subject to such Person’s compliance with clauses (i) through (iii) in this definition, to the extent applicable to the Transfer.

(v)              “Person” means an individual, corporation, association, limited liability company (including a series thereof), limited liability partnership, partnership, estate, trust, unincorporated organization, government agency or political subdivision thereof, and other legal entity and its heirs, executors, administrators, legal representatives, successors, and assigns where the context requires.

(vi)           “Plan” means the chapter 11 plan of reorganization in the form attached hereto as Exhibit H (as amended, modified or supplemented from time to time in accordance with this Agreement), or otherwise in form and substance reasonably acceptable to the Company (such acceptance not to be unreasonably delayed, conditioned or withheld, it being agreed that it would not be reasonable for the Company to object to any plan that is in form and substance materially consistent with the form of plan attached hereto as Exhibit H (as amended, modified or supplemented from time to time in accordance with this Agreement) and with the terms of this Agreement).

(vii)        “Plan Related Documents” means, collectively, supplements, schedules, exhibits and other documents related to the Plan or the Disclosure Statement or their terms and conditions, including, for the avoidance of doubt, any documents included as part of, or in any way related to, the Plan Supplement (as defined in the Plan), (as amended, modified or supplemented from time to time in accordance with this Agreement) reasonably acceptable to the Company (such acceptance not to be unreasonably delayed, conditioned or withheld, it being agreed that it would not be reasonable for the Company to object to any Plan Related Document that is consistent with the terms of the Plan and this Agreement).

(viii)     “Product” means each of the pharmaceutical products currently sold under the Transferred Regulatory Authorizations, including those branded as INDOCIN, TIVORBEX, VIVLODEX and ZORVOLEX.

(ix)           “Representatives” means, with respect to a Person, such Person’s officers, directors, employees, attorneys, investment bankers, financial advisers, accountants, appraisers, agents, consultants or other representatives of such Person and each of its and their respective predecessors, successors and permitted assigns.

(x)              “Royalty Consideration” means the Royalty Payments, all rights of the Royalty Recipient under Section 1.5, and any rights of the Royalty Recipient to receive Confidential Information in respect thereof pursuant to Sections 4.1 and 4.2(d), but subject to the Company’s obligations under Section 4.1 in respect of the Buyer’s Confidential Information and to the Buyer’s rights of set-off under Section 1.5(c)(3) and Section 6.6.

(xi)           “Royalty Recipient” means the Company, any Permitted Designee or, to the extent validly Transferred in accordance with this Agreement, the Permitted Transferee of all (but not any portion) of the Royalty Consideration, and upon such Transfer, the Company or subsequent Transferor shall no longer be the Royalty Recipient.

(xii)        “Royalty Term” means the period (A) beginning on the later of (a) January 1, 2019 or (b) the Closing Date and (B) ending on the tenth (10th) anniversary of the Closing Date.

(xiii)     “SEC” means the U.S. Securities and Exchange Commission.

(xiv)    “Securities Act” means the Securities Act of 1933, as amended.

(xv)       “Short-Dated Inventory” means any of the Company’s and its Subsidiaries’ inventory of Finished Product, any API included in any Product and any other inventory not otherwise contained or used in the Finished Product, each with an expiration date that is within 10 months immediately following the Closing Date.

(xvi)                       “Sublicense” means any sublicense of the Buyer or its Affiliates with a non-Affiliate permitting the commercial exploitation of any of the Naproxen Product, the Tivorbex Product or the Zorvolex Product which is licensed to the Buyer or its Affiliates and sublicensed by the Buyer or its Affiliates for the manufacture, use or sale of such product(s).

(xvii)                    “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone and/or through and/or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the voting stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such legal entity or of which the specified Person controls the management.

(xviii)                 “Taxes” means (A) all taxes, charges, fees, levies or other similar assessments or liabilities in the nature of a tax, including income, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, turnover, premium, value-added, excise, stamp, leasing, lease, real property, personal property (tangible or intangible), sales, use, service, transfer, fuel, excess profits, profits, windfall profits, withholding (including employee’s income withholding), unemployment or other social security, occupational, employment, severance, disability, payroll, registration, environmental, capital stock, capital duty, gains, wealth, welfare, franchise, customs, estimated, duties (including customs duties) and escheat or unclaimed property taxes, in each case imposed by any Taxing Authority; (B) any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax described in clause (A) or any contest or dispute thereof; and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any Tax sharing, Tax indemnity or Tax allocation agreement or any other express or implied agreement to pay or indemnify any other Person whether by contract or otherwise.

(xix)                       “Taxing Authority” means the Internal Revenue Service and any similar Governmental Entity.

(xx)                          “Tax Returns” means all reports, returns, declarations, statements or other information returns or statements required to be supplied to any Taxing Authority in connection with Taxes (including any attachments thereto or amendments thereof).

(xxi)                       “Tivorbex Product” means the pharmaceutical product currently sold under the Transferred Regulatory Authorizations and branded as TIVORBEX including any modifications thereto.

(xxii)                    “Transfer” means the making of any sale, exchange, assignment, hypothecation, gift, security interest, pledge or other encumbrance, or any contract therefor, or any other transfer or disposition whatsoever, whether voluntary or involuntary.  “Transferee” shall have a correlative meaning.

(xxiii)                 “Transfer Taxes” means any sales/use Taxes, transfer Taxes, excise Taxes, tariffs, stamp Taxes, conveyance Taxes, mortgage Taxes, intangible Taxes, documentary recording taxes, license and registration fees, value added taxes and recording fees imposed by any Governmental Entity, imposed upon the transfer of the Transferred Assets hereunder.

(xxiv)                “Transferred Intellectual Property” means the Transferred Patents, the Transferred Trademarks, Transferred Domain Names and Transferred Other IP.

(xxv)                   “Transferred Inventory” means all of the Company’s and its Subsidiaries’ inventory of Finished Product, any API included in any Product and any other inventory not otherwise contained or used in the Finished Product, except for the Excess Inventory and the Short-Dated Inventory; provided that the Transferred Inventory as a whole shall be valued by the Company as having an aggregate value of no less than $5,000,000, as of the Closing Date, such valuation to be conducted in accordance with the Company’s standard business practices currently in effect on the date hereof.

(xxvi)                “WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

(xxvii)             “Zorvolex Product” means the pharmaceutical product currently sold under the Transferred Regulatory Authorizations and branded as ZORVOLEX including any modifications thereto.

(b)                                 For purposes of this Agreement, the following terms have the meanings set forth in the Sections indicated:

Term	Section

2018 Financial Statements	Section 4.8(e)

5.50% Notes	Recitals

6.50% Notes	Recitals

13% Notes	Recitals

13% Notes Redemption	Recitals

Acquisition	Recitals

Action	Section 2.7

Agreed Amount	Section 6.3(b)

Agreement	Preamble

Allocation Schedule	Section 1.9

Ancillary Agreements	Section 1.6(c)

ANDAs	Section 2.11(a)

Anti-Corruption Laws	Section 2.17(b)

API	Section 8.14(a)(xl)

Assignment and Assumption Agreement	Section 1.6(b)

Assumed Contracts	Section 1.1(j)

Assumed Liabilities	Section 1.3

Audit Dispute Notice	Section 1.5(c)

Audit Dispute Period	Section 1.5(c)

Auditing Firm	Section 4.8(d)

Balance Sheet Date	Section 2.4(a)

Bankruptcy Code	Recitals

Bankruptcy Court	Recitals

Bankruptcy Exceptions	Section 2.2(a)

Bill of Sale	Section 1.6(b)

Buyer	Preamble

Buyer Benefit Plan	Section 3.21(a)

Buyer Consolidated Financial Statements	Section 3.5(a)

Buyer Deductible	Section 6.5(b)

Buyer Disclosure Letter	Article III

Buyer Entities	Section 3.1(b)

Buyer FDA Letters	Section 1.6(b)

Buyer Filed NDAs	Section 3.12(a)

Buyer FIRPTA Certificate	Section 1.6(b)

Buyer Fundamental Representations	Section 6.4(a)

Buyer Indemnified Parties	Section 6.1

Buyer Material Contracts	Section 3.7(a)

Buyer Material Suppliers	Section 3.14

Buyer Material Wholesalers	Section 3.14

Buyer Parent	Preamble

Buyer Parent Cash Balance	Section 5.3(i)

Buyer Product Registrations	Section 3.11(a)

Buyer Regulatory Authorizations	Section 3.10

Cap	Section 6.5(d)

Chapter 11 Cases	Recitals

Claim Amount	Section 6.3(b)

Claim Notice	Section 6.3(b)

Closing	Section 1.6(a)

Closing Date	Section 1.6(a)

Closing Consideration	Section 1.5(b)

Collateral Agent	Section 8.14(a)(xxi)

Company	Preamble

Company Benefit Plan	Section 2.21(a)

Company Deductible	Section 6.5(c)

Company Disclosure Letter	Article II

Company FIRPTA Certificate	Section 1.6(c)

Company Fundamental Representations	Section 6.4(a)

Company Indemnified Parties	Section 6.2

Company Lenders	Section 8.14(a)(xxi)

Company FDA Letters	Section 1.6(c)

Company Required Consents	Section 5.2(e)

Company Term Loan	Section 4.3(e)

Competing Transaction	Section 4.12

Confidential Information	Section 4.1(a)

Consolidated Financial Statements	Section 2.4(a)

Convertible Note Conversions	Recitals

Damages	Section 6.1

Debtor	Recitals

Debtors	Recitals

Delaware Courts	Section 8.11

Disclosing Party	Section 4.1(a)

DOJ	Section 4.3(b)

Environmental Laws	Section 2.16

Excluded Assets	Section 1.2

Excluded Contracts	Section 1.2(i)

Excluded Liabilities	Section 1.4

FCPA	Section 2.17(b)

Filed NDA	Section 2.11(a)

Financial Information	Section 4.8(a)

FINRA	Section 2.22(d)

FTC	Section 4.3(b)

Hazardous Substances	Section 2.16

iCeutica License	Recitals

Identified Employees	Section 4.15(a)

Indemnified Party	Section 6.3(a)

Indemnifying Party	Section 6.3(a)

Indocin US Trademark Assignment	Section 1.6(b)

Inspecting Party	Section 4.2(a)

Insurance Recovery	Section 6.5(a)

Interim Payments Note	Section 4.24(b)

International Trade Laws	Section 2.17(d)

Inventory Sales Report	Section 4.19

Investor(s)	Section 2.22(a)

Material Suppliers	Section 2.13

Material Wholesalers	Section 2.13

New Plans	Section 4.15(c)

NewCo	Preamble

Nonassigned Asset	Section 4.7(a)

OCA	Section 4.8(b)

Patents	Section 1.1(e)

Pending Actions	Section 4.28

Petition Date	Section 4.16(a)

Pre-Closing Period	Section 4.2(a)

Pre-Paid PDUFA Fees	Section 4.24(a)

Preparing Firm	Section 4.8(c)

Product Registrations	Section 2.10(a)

Receiving Party	Section 4.1(a)

Reference Date	Section 2.7

Registration Rights Agreement	Section 1.6(b)

Regulation S-X	Section 4.8(a)

Regulatory Authorizations	Section 1.1(a)

Required Financial Statements	Section 4.8(a)

Restrictive Covenants	Section 4.5(f)

Royalty Audit Statement	Section 1.5(c)

Royalty Dispute Notice	Section 1.5(c)

Royalty Dispute Period	Section 1.5(c)

Royalty Payments	Section 1.5(c)

Royalty Position Statement	Section 1.5(c)

Royalty Statement	Section 1.5(c)

Settlement Accountants	Section 1.5(c)(6)

Stockholders Agreement	Section 1.6(b)

Third Party Claim	Section 6.3(a)

Third Party Claim Notice	Section 6.3(a)

Total Tax Consideration	Section 1.9

Trademark Assignment	Section 1.6(b)

Trademarks	Section 1.1(d)

Transferred Assets	Section 1.1

Transferred Domain Names	Section 1.1(c)

Transferred Employees	Section 4.15(a)

Transferred Indocin Product	Section 8.14(a)(liii)

Transferred Other IP	Section 1.1(g)

Transferred Patents	Section 1.1(e)

Transferred Regulatory Authorizations	Section 1.1(a)

Transferred Trademarks	Section 1.1(d)

Transition Services Agreement	Section 1.6(b)

[Signature page follows]

IN WITNESS WHEREOF, the Company, NewCo and the Buyer Parent have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

IROKO PHARMACEUTICALS INC.

By:	/s/ Todd Smith
Name:	Todd Smith
Title:	Chief Executive Officer

EGALET US INC.

By:	/s/ Robert S. Radie
Name:	Robert S. Radie
Title:	Authorized Signatory

EGALET CORPORATION

By:	/s/ Robert S. Radie
Name:	Robert S. Radie
Title:	Authorized Signatory

Baker Draft — October 30, 2018

 CONFIDENTIAL

DISCUSSION DRAFT

STOCKHOLDERS’ AGREEMENT

This STOCKHOLDERS’ AGREEMENT (this “Agreement”), dated as of [  ], 2018 (the “Effective Date”), is by and among Egalet Corporation, a Delaware corporation (the “Corporation”), and each of the Stockholders (as defined below) signatory hereto.

WHEREAS, the Corporation, Egalet US Inc., a Delaware corporation and wholly-owned subsidiary of the Corporation (“Newco” and, together with the Corporation, the “Buyer”) and Iroko Pharmaceuticals Inc., a business company incorporated in the British Virgin Islands (registered number 1732699) (the “Seller”), have entered into an Asset Purchase Agreement, dated as of October 30, 2018 (the “Purchase Agreement”), providing for, among other things, the purchase of all of the assets and rights of the Seller and its subsidiaries, other than the Excluded Assets (as defined in the Purchase Agreement), from the Seller and its subsidiaries by the Buyer (the “Acquisition”);

WHEREAS, as partial consideration for the Acquisition and as a condition to the closing of the Acquisition, the Corporation will issue to the Stockholders, on the Effective Date, an aggregate of [  ] shares of Common Stock (the “Closing Shares”) and New Warrants to acquire [  ] shares of Common Stock (the “Warrant Shares”) in the amounts set forth opposite each Stockholder’s name on Schedule A; and

WHEREAS, it is a condition to the closing of the Acquisition that the Corporation and each of the Stockholders has executed and delivered this Agreement.

NOW, THEREFORE, in consideration of the promises and of the mutual consents and obligations hereinafter set forth, the parties hereto hereby agree as follows:

Section 1.                                           Definitions; Interpretation.

(a)                                 Definitions.  As used herein, the following terms shall have the following respective meanings:

“Affiliate” means as to any Person, any other Person or entity who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

“Board” means the board of directors of the Corporation.

“Business Day” means a day that is not a Saturday, Sunday or day on which banking institutions in the city to which the notice or communication is to be sent are not required to be open.

“Common Stock” means the common stock, par value $0.001 per share, of the Corporation and any stock into which such Common Stock may hereafter be reclassified or converted, substituted or for which such Common Stock may be exchanged, and shall also include any Common Stock of the Corporation of any class hereafter authorized.

“Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

“Disqualifying Event” means, with respect to any member of or nominee for election to the Board, any of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) under the Securities Act.

“Equity Consideration Shares” means the Closing Shares and the Warrant Shares; for the avoidance of doubt, references to outstanding Equity Consideration Shares shall refer solely to Closing Shares and Warrant Shares actually issued and outstanding at the relevant time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fully Diluted Shares Outstanding” means, as of time of calculation, (x) the aggregate number of shares of Common Stock issued and outstanding plus (y) the aggregate number of shares of Common Stock issuable upon the exercise or conversion of any other issued and outstanding Derivative Securities (including the New Warrants, but excluding the securities issued or issuable pursuant to the Management Incentive Plan (as defined in the Purchase Agreement) approved in accordance with the Plan).

“Governance Documents” means the certificate of incorporation and bylaws of the Corporation, in each case as amended and/or restated and in effect from time to time.

“Group” has the meaning set forth in Section 13(d)(3) of the Securities Exchange Act.

“Hedging Transaction” means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Restriction Shares or any other agreement that Transfers, in whole or in part, any of the economic consequences of ownership of the Restriction Shares.

“Lock-Up Period” means a period beginning on the Effective Date and ending on the earliest of (i) date that is ninety (90) days immediately following the Effective Date and (ii) such other date and time designated by mutual agreement of the Corporation and the Stockholders.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Nasdaq Listing Rules” means the listing rules and standards of Nasdaq.

“New Securities” means, collectively, equity securities of the Corporation, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities, other than securities issued (i) pursuant to an option plan, equity plan, employment agreement, compensation or similar arrangement or otherwise to managers, officers, directors, employees or consultants of the Corporation or any of its subsidiaries (including any exercise or conversion of any derivative securities issued thereunder), (ii) in connection with any capital reorganization, recapitalization, reclassification, stock split or stock dividend (including dividends on preferred stock whether in the form of shares of Common Stock or preferred stock) paid on a proportionate basis to all holders of the affected class of capital stock, (iii) as consideration in any direct or indirect acquisition (of stock or assets) or business combination by the Corporation or any of its subsidiaries, whether by merger, asset purchase, stock purchase or other reorganization, (iv) in connection with the issuance of Common

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Stock upon conversion of the Corporation’s or any of its subsidiaries’ notes, debentures or other indebtedness (whether or not existing on the date hereof) in accordance with the terms of such notes, debentures or other indebtedness or (v) to financiers in connection with transactions that are primarily debt financing transactions to which the Corporation and an unaffiliated third party may be a party and which are approved by the Board.

“New Warrants” means a perpetual warrant issued by the Corporation, with a nominal exercise price, to purchase a number of shares of Common Stock in accordance with the terms of the Purchase Agreement and the Plan, the terms of which will provide that it will not be exercisable unless such exercise otherwise complies with applicable law and the form of which warrant is reasonably acceptable to the Stockholders and the Corporation.

“Person” means any natural person, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

“Plan” means the Joint Plan of Reorganization of Egalet Corporation and its Subsidiaries dated [•], 2018, as amended or modified and as confirmed by that certain order of the Bankruptcy Court (as defined in the Purchase Agreement), dated [•], 2018 [Doc. [•]].

“Registration Statement” means any registration statement filed or to be filed with the SEC under the rules and regulations promulgated under the Securities Act, including the related prospectus, amendments and supplements to such registration statement, and including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

“Restriction Shares” means, with respect to each Stockholder, (i) fifty percent (50%) of the total number of Closing Shares received by such Stockholder as part of the Equity Consideration Shares set forth opposite such Stockholder’s name on Schedule A and (ii) fifty percent (50%) of any Warrant Shares issued upon exercise of any New Warrant set forth opposite such Stockholder’s name on Schedule A, to the extent such New Warrant has been exercised at the time of determination.

“SEC” means the Securities and Exchange Commission or any successor governmental agency.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

“Standstill Period” means a period beginning on the Effective Date and ending on the earliest of (i) the date which is eighteen (18) months immediately following the Effective Date and (ii) such other date and time designated by mutual agreement of the Corporation and the Stockholders.

“Stockholders” means, collectively, any stockholder signatory hereto, as well as any of their respective Affiliates or such other Persons to which such Person may transfer or distribute any securities after the date hereof in accordance with the terms of this Agreement (and each, individually, a “Stockholder”).

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“Transfer” means, with respect to securities of the Corporation, any transfer, sale, gift, exchange, assignment, pledge, grant of any option to purchase, hypothecation or other disposition by a holder of securities of the Corporation.

(b)                                 Rules of Construction.  For all purposes of this Agreement, unless otherwise expressly provided:

(i)                                     “own,” “ownership,” “held” and “holding” refer to ownership or holding as record holder or record owner;

(ii)                                  the headings and captions of this Agreement are for convenience of reference only and shall not define, limit or otherwise affect any of the terms hereof; and

(iii)                               whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural.

Section 2.                                           Market Stand-Off.

(a)                                 In addition to the restrictions set forth in Section 7, during the Lock-Up Period, no Stockholder shall Transfer (except as may be specifically required by court order or by operation of law) any of such Stockholder’s Restriction Shares, enter into any Hedging Transaction, or make any offer or enter into any agreement or binding arrangement or commitment providing for any of the foregoing, or publicly disclose the intention to take any of the foregoing actions.(1)

(b)                                 The restrictions set forth in Section 2(a) shall not apply to:

(i)                                     Transfers by a Stockholder which is a corporation, limited liability company, partnership, trust or other entity to its stockholders, partners, members or other equity holders or trust beneficiaries as part of a distribution, or Transfers to any Affiliate of such Stockholder;

(ii)                                  pledges in a bona fide transaction to a lender to such Stockholder, including any Company Lender (as defined in the Purchase Agreement);

(iii)                               any Restriction Shares sold pursuant to an underwritten public offering; and

(iv)                              Transfers to or from any investment fund or other entity controlled by such Stockholder in a transaction not involving a disposition for value;

provided, that, with respect to Transfers pursuant to Sections 2(b)(i), 2(b)(ii) and 2(b)(iv), it shall be a condition to the Transfer that any such transferee shall hold such Restriction Shares subject to the same restrictions applicable hereunder to its transferor and, prior to such Transfer shall become a party to, and agree in writing to be bound by, the terms of this Agreement; provided, further, that the restrictions in this Section 2 shall be applicable to the Stockholders only if the Corporation uses commercially reasonable efforts to obtain, keep in place and enforce a lock-up agreement for the Lock-Up Period and on substantially similar terms to this Section 2 from each of the

(1)                                 Note to Draft: Egalet to provide draft of lockup to be signed by other stockholders. Section 2 subject to review of lockups to be signed by other stockholders.

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Corporation’s stockholders owning (together with all of its Affiliates) more than three percent (3%) of the Corporation’s outstanding Common Stock (each a “Lock-Up Agreement”).

Section 3.                                           Standstill

(a)                                 Each Stockholder agrees that, during the Standstill Period, unless specifically authorized in writing by a majority of the Board or otherwise expressly provided by this Agreement, neither such Stockholder nor any of its Affiliates will, directly or indirectly, in any manner:

(i)                                     purchase or otherwise acquire (except by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or similar event with respect to the shares of Common Stock or other equity securities of the Corporation held by such Stockholder, or pursuant to any rights offering to existing holders of the capital stock of the Corporation, in each case, in which all holders of Common Stock are treated on a proportionate basis) beneficial ownership of any capital stock of the Corporation; provided, that, the restrictions in this Section 3(a) shall not apply to any (i) transaction effected pursuant to Section 2(b)(i), Section 2(b)(ii), or Section 2(b)(iv), (ii) securities offered to any Stockholder pursuant to Section 4; (iii) transaction specifically required by court order or by operation of law or (iv) exercise of New Warrants that results in the Stockholders beneficially owning (individually or as a group with other Stockholders or other Persons), in the aggregate, no more than forty nine percent (49%) of the Fully Diluted Shares Outstanding;

(ii)                                  knowingly take any action resulting in, or that would reasonably be expected to result in, such Stockholder forming or taking any action in any “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act) with respect to the Common Stock, except for any such group consisting solely of the Stockholder and its Affiliates on the Effective Date and/or any such group with which the Stockholder is a party on the Effective Date;

(iii)                               exercise any New Warrant that would result in the Stockholders beneficially owning (individually or as a group with other Stockholders or other Persons), in the aggregate, more than forty nine percent (49%) of the Fully Diluted Shares Outstanding at the time; or

(iv)                              publicly disclose any intention, plan or arrangement inconsistent with any provision of this Section 3(a).

(b)                                 Notwithstanding any other provisions of this Agreement, the restrictions in Section 3(a) shall automatically terminate and be of no further force and effect if and upon the first to occur of:

(i)                                     failure of the Corporation to enter into Lock-Up Agreements for the Lock-Up Period and on substantially similar terms to Section 2 with holders of the 13% Notes (as defined in the Purchase Agreement) that receive, in the aggregate, at least seventy five (75%) of the shares of Common Stock (assuming, for the purpose of such calculation, the exercise of all New Warrants) received by all holders of 13% Notes pursuant to the Plan, and to keep in place and enforce any such Lock-Up Agreements in accordance with their terms;

(ii)                                  a material breach by the Corporation of this Agreement and such breach remains uncured for a period of five (5) Business Days from the date that the Corporation receives a written notice of such breach from any Stockholder;

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(iii)                               a material breach by the Buyer of any of its obligations under the Purchase Agreement; or

(iv)                              a default by the Buyer under the terms and conditions of the New Senior Secured Notes Indenture (as defined in the Purchase Agreement).

(c)                                  The Corporation shall provide written notice to the Stockholders (i) within five (5) days of the exercise of any warrants by any stockholder of the Corporation (ii) from time to time upon the reasonable request of the Stockholders.  Each warrant issued by the Corporation on the Closing Date (as defined in the Purchase Agreement) shall include a blackout period of no less than twenty-five (25) days prior to the record date of any vote of the stockholders of the Corporation.  In the event that any warrant not held by a Stockholder is exercised within ten (10) days before the beginning of such blackout period (a “Pre-Blackout Exercise”), the Stockholders will be given the opportunity during such blackout period to exercise that portion of their New Warrants necessary for them to hold, in the aggregate, up to forty nine (49%) of the Fully Diluted Shares Outstanding.

(d)                                 The Company shall, upon receipt of reasonable notice, provide the Stockholders with such information as the Stockholders may reasonably require in order to calculate such Stockholder’s percentage ownership of Common Stock and the number and ownership of any then outstanding Derivative Securities.

Section 4.                                           Preemptive Right

(a)                                 Subject to the terms and conditions of this Section 4 and applicable securities laws, for so long as the Stockholders hold, in the aggregate, at least twenty-five percent (25%) of the Equity Consideration Shares acquired pursuant to the terms of the Purchase Agreement (as adjusted for any reverse split, combination, recapitalization, reclassification, merger, consolidation or similar event with respect to the Common Stock, or any rights offering to existing holders of the capital stock of the Corporation), if the Corporation proposes to offer or sell any New Securities, the Corporation shall first offer such New Securities to each Stockholder.  A Stockholder shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate, among itself and its Affiliates; provided that, each such Affiliate agrees to enter into a joinder to this Agreement as a “Stockholder” hereunder.

(b)                                 With respect to any such offering or sale:

(i)                                     The Corporation shall give written notice (the “Offer Notice”) to each Stockholder, stating (1) its bona fide intention to offer such New Securities, (2) the number of such New Securities to be offered and the percentage of the Corporation’s outstanding equity securities such issuance would represent, and (3) the price and terms, if any, upon which it proposes to offer such New Securities, in the case of clauses (2) and (3), to the extent known to the Corporation at the time such Offer Notice is given; provided, that, if the information in clauses (2) or (3) is not known to the Corporation at such time, the Offer Notice will include such information as is then available to the Corporation and the Corporation will provide the information required by clauses (2) and (3) to the Stockholders as soon as reasonably possible thereafter and, in any case, no later than the time at which such information is provided to any other investor or proposed investor in such offering (as defined below.)

(ii)                                  By notification to the Corporation within five (5) Business Days after the Offer Notice is received (or such shorter period as the managing underwriter may designate in the case of an underwritten public offering) (the “Exercise Period”), each Stockholder may elect to

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purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice (or, in the case of a public offering of securities, at the price and on the terms offered to the public), up to that portion of such New Securities which equals the proportion that (x) the Common Stock then held by such Stockholder (including any and all shares of Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of any Derivative Securities then held by such Stockholder (including the New Warrants)) bears to (y) the total Common Stock of the Corporation then outstanding (assuming full conversion and/or exercise, as applicable, of all Derivative Securities then outstanding (including the New Warrants)).

(iii)                               The closing of any sale pursuant to Section 4(b)(ii) shall occur within the later of ninety (90) days after the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 4(b)(iv); provided, however, that the closing of any purchase of New Securities by any Stockholder may be extended beyond the closing of the transaction in the Offer Notice to the extent necessary to (1) obtain required government approvals and other required third party approvals or consents (and the Corporation and the Stockholders shall use their respective commercially reasonable efforts to obtain such approvals) and (2) permit the Stockholders purchasing New Securities to complete their internal capital call process following the Exercise Period; provided, that the extension pursuant to this clause (2) shall not exceed thirty (30) days.

(iv)                              If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 4(b)(ii), the Corporation may, during the ninety (90) day period following the expiration of the periods provided in Section 4(b)(ii) and Section 4(b)(iii) offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice (or, with respect to any public offering, at the price and on the terms offered to the public).  If the Corporation does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days after the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Stockholders in accordance with this Section 4.

(v)                                 In the event the Stockholders elect to participate in any offering of pursuant to this Section 4 during the Standstill Period and all or any portion of the New Securities to be offered and sold by the Corporation are Common Stock, each Stockholder will receive its Warrant Percentage of such shares in the form of warrants substantially in the form of the New Warrants (any such warrants, “Pre-Emptive Rights Warrants”).  For purposes of this Agreement, the term “Warrant Percentage” shall mean, as of the time of determination, a number (1) the numerator of which is the number of shares of Common Stock issuable upon the exercise of any New Warrants or Pre-Emptive Rights Warrants then held by the Stockholder (collectively, the “Total Warrant Shares”) and (2) the denominator of which is the number of shares of Common Stock then held by the Stockholder plus the Total Warrant Shares.

Section 5.                                           Representations, Warranties and Covenants of each Stockholder.  Each Stockholder hereby represents, warrants and covenants to the Corporation, severally and not jointly, as follows:

(a)                                 Such Stockholder is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

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(b)                                 Such Stockholder has all requisite power, capacity and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action, if any, on the part of such Stockholder (including its board of directors or similar governing body, as applicable), and no other actions or proceedings on the part of such Stockholder are necessary to authorize the execution and delivery by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by such Stockholder and, assuming due power and authority of, and due execution and delivery by, the other parties hereto, constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)                                  The execution and delivery of this Agreement does not, and the performance by such Stockholder of his, her or its agreements, covenants, and obligations hereunder will not, conflict with, result in a breach or violation of or default under (with or without notice or lapse of time or both), or require notice to or the consent of any Person under, any provisions of the organizational documents of such Stockholder (if applicable), or any agreement, commitment, law, rule, regulation, judgment, order or decree to which such Stockholder is a party or by which such Stockholder is, or any of its assets are, bound, except for such conflicts, breaches, violations or defaults that would not, individually or in the aggregate, prevent or delay consummation of the transactions contemplated by this Agreement or otherwise prevent or delay such Stockholder from performing his, her or its agreements, covenants or obligations under this Agreement.

Section 6.                                           Representations, Warranties and Covenants of the Corporation.  The Corporation hereby represents, warrants and covenants to each Stockholder as follows:

(a)                                 The Corporation is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

(b)                                 The Corporation has all requisite power, capacity and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Corporation and the consummation by the Corporation of the transactions contemplated hereby have been duly authorized by all necessary action, if any, on the part of the Corporation (including its board of directors), and no other actions or proceedings on the part of the Corporation are necessary to authorize the execution and delivery by the Corporation of this Agreement and the consummation by the Corporation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Corporation and, assuming due power and authority of, and due execution and delivery by, the other parties hereto, constitutes a valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)                                  The execution and delivery of this Agreement does not, and the performance by the Corporation of its agreements, covenants, and obligations hereunder will not, conflict with, result in a breach or violation of or default under (with or without notice or lapse of time or both), or require notice to or the consent of any Person under, any provisions of the organizational documents of the Corporation (if applicable), or any agreement, commitment, law, rule, regulation, judgment, order or

8

decree to which the Corporation is a party or by which the Corporation is, or any of its assets are, bound, except for such conflicts, breaches, violations or defaults that would not, individually or in the aggregate, prevent or delay consummation of the transactions contemplated by this Agreement or otherwise prevent or delay the Corporation from performing its agreements, covenants or obligations under this Agreement.

Section 7.                                           Securities Laws.

(a)                                 In addition to the restrictions set forth in Section 2, during the Lock-Up Period, no Equity Consideration Shares or New Warrants held or beneficially owned by a Stockholder may be Transferred except upon the conditions specified in this Section 7, which conditions are intended to ensure compliance with the provisions of the Securities Act.

(b)                                 Except as otherwise expressly provided by Section 7(c) and Section 7(d), certificated shares of Common Stock and New Warrants covered by this Agreement shall be stamped or otherwise imprinted with a legend in substantially the form provided in Section 9(a) and, upon the issuance or Transfer of any book-entry shares of Common Stock and New Warrants covered by this Agreement, a legend in substantially the form provided in Section 9(a) shall be included in a notice to the record holder of such shares in accordance with applicable law.

(c)                                  During the Lock-Up Period, each Stockholder shall, prior to any Transfer of any Equity Consideration Shares or New Warrants (other than a Transfer in accordance with Section 2(b)), give written notice to the Corporation of such Stockholder’s intention to effect such Transfer and to comply in all other respects with the provisions of this Section 7.  Each such notice shall describe the manner and circumstances of the proposed Transfer.  No Stockholder shall Transfer any shares of Common Stock held by it unless: (1) such shares of Common Stock are sold or otherwise disposed of pursuant to an effective Registration Statement under the Securities Act or (2) the holder of such shares of Common Stock has met the requirements for Transfer of such shares pursuant to an exemption from any applicable registration requirements under the Securities Act (including, without limitation, pursuant to Rule 144 or Section 4(a)(7) of the Securities Act).

(d)                                 Whenever the restrictions imposed by this Section 7 shall terminate, the holder of any shares of Common Stock represented by certificates as to which such restrictions have terminated shall be entitled to receive from the Corporation, at the Corporation’s expense, a new certificate (or, at such Stockholder’s election, book-entry shares) not bearing the restrictive legend set forth in Section 9(a) and not containing any other reference to the restrictions imposed by this Section 7; provided, however, that so long as the restrictions on Transfer and ownership under Section 2 of this Agreement remain in effect, any such certificates relating to the shares covered by such restrictions shall contain a restrictive legend in the form set forth in Section 9(a), except that such legend may omit the first two sentences thereof.

Section 8.                                           Board of Directors.

(a)                                 Prior to or on the Closing Date (as defined in the Purchase Agreement), the Corporation’s Certificate of Incorporation shall be amended and restated to include the following terms: (i) the Board shall consist of no more than seven (7) directors and (ii) directors shall be elected to the Board by plurality vote of the stockholders of the Corporation (the “A&R Certificate”).  Without the prior written consent of the Stockholders holding a majority of the Equity Consideration Shares held by Stockholders at the time of any such determination, the Corporation shall not take any action designed to amend the A&R Certificate, or influence or support any other Person to take any such action, that would have the effect of modifying the terms set forth in this Section 8(a).

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(b)                                 Immediately following the consummation of the transactions contemplated by the Purchase Agreement, the Board shall consist of seven (7) directors, of which:

(i) two (2) have been designated for nomination by the Stockholders holding a majority of the outstanding Equity Consideration Shares, which directors will be, immediately following the consummation of the transactions contemplated by the Purchase Agreement, [  ] and [  ] (collectively with their respective successors and replacements, the “Stockholder Directors”);

(ii) one (1) has been designated for nomination by the members of the Ad Hoc Secured Noteholder Committee (as defined in the Plan) after consultation with the Chief Executive Officer of the Corporation, which director will be, immediately following the consummation of the transactions contemplated by the Purchase Agreement, [  ], and is an “independent director” within the meaning of the Nasdaq Listing Rules and other applicable securities laws;

(iii) one (1) has been designated for nomination by the members of the Ad Hoc Convertible Noteholder Committee (as defined in the Plan) after consultation with the Chief Executive Officer of the Corporation, which director will be, immediately following the consummation of the transactions contemplated by the Purchase Agreement, [  ], and is an “independent director” within the meaning of the Nasdaq Listing Rules and other applicable securities laws;

(iv) one (1) has been designated for nomination jointly by mutual agreement of the members of the Ad Hoc Secured Noteholder Committee (as defined in the Plan), the members of the Ad Hoc Convertible Noteholder Committee (as defined in the Plan) and the Stockholders holding a majority of the outstanding Equity Consideration Shares after consultation with the Chief Executive Officer of the Corporation, which director will be, immediately following the consummation of the transactions contemplated by the Purchase Agreement, [  ], and is an “independent director” within the meaning of the Nasdaq Listing Rules and other applicable securities laws;

(v) one (1) is the current chairman of the Board (who, for the avoidance of doubt, is an “independent director” within the meaning of the Nasdaq Listing Rules and other applicable securities laws), which director will be, immediately following the consummation of the transactions contemplated by the Purchase Agreement, [  ]; and

(vi) one (1) is the current Chief Executive Officer of the Corporation, which director will, immediately following the consummation of the transactions contemplated by the Purchase Agreement, Robert S. Radie.

(c)                                  Each director shall hold office until the next annual meeting of the stockholders or until such director’s earlier resignation, removal from office, death or incapacity.  Upon the expiration of the term of each Stockholder Director, the Stockholders shall have the right to nominate a successor director to fill the resulting vacancy on the Board, and the Board and the Corporation shall take all necessary action (subject to applicable law) to nominate such successor director for election to the Board in accordance with the Governance Documents of the Corporation and shall fully support the election of such nominees by the stockholders of the Corporation.

(d)                                 The Stockholders shall have the right, by vote of the Stockholders holding a majority of the total shares of Common Stock held by the Stockholders at such time, to remove from

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the Board, at any time and with or without cause, any Stockholder Director nominated for election to the Board by the Stockholders.  In the event that any individual previously designated or nominated by the Stockholders to serve on the Board under Section 8(b) is removed or resigns pursuant to this Agreement or otherwise ceases to serve as a member of the Board during such director’s term of office (including pursuant to Section 8(h)), then the Stockholders holding a majority of the total shares of Common Stock held by the Stockholders at such time shall have the right to nominate a successor director to fill the resulting vacancy on the Board, and the Board and the Corporation shall take all necessary action (subject to applicable law) to appoint or elect such nominee as a member of the Board during the period of such vacancy in accordance with the Governance Documents of the Corporation, until the next meeting (including any adjournment or postponement thereof), or pursuant to any action by written consent, for the election of a director or directors. For the avoidance of doubt, the successor-nominee to be designated pursuant to Section 8(b)(iv) hereof shall be selected by joint approval of the Board and the Stockholders holding a majority of the total shares of Common Stock held by the Stockholders at such time prior to filling the resulting vacancy.

(e)                                  Unless otherwise determined by the vote of a majority of the directors then in office, the Board shall meet at least quarterly in accordance with an agreed-upon schedule.  The Corporation shall reimburse the directors for all reasonable out-of-pocket travel expenses incurred (consistent with the Corporation’s travel policy) in connection with attending meetings of the Board.  The Corporation shall maintain an audit and compensation committee, and any such other committee as required by and in accordance with applicable securities laws and the Nasdaq Listing Rules.

(f)                                   The Stockholder Directors shall be entitled to indemnification by the Corporation in accordance with the provisions of the Corporation’s Certificate of Incorporation and Bylaws and shall enter into a director indemnification agreement with each Stockholder Director in substantially the form attached hereto as Exhibit A. If the Corporation or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, the Corporation shall use commercially reasonable efforts to provide that the successors and assignees of the Corporation assume the obligations of the Corporation with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Corporation’s Bylaws, the Certificate of Incorporation, an indemnification agreement or elsewhere, as the case may be.

(g)                                  The Corporation hereby acknowledges that the Stockholder Directors may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of the Stockholders and certain of their Affiliates (collectively, the “Stockholder Indemnitors”).  The Corporation hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to any such Stockholder Director are primary and any obligation of the Stockholder Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Stockholder Director are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by such Stockholder Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Stockholder Director to the extent legally permitted and as required by the Corporation’s Certificate of Incorporation or Bylaws (or any agreement between the Corporation and such Stockholder Director), without regard to any rights such Stockholder Director may have against the Stockholder Indemnitors, and, (iii) that it irrevocably waives, relinquishes and releases the Stockholder Indemnitors from any and all claims against the Stockholder Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.  The Corporation further agrees that no advancement or payment by the Stockholder Indemnitors on behalf of any such Stockholder Director with respect to any claim for which such Stockholder Director has sought indemnification from the Corporation shall affect the foregoing and the

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Stockholder Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Stockholder Director against the Corporation.  The Stockholder Directors and the Stockholder Indemnitors are intended third party beneficiaries of this Section 8(g) and shall have the right, power and authority to enforce the provisions of this Section 8(g) as though they were a party to this Agreement.

(h)                     As a condition to the appointment of any Stockholder’s designee to the Board in accordance with this Section 8, (x) such Person shall provide, and the Stockholders shall use reasonable best efforts to cause such Person to provide, any information that the Corporation reasonably requires of all designees and nominees to the Board, including without limitation information required to be disclosed in a proxy statement or other filing under applicable law, stock exchange rules or listing standards, information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations, (y) such Person shall consent, and the Stockholders shall use reasonable best efforts to cause such Person to consent, to reasonable and customary background checks, and (z) such Person shall execute and deliver to the Corporation in accordance with Section 141(b) of the Delaware General Corporation Law, and the Stockholders shall use reasonable best efforts to cause such Person to so execute and deliver, such Person’s written resignation as a director, which resignation shall be irrevocable and shall provide that it becomes effective immediately upon the delivery of a Resignation Request validly given in accordance with this Section 8(h).  Notwithstanding anything to the contrary set forth herein, if at any time (including without limitation, following such Person’s nomination or designation but prior to his or her appointment or election to the Board), the Corporation learns of a Disqualifying Event, then (i) the Board and the Stockholders, in their respective sole discretion, shall not be required to take any of the actions otherwise required by Section 8(c), as applicable, (and the Corporation shall have no corresponding obligations with respect to such Person pursuant to this Section 8 for actions or omissions after the delivery of such Resignation Request), and (ii) the Board or the Stockholders may, by notice delivered to the Corporation, request that such Person resign from the Board and any committees thereof (a “Resignation Request”).  If for any reason any such Person’s resignation shall not have become effective immediately upon and by virtue of the delivery of a Resignation Request validly delivered in accordance with this Section 8(h), then immediately following the delivery thereof, such Person shall, and the Stockholders shall use reasonable best efforts to cause such Person to, take any and all actions to resign from the Board and any committees thereof which shall be effective immediately.

(i)                                     The obligations of the Corporation and each Stockholder under this Section 8 shall terminate upon the first to occur of (i) with respect to each Stockholder on a Stockholder-by-Stockholder basis, the termination of this Agreement in accordance with Section 9(b)(ii) with respect to such Stockholder, (ii) with respect to all Stockholders and the Corporation, the failure of the Stockholders to hold, in the aggregate, shares of Common Stock and/or New Warrants representing twenty-five percent (25%) of the Equity Consideration Shares acquired pursuant to the terms of the Purchase Agreement (as adjusted for any reverse split, combination, recapitalization, reclassification, merger, consolidation or similar event with respect to the Common Stock, or any rights offering to existing holders of the capital stock of the Corporation), or (iii) with respect to all Stockholders and the Corporation, the dissolution of the Corporation in accordance with Section 9(b)(i).

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Section 9.                                           Miscellaneous.

(a)                                 Legend on Stock Certificates.  Each certificate representing shares of Common Stock owned by any Stockholder (or notice sent upon the issuance or Transfer of any book-entry shares of Common Stock owned by any Stockholder) shall bear the following legend as and to the extent required under Section 7:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS.  THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR LAWS.  THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO A STOCKHOLDER AGREEMENT DATED AS OF               , 2018, AMONG THE ISSUER OF SUCH SECURITIES AND THE OTHER PARTIES NAMED THEREIN.  THE TERMS OF SUCH STOCKHOLDER AGREEMENT INCLUDE, AMONG OTHER THINGS, RESTRICTIONS ON TRANSFER.  A COPY OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF EGALET CORPORATION.

(b)                                 Termination; Survival.  This Agreement shall terminate automatically upon the earliest to occur of: (i) the dissolution of the Corporation (unless the Corporation continues to exist after such dissolution as a limited liability company or in another form, whether incorporated in Delaware or another jurisdiction), (ii) with respect to any Stockholder, such Stockholder disposing of and ceasing to beneficially own any shares of Common Stock covered by this Agreement, in which event such Stockholder shall be relieved and have no further liability arising hereunder for events occurring from and after the date of such Transfer and (iii) with respect to the Corporation, the failure of the Stockholders to hold, in the aggregate, shares of Common Stock and/or New Warrants representing twenty-five percent (25%) of the Equity Consideration Shares acquired pursuant to the terms of the Purchase Agreement (as adjusted for any reverse split, combination, recapitalization, reclassification, merger, consolidation or similar event with respect to the Common Stock, or any rights offering to existing holders of the capital stock of the Corporation). Notwithstanding the foregoing, the termination of this Agreement with respect to any Stockholder shall not affect the rights of any other Stockholder, and the termination of this Agreement with respect to the Corporation shall not affect the rights which any Stockholder may have by operation of law as a stockholder of the Corporation. The provisions of this Section 9(b), Sections 9(e), 9(h), 9(i), 9(j), 9(k), and 9(m) and the last sentence of Section 9(g) shall survive any termination of this Agreement.

(c)                                  Specific Performance.  Any Person having rights under any provision of this Agreement shall be entitled to enforce such rights specifically, to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party hereto may in its sole discretion apply to any court of law or equity of competent jurisdiction for, and obtain from any such court, specific performance and/or injunctive relief (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement and shall not be required to prove irreparable

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injury to such party or that such party does not have an adequate remedy at law with respect to any breach of this Agreement (each of which elements the parties admit). The parties hereto further agree and acknowledge that each and every obligation applicable to it contained in this Agreement shall be specifically enforceable against it and hereby waives and agrees not to assert any defenses against an action for specific performance of their respective obligations hereunder. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies available under this Agreement or otherwise.

(d)                                 Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(e)                                  Governing Law; Jurisdiction.

(i)                                     This Agreement, and any and all transactions or actions related to or arising out of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(ii)                                  Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, and any and all transactions or actions related to or arising out of this Agreement, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8(e), (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  Each of the parties hereto hereby irrevocably agrees that notice to such party in accordance with Section 8(h) hereof shall constitute effective service of process on such party in any such action or proceeding.

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(iii)                               JURY TRIAL.  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(f)                                   Stock Dividends, Etc.  The provisions of this Agreement shall apply to any and all shares of capital stock of the Corporation or any successor or assignee of the Corporation (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution for the Equity Consideration Shares, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise in such a manner, and with such appropriate adjustments as to reflect the intent and meaning of the provisions hereof and so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Equity Consideration Shares as so changed.

(g)                                  Benefits of Agreement.  This Agreement shall be binding upon and inure to the benefit of the Corporation and its successors and assigns and each Stockholder and each of their respective permitted assigns, legal representatives, heirs and beneficiaries. Except as otherwise expressly provided herein, no Person not a party to this Agreement, as a third-party beneficiary or otherwise, shall be entitled to enforce any rights or remedies under this Agreement.

(h)                                 Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and shall be deemed to have been given if (1) personally delivered or sent by electronic mail in portable document (or similar) format, (2) sent by nationally recognized overnight courier or (3) sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

(i)                                     If to the Corporation, to:

Egalet Corporation

600 Lee Road, Suite 100

Wayne, Pennsylvania 19087

Attention: Chief Executive Officer

E-mail: rradie@egalet.com

with a copy to (which shall not constitute notice):

Dechert LLP

1095 Avenue of the Americas

New York, New York 10036

Attention: David Rosenthal

E-mail:  david.rosenthal@dechert.com

(ii)                                  If to any Stockholder, to such Stockholder’s address set forth on such Stockholder’s signature page hereto.

Any such communication shall be deemed to have been received (a) when delivered, if personally delivered or sent by electronic mail (with confirmation of transmission), if delivered during normal business hours of the recipient and on the next Business Day if delivered after normal

15

business hours of the recipient, (b) the next Business Day after delivery, if sent by nationally recognized, overnight courier and (c) on the third (3rd) Business Day following the date on which the piece of mail containing such communication is posted, if sent by first-class mail.

(i)                                     Modification; Waiver.  This Agreement may be amended, modified or supplemented only by a written instrument duly executed by the Corporation and the Stockholders holding a majority of the Common Stock then outstanding held by Stockholders in the aggregate.  No course of dealing between the Corporation and any Stockholder or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement.  The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(j)                                    Entire Agreement.  Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith.  Unless otherwise provided herein, any consent required by the Corporation may be withheld by the Corporation in its sole discretion. Each of the parties to this Agreement hereby acknowledge and agree that such party has undertaken its own due diligence and, in entering into this Agreement and the transactions contemplated hereby, has not relied on any representation or warranty from any party hereto or any other person other than those expressly set forth in this Agreement, and each party hereto expressly disclaims reliance on any such representation or warranty.

(k)                                 Counterparts.  This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The failure of any Stockholder to execute this Agreement does not make it invalid as against any other Stockholder.

(l)                                     Further Assurances.  Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and other documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.

(m)                             Sophisticated Parties; Advice of Counsel. Each of the parties to this Agreement specifically acknowledges that he, she or it (i) is a knowledgeable, informed, sophisticated Person capable of understanding and evaluating the provisions set forth in this Agreement, (ii)  has been fully advised and represented by legal counsel of his, her or its own independent selection and has relied wholly upon his, her or its independent judgment and the advice of such counsel in negotiating and entering into this Agreement, (iii) has carefully read and fully understands all of the terms of this Agreement, and (iv) is under no disability or impairment that affects its, his or her decision to sign this Agreement and he, she or it knowingly and voluntarily intends to be legally bound by this Agreement. Each Stockholder agrees it will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any governmental entity, that challenges the validity of or seeks to enjoin the operation of any provision of this Agreement.

*                                         *                                         *                                         *

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

CORPORATION:

By:

Name:

Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

STOCKHOLDER:

By:

Name:

Title:

Address: [ ] [ ] [ ] Attention: [ ] E-mail: [ ]

with a copy to (which shall not constitute notice):

[ ]
[ ]
[ ]
Attention: [ ]
E-mail: [ ]

and

[ ]
[ ]
[ ]
Attention: [ ]
E-mail: [ ]

SCHEDULE A

Stockholders

Name	Number of Shares	Number of Warrant Shares

EXHIBIT A

Director Indemnification Agreement

[Attached.]

EXHIBIT F

REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT

RECITALS

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of           , 201  , by and among Egalet Corporation, a Delaware corporation (the “Company”), and Iroko Pharmaceuticals Inc., a business company incorporated in the British Virgin Islands (registration number 1732699) (the “Stockholder”).

WHEREAS, the Company and the Stockholder are parties to that certain Asset Purchase Agreement dated as of October    , 2018 (the “Purchase Agreement”); and

WHEREAS, in order to induce the Company and the Stockholder to enter into the Purchase Agreement and to induce the Stockholder to sell substantially all of its assets to the Company pursuant to the Purchase Agreement, the Stockholder and the Company hereby agree that this Agreement shall govern the rights of the Stockholder to cause the Company to register shares of Common Stock issued to the Stockholder, and shall govern certain other matters, in each case, subject to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises set forth above and for other good and valuable consideration, the sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                      Definitions.  For purposes of this Agreement:

1.1                                     “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such Person, and “control” for these purposes means the direct or indirect power to direct or cause the direction of the management and policies of another Person, whether by operation of law or regulation, through ownership of securities, as trustee or executor or in any other manner.

1.2                                     “Board of Directors” means the board of directors of the Company.

1.3                                     “Common Stock” means shares of the Company’s common stock, par value $0.001 per share.

1.4                                     “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.5                                     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.6                                     “Excluded Registration” means (i) a registration relating to the sale, issue or grant of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; (ii) a registration relating to a transaction under Rule 145 promulgated by the SEC under the Securities Act; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

1.7                                     “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.8                                     “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC that permits forward incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.9                                     “Holder” means the Stockholder, any Permitted Designee (as defined in the Purchase Agreement) and any Permitted Transferee (as defined in the Purchase Agreement), in each case, that holds Registrable Securities.

1.10                              “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including, adoptive relationships, of a natural person referred to herein.

1.11                              “Initiating Holders” means, collectively, Holders who properly initiate a registration request in accordance with the terms of this Agreement.

1.12                              “New Senior Secured Notes” means the 13% Senior Secured Notes of the Company issued pursuant to the New Senior Secured Notes Indenture (as defined in the Purchase Agreement).

1.13                              “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

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1.14                              “Registrable Securities” means (i) the Equity Consideration issued to the Stockholder or any Permitted Designee pursuant to the Purchase Agreement; (ii) any Common Stock acquired by the Stockholder, any Permitted Designee (as defined in the Purchase Agreement) or any Permitted Transferee (as defined in the Purchase Agreement) after the date hereof; and (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above; excluding in all cases, however, (x) any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Subsection 4.1, and (y) any Registrable Securities sold pursuant to a registration statement covering such securities which has been declared effective by the Securities and Exchange Commission, and excluding for purposes of Section 2 any shares for which all registration rights have terminated pursuant to this Agreement.

1.15                              “Registrable Securities then outstanding” means the sum of (i) the number of shares of outstanding Common Stock that are Registrable Securities and (ii) the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.16                              “SEC” means the Securities and Exchange Commission.

1.17                              “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.18                              “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.19                              “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Subsection 2.6.

2.                                      Registration Rights.  The Company covenants and agrees as follows:

2.1                                     Demand Registration.

(a)                                 Form S-1 Demand.  If at any time after the date which is one hundred eighty (180) days following the date that any equity securities of the Company or any of its Affiliates are accepted for listing on any national securities exchange (which, for the avoidance of doubt, does not include OTC) (the “Uplift Event”), the Company receives a written request from Holders of a majority of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement with respect to at least twenty percent (20%) of the Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of Selling Expenses, would exceed $10 million), then the Company shall (x) within ten (10) days after the date such request is received, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (y) as soon as practicable, and in

3

any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(c) and 2.3. The rights to demand registration provided to the Holders pursuant to this Section 2.1(a) may not be exercised more than four (4) times during the term of this Agreement.

(b)                                 Form S-3 Demand.  If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a written request from Holders of at least twenty percent (20%) of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $5 million, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(c) and 2.3. The rights to demand registration provided to the Holders pursuant to this Section 2.1(b) may not be exercised more than four (4) times during the term of this Agreement.

(c)                                  Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Subsection 2.1 a certificate signed by a duly authorized officer of the Company stating that in the good faith judgment of the Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either be filed or become effective, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than sixty (60) days (“Deferral Period”) after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than twice in any eighteen (18) month period, or more than once in any eighteen (18) month period in which it has invoked a Blackout Period right under Section 2.7; and provided further that the Company shall not register any securities for the account of any other stockholder during such sixty (60) day period other than an Excluded Registration.

(d)                                 The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(a) (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected four (4) registrations pursuant to Subsection 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may at such time be registered on Form S-3 pursuant to a request made pursuant to Subsection 2.1(b).  The Company shall not be obligated to effect, or to

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take any action to effect, any registration pursuant to Subsection 2.1(b) (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Subsection 2.1(b) within the twelve (12) month period immediately preceding the date of such request.  A registration shall not be counted as “effected” for purposes of this Subsection 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Subsection 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Subsection 2.1(d); provided, that if such withdrawal is during a period the Company has deferred taking action pursuant to Subsection 2.1(c), then the Initiating Holders may withdraw their request for registration and such registration will not be counted as “effected” for purposes of this Subsection 2.1(d).

2.2                                     Company Registration.  If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its securities under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration.  Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Subsection 2.3(b), cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration.  The Company shall have the right to terminate or withdraw any registration initiated by it under this Subsection 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration.  The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Subsection 2.6.

2.3                                     Underwriting Requirements.

(a)                                 If, pursuant to Subsection 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Subsection 2.1, and the Company shall include such information in the Demand Notice.  The underwriter(s) will be selected by a majority in interest (based on the aggregate number of Registrable Securities held by such Holders) of the Initiating Holders and shall be reasonably acceptable to the Company.  In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.  All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Subsection 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting.  Notwithstanding any other provision of this Subsection 2.3, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the

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number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.  To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.

(b)                                 In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Subsection 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not adversely affect the proposed offering price, the timing, the distribution method, or the probability of success of such offering.  If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company for its own account) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not adversely affect the proposed offering price, the timing, the distribution method, or the probability of success of such offering.  If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders.  To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.  Notwithstanding the foregoing, in no event shall the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be offered by the Company) are first entirely excluded from the offering.

(c)                                  For purposes of Subsection 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Subsection 2.3(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.4                                     Obligations of the Company.  Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as promptly as reasonably possible:

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(a)                                 prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration[, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to ninety (90) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b)                                 prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c)                                  furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d)                                 use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e)                                  in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f)                                   use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g)                                  provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration statement;

(h)                                 promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the

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selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i)                                     notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed;

(j)                                    after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus;

(k)                                 to the extent reasonably practicable, make available executive officers of the Company for participation in a reasonable number of “road show” and other investor presentations requested by the selling Holders, their counsel and any underwriters;

(l)                                     use commercially reasonable efforts to otherwise facilitate the public offering of the Registrable Securities (provided that, for the avoidance of doubt, such commercially reasonable efforts shall not require the Company to pay any expenses of such offering other than in accordance with Section 2.6); and

(m)                             during the period when the prospectus is required to be delivered under the Securities Act, file all documents required to be filed with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act, to the extent permitted by applicable law.

2.5                                     Holder Obligations. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required or requested to effect the registration of such Holder’s Registrable Securities, including but not limited to the information required by Item 507 of Regulation S-K promulgated under the Securities act or any successor rule thereto. Each Holder covenants and agrees that, in the event the Company informs the Holders in writing that it does not satisfy the conditions specified in Rule 172 promulgated under the Securities Act and, as a result thereof, such Holder is required to deliver a prospectus in connection with any disposition of Registrable Securities, such Holder will comply with the prospectus delivery requirements of the Securities Act as applicable to it (unless an exemption therefrom is available) in connection with sales of Registrable Securities pursuant to the Registration Statement, and

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shall sell the Registrable Securities only in accordance with a method of distribution described in the Registration Statement. The Holders shall not effect sales of any securities covered by a registration statement filed pursuant to this Agreement (i) prior to the withdrawal of any stop order suspending the effectiveness of such registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the registration or qualification of any Registrable Securities included in such registration statement for sale in any jurisdiction where such shares had previously been registered or qualified or (ii) after receipt of facsimile or other written notice from the Company instructing the Holder to suspend sales to permit the Company to correct or update such registration statement or prospectus until the Holder receives copies of a supplemented or amended prospectus that corrects any such misstatement(s) or omission(s) and receives notice that any required post-effective amendment has become effective. Each Holder agrees that it will promptly discontinue offers and sales of Registrable Securities under the Registration Statement until such Holder receives copies of a supplemented or amended prospectus that corrects any such misstatement(s) or omission(s) and receives notice that any post-effective amendment has become effective. The Company shall use reasonable best efforts to provide to each Holder supplemented or amended prospectuses referenced in the foregoing two sentences as promptly as practicable.

2.6                                     Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, not to exceed (i) $100,000 in the aggregate for all registration pursuant to this Agreement or (ii) $25,000 with respect to any single registration pursuant to this Agreement, in each case, of one counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Subsection 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Subsections 2.1(a) or 2.1(b), as the case may be; provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Subsections 2.1(a) or 2.1(b).  All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7                                     Delay of Registration; Suspension of Registration Statement.  No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2. Notwithstanding anything herein to the contrary, the Company shall have the right to suspend the use of any registration statement filed pursuant to this Agreement for a period of not greater than thirty (30) consecutive

9

days and for not more than sixty (60) days in any eighteen (18) month period (“Blackout Period”), if, in the good faith opinion of the Board of Directors, after consultation with counsel, material, nonpublic information exists, including, without limitation, the proposed acquisition or divestiture of assets by the Company, a strategic alliance or a financing transaction involving the Company or the existence of pending material corporate developments, the public disclosure of which would be necessary to cause the Registration Statement to be materially true and to contain no material misstatements or omissions, and in each such case, where, in the good faith opinion of the Board of Directors, such disclosure would be reasonably likely to have a material adverse effect on the Company or on the proposed transaction; provided, however, that the Company may not invoke this right in any eighteen (18) month period in which it has invoked two Deferral Period rights under Section 2.1(c). The Company must give the Holders notice promptly upon knowledge that a Blackout Period (without indicating the nature of such Blackout Period) may occur and prompt written notice if a Blackout Period will occur. Upon the conclusion of a Blackout Period, the Company shall provide the Holders written notice that such registration statement is again available for use.

2.8                                     Indemnification.  If any Registrable Securities are included in a registration statement under this Section 2:

(a)                                 To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages (including any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred); provided, however, that this Subsection 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person for use in connection with such registration.

(b)                                 To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its directors and officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act or the Exchange Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder for use in connection with such registration (including any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred); provided, however, that the indemnity agreement contained in this Subsection 2.8(b) shall not apply to amounts paid in settlement of

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any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld, conditioned or delayed; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Subsections 2.8(b) and 2.8(c) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c)                                  Promptly after receipt by an indemnified party under this Section 2.8 of written notice of the commencement of any action, threat or proceeding (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is made or intended to be made against any indemnifying party under this Section 2.8, give the indemnifying party written notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties. Each indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the reasonable and documented fees and out-of-pocket expenses of such counsel shall be paid by the indemnified party unless (i) the indemnifying party agrees to pay the same, (ii) the indemnifying party fails to assume the defense of such action with counsel reasonably satisfactory to the indemnified party within a reasonable period of time or (iii) the named parties to any such action (including any impleaded parties) include both the indemnifying party and the indemnified party and the indemnified party has been advised by counsel that either (x) representation of such indemnified party and the indemnifying party by the same counsel would be inappropriate under applicable standards of professional conduct, as determined in the reasonable judgment of any party or (y) there may be one or more legal defenses available to the indemnified party which are different from or in addition to those available to the indemnifying party, it being understood, however that the indemnifying party shall not be liable for fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for each group of similar indemnified parties (e.g., the Holders, as contrasted with executive officers and directors of the Company). In any of such cases, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party and all such fees and expenses shall be reimbursed as incurred. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, except to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. No indemnifying party shall be liable for any settlement entered into without its written consent, which consent shall not be unreasonably withheld. No indemnifying party shall, without the consent of each indemnified party, effect any settlement of any pending or threatened proceeding in respect of which such indemnified party is a party and indemnity has been sought hereunder by such indemnified party, that (i) does not include a complete release of such indemnified party from all liability with respect thereto, (ii) imposes any liability or obligation on such indemnified party, (iii) would impose a consent order, injunction or decree that would restrict the future activity or conduct of such indemnified party or (iv) would result in a finding or admission of a violation of law by such indemnified party that would have an adverse effect on such indemnified party.  For the avoidance of doubt, such indemnifying party may agree to any settlement that satisfies clauses (i) through (iv) of the preceding sentence without such indemnified party’s consent.

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(d)                                 To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, or (iii) the indemnification provided for in this Section 2.8 from the indemnifying party is otherwise unavailable to an indemnified party hereunder, or insufficient to hold harmless an indemnified party in respect of any Damages (including any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result) referred to herein, then, and in each such case, such parties will severally and not jointly contribute to the aggregate losses, claims, Damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, Damages, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether any action in question, including the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, has been made by, or relates to information supplied by, the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement (net of Selling Expenses), and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided, further, that in no event shall a Holder’s liability pursuant to this Section 2.8(b), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder).

(e)                                  The obligations of the Company and Holders under this Subsection 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9                                     Reports Under Exchange Act.  The Company shall:

(a)                                 make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144;

(b)                                 use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

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(c)                                  furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.10                              Limitations on Subsequent Registration Rights.  From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of seventy-five percent (75%) of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would provide to such holder or prospective holder the right to include securities in any registration on other than either a pro rata basis with respect to the Registrable Securities or on a subordinate basis after all Holders have had the opportunity to include in the registration and offering all shares of Registrable Securities that they wish to so include.

2.11                              “Market Stand-off” Agreement.  Each Holder hereby agrees that it will not, without the prior written consent of the Managing Underwriter (as defined below), during the period commencing on the date of the final prospectus relating to any registration by the Company for its own behalf of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1 or Form S-3, and ending on the date specified by the Company and the managing underwriter (the “Managing Underwriter”) of any such offering (such period not to exceed ninety (90) days), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Subsection 2.11 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Holders only if all officers and directors are subject to the same restrictions and the Company uses commercially reasonable efforts to obtain a similar agreement from all stockholders individually owning more than five percent (5%) of the Company’s outstanding Common Stock (after giving effect to the conversion of any securities convertible into Common Stock). The Managing Underwriter and any other underwriters in connection with such registration are intended third party beneficiaries of this Subsection 2.11 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.  Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Subsection 2.11 or that are necessary to give further

13

effect thereto.  Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Company stockholders that are subject to such agreements, based on the number of shares subject to such agreements.

3.                                      [RESERVED]

4.                                      Miscellaneous.

4.1                               Successors and Assigns.  The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate of a Holder; (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; or (iii) after such transfer, holds at least ten percent (10%) of Registrable Securities then outstanding (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations); provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Subsection 2.11.  For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall, as a condition to the applicable transfer, establish a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement.  The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

4.2                               Registration Rights Joinder.  All Permitted Designees and all Permitted Transferees (as such terms are defined in the Purchase Agreement, respectively), shall be required to duly execute and deliver to the Company and shall be bound by a joinder to this Agreement in the form attached hereto as Exhibit A (a “Registration Rights Joinder”).

4.3                               Governing Law.  This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

4.4                               Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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4.5                               Titles and Subtitles.  The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

4.6                               Notices.

(a)                                 All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt.  All communications shall be sent to the Holders at their addresses as set forth on their respective signature pages hereto and all communications shall be sent to the Company at its the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Subsection 4.6.  If notice is given to the Company, a copy shall also be sent to:

Dechert LLP, Three Bryant Park

New York, New York 10036

Attn:  David Rosenthal

E-mail: david.rosenthal@dechert.com

and if notice is given to the Stockholder, a copy shall also be given to:

Baker & McKenzie LLP

815 Connecticut Avenue, N.W.

Washington, DC 20006-4078

Attn: Marc R. Paul

E-mail: marc.paul@bakermckenzie.com

4.7                               Amendments and Waivers.  Any term of this Agreement may be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the holders of at least a majority of the Registrable Securities then outstanding; and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party.  Notwithstanding the foregoing, (a) this Agreement may not be amended, modified or terminated and the observance of any term hereof may not be waived with respect to any Holder without the written consent of such Holder, unless such amendment, modification, termination, or waiver applies to all Holders in the same fashion.  The Company shall give prompt notice of any

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amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination, or waiver.  Any amendment, modification, termination, or waiver effected in accordance with this Subsection 4.7 shall be binding on all parties hereto, regardless of whether any such party has consented thereto.  No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

4.8                               Severability.  In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

4.9                               Aggregation of Stock.  All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

4.10                        Entire Agreement.  This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

4.11                        Dispute Resolution.  The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) or any appellate court thereof (the “Delaware Courts”) for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the Delaware Courts, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL

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NOT BE SUBJECT TO ANY EXCEPTIONS.  EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.  Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the Delaware Courts or any court of the State of Delaware having subject matter jurisdiction.

4.12                        Delays or Omissions.  No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

4.13                        Termination of Registration Rights.  The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Subsection 2.1 shall terminate upon the seventh anniversary of the Uplift Event.

4.14                        MNPI.

(a)                                 Each Holder acknowledges that the provisions of this Agreement that require communications by the Company or other Holders to such Holder may result in such Holder and its Representatives (as defined below) acquiring material non-public information (“MNPI”) (which may include, solely by way of illustration, the fact that an offering of the Company’s securities is pending or the number of Company securities or the identity of the selling Holders) (any such MNPI resulting from communications required under this Agreement, the “Covered MNPI”).

(b)                                 Each Holder agrees that it will maintain the confidentiality of the Covered MNPI and, to the extent such Holder is not a natural Person, such confidential treatment shall be in accordance with procedures adopted by it in good faith to protect confidential information of third parties delivered to such Holder (“Policies”).

(c)                                  Each Holder, by its execution of a counterpart to this agreement [or of a Joinder], hereby acknowledges that it is aware that the U.S. securities laws prohibit any Person who has MNPI about a company from purchasing or selling, directly or indirectly, securities of such company (including entering into hedge transactions involving such securities), or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

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(d)                                 Each Holder shall have the right, at any time and from time to time (including after receiving information regarding any potential public offering), to elect not to receive any notice that the Company or any other Holders otherwise are required to deliver pursuant to this Agreement by delivering to the Company a written statement signed by such Holder that it does not want to receive any notices or any other Covered MNPI hereunder (an “Opt-Out Request”); in which case and notwithstanding anything to the contrary in this Agreement, the Company and other Holders shall not be required to, and shall not, deliver any notice or other information required to be provided to Holders hereunder to the extent that the Company or such other Holders reasonably expect would result in a Holder acquiring Covered MNPI. An Opt-Out Request may state a date on which it expires or, if no such date is specified, shall remain in effect indefinitely; provided, that a Holder who previously has given the Company an Opt-Out Request may revoke such request at any time by providing written notice of such revocation to the Company, and there shall be no limit on the ability of a Holder to issue and revoke subsequent Opt-Out Requests.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EGALET CORPORATION:

By:

Name:

Title:

IROKO PHARMACEUTICALS INC.:

By:

Name:

Title:

Exhibit A

Registration Rights Joinder

EXECUTION VERSION

PRELIMINARY AND CONFIDENTIAL

SUBJECT TO FRE 408

Reorganized Egalet Corporation 13% Senior Secured Notes (the “New Notes”)

Indicative Term Sheet

Issuer:	Egalet Corporation (the “Issuer”).

Guarantors:

All guarantors of the Issuer’s existing 13% Senior Secured Notes (the “Existing Notes”) and all other domestic subsidiaries of the Issuer (unless such subsidiary engages in no activities other than in connection with the financing of accounts receivable) (collectively, the “Guarantors”).

Size:	$95 million.

Maturity:	5 years from issuance.

Series:

The New Notes will be issued as two series of notes: “Series A-1 Notes,” to be issued to all initial holders of New Notes other than Iroko Pharmaceuticals Inc. (“Iroko”) and its affiliates, and “Series A-2 Notes,” to be issued to Iroko and its affiliates (the holders of the Series A-1 Notes and/or Series A-2 Notes are referred to herein as the “Holders”).

The Series A-1 Notes and the Series A-2 Notes will be identical in all respects except (i) the Series A-2 Notes will be subject to the right to set-off and recoupment described in Sections 6.6 and 6.9 of the Asset Purchase Agreement (the “Purchase Agreement”) by and among the Issuer, Egalet US Inc. and Iroko, (ii) as set forth under “Coupon” below and (iii) the Series A-1 Notes and Series A-2 Notes will be assigned different CUSIP numbers.

Coupon:

13% per annum payable in cash semi-annually on each May 1 and November 1 commencing May 1, 2020 for the Series A-1 Notes and May 1, 2019 for the Series A-2 Notes; provided that interest shall not begin to accrue on the Series A-1 Notes until the one year anniversary of the Issuer’s filing of the Chapter 11 Cases (as defined in the Purchase Agreement).

For the avoidance of doubt, (i) no interest will be payable on the Series A-1 Notes on May 1, 2019 or November 1, 2019 and (ii) no principal will be payable on the Series A-1 Notes on May 1, 2019 or November 1, 2019 unless the Applicable Percentage of Net Sales exceeds the amount of interest that would otherwise be payable with respect to the Series A-1 Notes on such date without giving effect to the one year interest holiday.

Amortization:

None; provided that to the extent that the Applicable Percentage of Net Sales of the Products for the two consecutive fiscal quarters most recently ended prior to an interest payment date exceeds interest paid on such interest payment date, such excess amount shall be paid in cash as a principal payment.

“Applicable Percentage”, “Net Sales” and “Products” are to be defined in a manner consistent with such definitions in the indenture governing the Existing Notes (the “Existing Notes Indenture”), except that, in each case, such definitions shall be revised as appropriate so as to apply to the Buyer Products and the Products (in each case, as defined in the Purchase Agreement).

Call Protection:

Year 1: Callable only upon payment of make-whole; Year 2: 103.0%; Year 3 and after: par (100.0%).

For the avoidance of doubt, any calculation of the make-whole premium in year 1 will give effect to the interest holiday described under “Coupon” above.

Mandatory Redemption:

Change of Control: Holder put right at 101% and otherwise on the terms set forth in the Existing Notes Indenture, subject to certain additional exceptions related to transactions by “Permitted Holders,” the definition of which shall be agreed by the parties and shall include (i) Iroko, (ii) CR Group L.P. and its affiliates and managed funds (including, without limitation, the Collateral Agent and the Company Lenders (each as defined in the Purchase Agreement)), the holders of the Existing Notes that are party to the restructuring support agreement with the Issuer and certain of their respective affiliates, and (iv) may include certain holders of the Issuer’s existing convertible notes.

Asset Sales: Subject to same conditions and exceptions as Existing Notes, including 365 day reinvestment right and that the Issuer must make offer to repurchase at par.

Ranking:	Senior indebtedness, equal in right of payment with any existing and future pari passu indebtedness of Issuer, and senior to all existing and future subordinated indebtedness of Issuer.

Security:

Secured by substantially all assets of the Issuer and Guarantors (including assets acquired pursuant to the Purchase Agreement), subject to the exceptions set forth in the Existing Notes Indenture. To rank (i) junior in lien priority to any asset-based facility on receivables, inventory and related assets and (ii) senior in lien priority to any asset-based facility on all other assets, in each case, by virtue of a customary intercreditor agreement on terms identical to the terms of the Existing Notes Indenture in all material respects.

Affiliate Transactions:

Section 4.07(b) of the Existing Notes Indenture will be amended to (a) remove the phrase “(or an entity that becomes a Restricted Subsidiary as a result of such transaction)” and sub-clause (B) from clause (i) thereof, (b) remove the phrase “and Permitted Investments (without giving effect to clause (13) of the definition of “Permitted Investments”) from clause (ii) thereof and (c) removing clause (xiii) thereof.

In addition, clause (13) of the definition of “Permitted Investments” in the Existing Notes Indenture will be amended to except therefrom, in addition to the exceptions currently set forth therein, transactions described in clauses (x), (xiii), (xiv) and (xv) of Section 4.07(b).

Contribution Indebtedness:

The definition of “Contribution Indebtedness” in the Existing Notes Indenture will be amended as follows: “Contribution Indebtedness” means Indebtedness of the Issuer or any Guarantor and Preferred Stock of any Guarantor in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Issuer ~~or such Guarantor~~ after the Issue Date; provided that (1) such cash contributions have not been used to make a Restricted Payment or a Permitted Investment in any Person other than the Issuer or a Guarantor; and (2) such Contribution Indebtedness is Incurred within 180 days after the making of such cash contributions and is designated as Contribution Indebtedness.

Senior Indebtedness:

Section 4.03(b) of the Existing Notes Indenture will be amended to add a new clause (xxvii) as follows:

(xxvii) Indebtedness or Disqualified Stock of the Issuer or any Guarantor not otherwise permitted under this Indenture in an aggregate principal amount or liquidation preference, which when taken together with the aggregate principal amount of Indebtedness outstanding pursuant to clauses (i) and (xvi), does not exceed $20,000,000 at any one time outstanding.

The definition of “Permitted Liens” of the Existing Notes Indenture will be amended to add a new clause (37) as follows:

(37) Liens on Notes Collateral of the Issuer or any Guarantor securing Indebtedness permitted to be Incurred pursuant to Section 4.03(b)(xxvii), which Liens may rank senior, pari passu with or junior to the Liens thereon securing the Obligations with respect to the Securities, pursuant to a customary intercreditor agreement (as reasonably determined in good faith by the Issuer).

Financial Maintenance Covenant:	To be agreed.

Observer Rights:

As long as Iroko, its Permitted Designees and its Permitted Transferees (each as defined in the Purchase Agreement) hold any New Notes, and to the extent that no Stockholder Director (as defined in the Stockholders Agreement (as defined in the Purchase Agreement)) that is an Affiliate of Iroko is on the Board of Directors of the Company at such time, the Company shall invite a representative of Iroko to attend all meetings of the Board of Directors of the Company in a non-voting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if necessary to preserve attorney-client privilege between the Company and its counsel.

Other Covenants:

The “Cumulative Credit” basket shall build from the beginning of the first full fiscal quarter after the closing of the transactions contemplated by the Purchase Agreement and shall not give effect to any addbacks for fresh start accounting.

All financial measures, financial definitions and financial ratios reflecting the results of operations or cash flows of the Issuer or its Restricted Subsidiaries shall be calculated without giving effect to any gains, losses, charges, expenses, write-ups, write-downs, write-offs or other adjustments directly related to or arising from the Chapter 11 Cases and the emergence therefrom (including any litigation or other expenses incurred in connection therewith, any gains, losses or charges resulting from “fresh-start” accounting adjustments or any cancellation of indebtedness income) occurring at or prior to the emergence date, it being understood that the Issuer’s statement of operations data shall reflect the depreciation, amortization, recognition or expensing of any assets or liabilities whose carrying values have been adjusted in connection with the Chapter 11 Cases based on such adjusted carrying values.

The indenture governing the New Notes (the “New Notes Indenture”) shall not include provisions for unrestricted subsidiaries.

The Use of Proceeds covenant shall be deleted in its entirety.

The obligations in respect of the Interim Payments Note (as defined in the Purchase Agreement) shall be included as permitted indebtedness.

All other covenants shall be consistent with the terms of the Existing Notes Indenture in all material respects, including limitations on asset sales, indebtedness, investments, liens, affiliate transactions and restricted payments (subject, in each case, to exceptions and limitations substantially similar with the Existing Notes) and in any event no less favorable, taken as a whole, to the holders of the New Notes than such covenants in the Existing Notes Indenture are to holders of the Existing Notes unless otherwise agreed to by Iroko.

Disclosure:	Customary quarterly lender calls and unaudited and annual audited reports with management discussion and analysis.

Voting:	Amendments to require a majority of the principal amount of all outstanding notes voting as a single class. Notes held by affiliates of the Issuer shall not be disregarded for voting purposes.

Trust Indenture Act:	The New Notes Indenture will be qualified under the Trust Indenture Act of 1939, as amended.

Other Terms:	All other terms of the New Notes Indenture will be identical to the terms of the Existing Notes Indenture in all material respects.

Royalty Rights Agreements:

Substantially concurrent with entering into the New Notes Indenture, the Issuer will enter into royalty rights agreements with each of the Holders pursuant which the Holders will be entitled to receive their respective pro rata portion of an aggregate 1.5% royalty on Net Sales of the Products (each as defined in the New Notes Indenture); provided, that with respect to Holders of Series A-1 Notes, such Holders existing royalty rights agreements will be assumed, amended and restated on such terms in accordance with the Plan (as defined in the Purchase Agreement) (the “Amended Royalty Rights Agreements”). The royalty rights shall be paid with respect to Net Sales of the Products that are made from the closing date of the transactions contemplated by the Purchase Agreement to December 31, 2022, and the royalty rights agreements shall otherwise be on terms identical to the terms of the royalty rights agreements entered into in connection with the Existing Notes Indenture in all material respects; provided, that, the Amended Royalty Rights Agreements will also provide for the payment of amounts owed under the existing royalty rights agreements through the Effective Date (as defined in the Plan).

EXHIBIT K

FORM OF NOTES TRANSFER JOINDER

This Joinder (this “Joinder”), dated as of [date], is made by [undersigned], a [  ][corporation] (the “Investor”), for the benefit of the Buyer (defined below) pursuant to and in accordance with the Asset Purchase Agreement, dated as of [  ], 2018 (the “Purchase Agreement”), by and among [IMPALA], a [  ] corporation (the “Company”), [EAGLE], a Delaware corporation (“NewCo”), and Egalet Corporation, a Delaware corporation (together with NewCo, the “Buyer”). Capitalized terms used in this Joinder and not defined in this Joinder shall have the meanings ascribed to such terms in the Purchase Agreement.

WHEREAS, pursuant to Section 8.4 of the Purchase Agreement, [  ] is Transferring to the Investor $[  ] in aggregate principal amount of New Senior Secured Notes (the “Transferred Consideration”) and, as a condition precedent to the Transfer, the Investor is required to execute and deliver to the Buyer this Joinder;

NOW, THEREFORE, this Joinder is made in consideration of the premises, warranties and mutual covenants set forth herein; and the parties to this Joinder hereby agree as follows:

1.                                      Joinders. In connection with the proposed Transfer of the Transferred Consideration to the Investor, the Investor hereby acknowledges and agrees that:

(a)                                 the Investor’s rights to receive any amounts owed by the Buyer with respect to the Transferred Consideration shall be subject to the Buyer’s rights of recoupment and/or set-off in Section 6.9 (Recoupment) and Section 6.6 (Right to Set-Off) of the Purchase Agreement; and

(b)                                 the Investor is subject to the restrictions on Transfer set forth in Section 8.4 (Assignment) of the Purchase Agreement with respect to the Transferred Consideration and, as a condition precedent to any Transfer by the Investor, the Investor shall comply with the obligations set forth in such Section 8.4 (including, without limitation, requiring the proposed Transferee to execute and deliver to the Buyer a joinder agreement in the form of this Joinder).

2.                                      Representations and Warranties.  The Investor hereby represents and warrants to the Buyer that:

(a)                                 The Investor is a [corporation] duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

(b)                                 The Investor has all requisite corporate or other power and authority to enter into this Joinder and to consummate the transactions contemplated hereby pursuant to the terms hereof.  The execution, delivery and performance by the Investor and the consummation of the transactions contemplated hereby by the Investor have been duly authorized by all necessary [corporate] action on the part of the undersigned. This Joinder has been duly executed and delivered by the Investor, and this Joinder is a valid and binding obligation of the Investor, enforceable against the undersigned in accordance with its terms, except as enforceability may be limited by the Bankruptcy Exceptions.

(c)                                  The Investor is receiving the Transferred Consideration solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. The Investor(s) acknowledge that the Transferred Consideration is not registered under the Securities Act, any applicable state securities Law or any applicable foreign securities Laws, and that such shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or applicable foreign securities Laws or pursuant to an applicable exemption therefrom and pursuant to state securities Laws as applicable. The Investor has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Transferred Consideration and is capable of bearing the economic risks of such investment.

(d)                                 The Investor has received a copy of the Purchase Agreement.  The Investor has had an opportunity to receive all information related to the Buyer and its Affiliates requested by the Investor and to ask questions of and receive answers from the Buyer regarding the Buyer and its Affiliates, their respective businesses and the terms and conditions of the Transferred Consideration.  Each such Investor acknowledges receipt of copies of the Buyer Parent’s filings with the SEC.

(e)                                  The Investor understands that the securities comprising the Transferred Consideration are characterized as “restricted securities” under the U.S. federal securities Laws inasmuch as they are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. It is understood that, except as provided below, certificates evidencing such securities may bear the following or any similar legend: “The securities represented hereby have not been registered with the SEC or the securities commission of any state in reliance upon an exemption from registration under the Securities Act, and, accordingly, may not be transferred unless (i) such securities have been registered for sale pursuant to the Securities Act, (ii) such securities are sold pursuant to Rule 144 or pursuant to Rule 144A promulgated under the Securities Act, or (iii) the issuer has received an opinion of counsel reasonably satisfactory to it that such transfer may lawfully be made without registration under the Securities Act of 1933, as amended; provided that no such opinion shall be required for any bona fide pledge of such securities or for an transfer to any affiliate of the holder.”

(f)                                   At the time the Investor was offered the Transferred Consideration, it was, and at the date hereof it is, an “accredited investor” as defined in Rule 501(a) under the Securities Act. The Investor is not a registered broker dealer registered under Section 15(a) of the Exchange Act, or a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or an entity engaged in the business of being a broker dealer.  Except as otherwise disclosed in writing to the Buyer on or prior to the date of this Joinder, the Investor is not affiliated with any broker dealer registered under Section 15(a) of the Exchange Act, or a member of FINRA or an entity engaged in the business of being a broker dealer.

(g)                                  The Investor did not learn of the investment in the Transferred Consideration as a result of any general solicitation or general advertising.

3.                                      Severability. Any term or provision of this Joinder that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

4.                                      Entire Agreement.  This Joinder and the Purchase Agreement constitute the entire agreement between the parties to this Joinder and supersede any prior understandings, agreements or representations by or between the parties hereto, written or oral, with respect to the subject matter hereof.

5.                                      Miscellaneous.  The provisions of Section 8.7 (Counterparts and Signature), Section 8.9 (Governing Law), Section 8.10 (Amendment; Remedies), Section 8.11 (Submission to Jurisdiction) and Section 8.12 (WAIVER OF JURY TRIAL) of the Purchase Agreement are hereby incorporated into, and made a part of, this Joinder, in each case, mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder as of the date and year first above written.

INVESTOR:

By:

Name:

Title:

ACKNOWLEDGED AND AGREED:

[EAGLE]

By:

Name:

Title:

Date:

[EAGLE CORPORATION]

By:

Name:

Title:

Date:

EXHIBIT L

FORM OF ROYALTY CONSIDERATION TRANSFER JOINDER

This Joinder (this “Joinder”), dated as of [date], is made by [undersigned], a [  ][corporation] (the “Investor”), for the benefit of the Buyer (defined below) pursuant to and in accordance with the Asset Purchase Agreement, dated as of [  ], 2018 (the “Purchase Agreement”), by and among [IMPALA], a [  ] corporation (the “Company”), [EAGLE], a Delaware corporation (“NewCo”), and Egalet Corporation, a Delaware corporation (together with NewCo, the “Buyer”). Capitalized terms used in this Joinder and not defined in this Joinder shall have the meanings ascribed to such terms in the Purchase Agreement.

WHEREAS, pursuant to Section 8.4 of the Purchase Agreement, [  ] is Transferring to the Investor the Royalty Consideration (in whole and not in part) (the “Transferred Consideration”) and, as a condition precedent to the Transfer, the Investor is required to execute and deliver to the Buyer this Joinder;

NOW, THEREFORE, this Joinder is made in consideration of the premises, warranties and mutual covenants set forth herein; and the parties to this Joinder hereby agree as follows:

1.                                      Joinders. In connection with the proposed Transfer of the Transferred Consideration to the Investor, the Investor hereby acknowledges and agrees that:

(a)                                 the Investor’s rights to receive any amounts owed by the Buyer with respect to the Transferred Consideration shall be subject to the Buyer’s rights of recoupment and/or set off in Section 6.9 (Recoupment), Section 6.6 (Right to Set-Off) and Section 1.5 (Determination of Royalty Payments) of the Purchase Agreement;

(b)                                 the Investor shall be bound by, and subject to, the obligations to the Buyer set forth in Section 4.1 (Confidentiality) of the Purchase Agreement as if it were “the Company”; and

(c)                                  the Investor is subject to the restrictions on Transfer set forth in Section 8.4 (Assignment) of the Purchase Agreement with respect to the Transferred Consideration and, as a condition precedent to any Transfer by the Investor, the Investor shall comply with the obligations set forth in such Section 8.4 (including, without limitation, requiring the proposed Transferee to execute and deliver to the Buyer a joinder agreement in the form of this Joinder).

2.                                      Royalty Recipient.  The Investor shall be entitled to the rights of, and be subject to the liabilities and obligations of, the “Royalty Recipient” under the Purchase Agreement.

3.                                      Representations and Warranties.  The Investor hereby represents and warrants to the Buyer that:

(a)                                 The Investor is a [corporation] duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

(b)                                 The Investor has all requisite [corporate] or other power and authority to enter into this Joinder and to consummate the transactions contemplated hereby pursuant to the terms hereof.  The execution, delivery and performance by the Investor and the consummation of the transactions contemplated hereby by the Investor have been duly authorized by all necessary [corporate] action on the part of the undersigned. This Joinder has been duly executed and delivered by the Investor, and this Joinder is a valid and binding obligation of the Investor, enforceable against the undersigned in accordance with its terms, except as enforceability may be limited by the Bankruptcy Exceptions.

(c)                                  The Investor has received a copy of the Purchase Agreement.  The Investor has had an opportunity to receive all information related to the Buyer and its Affiliates requested by the Investor and to ask questions of and receive answers from the Buyer regarding the Buyer and its Affiliates, their respective businesses and the terms and conditions of the Transferred Consideration.  Each such Investor acknowledges receipt of copies of the Buyer Parent’s filings with the SEC.

(d)                                 At the time the Investor was offered the Transferred Consideration, it was, and at the date hereof it is, an “accredited investor” as defined in Rule 501(a) under the Securities Act. The Investor is not a registered broker dealer registered under Section 15(a) of the Exchange Act, or a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or an entity engaged in the business of being a broker dealer.  Except as otherwise disclosed in writing to the Buyer on or prior to the date of this Joinder, the Investor is not affiliated with any broker dealer registered under Section 15(a) of the Exchange Act, or a member of FINRA or an entity engaged in the business of being a broker dealer.

(e)                                  The Investor did not learn of the investment in the Transferred Consideration as a result of any general solicitation or general advertising.

4.                                      Severability. Any term or provision of this Joinder that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

5.                                      Entire Agreement.  This Joinder and the Purchase Agreement constitute the entire agreement between the parties to this Joinder and supersede any prior understandings, agreements or representations by or between the parties hereto, written or oral, with respect to the subject matter hereof.

6.                                      Miscellaneous.  The provisions of Section 8.7 (Counterparts and Signature), Section 8.9 (Governing Law), Section 8.10 (Amendment; Remedies), Section 8.11 (Submission to Jurisdiction) and Section 8.12 (WAIVER OF JURY TRIAL) of the Purchase Agreement are hereby incorporated into, and made a part of, this Joinder, in each case, mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder as of the date and year first above written.

INVESTOR:

By:

Name:

Title:

ACKNOWLEDGED AND AGREED:

[EAGLE]

By:

Name:

Title:

Date:

[EAGLE CORPORATION]

By:

Name:

Title:

Date:

EXHIBIT M

THIS PROMISSORY NOTE (THIS “NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION THEREUNDER OR AN EXEMPTION THEREFROM.

PROMISSORY NOTE

US$4,500,000	[•], 2019

FOR VALUE RECEIVED, the undersigned, EGALET CORPORATION, a Delaware corporation (the “Company”), hereby promises, subject to the terms and conditions hereof, to pay to the order of [IROKO](1) (together with any successors and/or assigns, the “Holder”), in lawful money of the United States of America and in immediately available funds, the principal amount of US$4,500,000 (such amount, or such lesser or greater principal amount owed from time to time, the “Principal Amount”), plus all interest on the unpaid Principal Amount hereof pursuant to Section 1.  This Note is being issued by Company to the Holder on behalf of the Buyer pursuant to the terms of that certain Asset Purchase Agreement (the “Purchase Agreement”), dated as of October [   ], 2018, by and among the Company and Iroko Pharmaceuticals, Inc., a business company incorporated in the British Virgin Islands (“Iroko”).  Capitalized terms used herein but not defined in this Note shall have the meanings assigned to them in the Purchase Agreement.

1.                                      Payments and Interest

(a)                                 Payments.  The Principal Amount of this Note shall be due and payable on the dates set forth and in accordance with Schedule A hereto.  For the avoidance of doubt, the outstanding Principal Amount, plus any Principal Increases (defined below), plus any accrued and unpaid interest, shall be due and payable on [•], 2020 (the “Maturity Date”).(2) All payments hereunder shall be made in lawful money of the United States in immediately available funds without notice or demand for the account of the Holder to an account designated in writing by the Holder at least five (5) business days prior to the applicable payment date.

(b)                                 Interest.  Interest shall accrue on the Principal Amount and on any Principal Increases at a rate per annum equal to 8.0% from the date hereof until the repayment in full of the Principal Amount plus any Principal Increases plus any additional accrued and unpaid interest which shall be payable by increasing the principal amount of this Note at the Maturity Date.  Interest on this Note shall be calculated based on a 360-day year and shall be paid semi-annually on June 30 and December 31 of each year by increasing the Principal Amount of this Note (any such increase, a “Principal Increase”) by an amount equal to the interest accrued on the Principal Amount during such semi-annual period.

(1)  NTD:  To be confirmed which Iroko entity will be the Holder.

(2)  NTD:  The maturity date will be 18 months following the Closing Date.

(c)                                  Prepayment.  This Note may be prepaid at any time in whole or in part without premium or penalty.

2.                                      Existence.  The Company agrees for the benefit of the Holder that it will maintain and preserve its existence until its obligations under this Note have been paid in full; provided that the Company may merge with any of its subsidiaries or any entity owning its equity securities so long as the Company is the surviving entity of such merger.

3.                                      Events of Default.

(a)                                 The occurrence of any one or more of the following events shall constitute an “Event of Default” under this Note:

(i)                                     the Company defaults in the payment of any principal of, or interest on, this Note when the same becomes due and payable, upon acceleration, or otherwise;

(ii)                                  the Company fails generally to pay its debts as such debts become due, or admits in writing its inability to pay its debts generally, or makes a general assignment for the benefit of creditors, or any proceeding is instituted by or against the Company seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and in the case of any such proceeding instituted against the Company such proceeding shall not be stayed or dismissed within sixty (60) days from the date of institution thereof; or

(iii)                               an event of default has occurred and is continuing under any other material indebtedness of the Company and such event of default has resulted in the acceleration of such other material indebtedness.

(b)                                 Acceleration.  Upon the occurrence of an Event of Default (unless such Event of Default has been waived by the Holder), the Holder,  shall be entitled to do any of the following:

(i)                                     by written notice to the Company (an “Acceleration Notice”), declare the entire unpaid principal of and accrued interest on this Note to be immediately due and payable (and the same shall forthwith become due and payable without presentment, demand, protest or notice of any kind other than the Acceleration Notice, all of which the Company hereby expressly waives to the extent permitted by applicable law);

(ii)                                  upon written notice to the Company, set off all or any portion of the unpaid principal under this Note against any indebtedness owed by the Holder to the Company; and

(iii)                               exercise any right or combination of rights which may be available to the Holder at law or in equity or to which the Holder is entitled under this Note.

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provided, that, if an Event of Default specified in Section 4(a)(ii) occurs, all outstanding principal of and accrued and unpaid interest on this Note shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Holder.

(c)                                  Remedies Cumulative.  A delay or omission by the Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  No remedy is exclusive of any other remedy.  After the occurrence and during the continuance of an Event of Default, the rights, remedies and powers of the Holder, as provided in this Note, are cumulative and concurrent, and may be pursued singly, successively or together against the Company to secure the repayment hereof, all at the sole discretion of the Holder.

4.                                      Maximum Rate.  Notwithstanding anything to the contrary herein, the Company’s obligations to the Holder with respect to the payment of interest hereunder are subject to the limitation that payments of interest and late charges to Holder shall not be required to the extent that receipt of any such payment by the Holder would be contrary to provisions of applicable law limiting the maximum rate of interest that may be charged or collected by the Holder.  The portion of any such payment received by the Holder that is in excess of the maximum interest permitted by applicable law shall be credited against the then outstanding amount of the principal of this Note, or if such excess portion exceeds the then outstanding amount of the principal of this Note, then such excess portion shall be refunded to the Company.  In determining whether the interest contracted for, charged or received by Holder exceeds such maximum rate, Holder may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations hereunder.

5.                                      Automatic Cancellation.  In the event that the outstanding principal amount due hereunder has been reduced to zero dollars ($0.00), whether by prepayment, set-off or otherwise, then this Note shall automatically be canceled and of no further force and/or effect.

6.                                      Set-off.  Except as set forth in the Purchase Agreement, and notwithstanding any other provision of this Note to the contrary, the Company shall not be entitled to set off any amounts due hereunder, and all payments by the Company under this Note shall be made without set-off, recoupment, deduction or counterclaim other than pursuant to the Purchase Agreement and be without any deduction or withholding for any taxes or fees of any nature, unless the obligation to make such deduction or withholding is imposed by law.

7.                                      Tax Treatment.  The parties agree that the rights of the Holder to payments under this Note are intended to be treated as deferred purchase price received by the Holder in connection with the Purchase Agreement, which is eligible for installment sale treatment under Section 453 of the Internal Revenue Code of 1986, as amended (the “Code”) and any corresponding provision of foreign, state or local law, as appropriate; provided, that, the parties agree that payments of interest on this Note shall be treated as interest for all income tax purposes.

8.                                      Legend.  THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT

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(“OID”) FOR U.S. FEDERAL INCOME TAX PURPOSES.  THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY OF THIS NOTE MAY BE OBTAINED BY WRITING TO THE [TREASURER] OF THE COMPANY AT [ADDRESS].

9.                                      Registered Form.  Notwithstanding any other provision of this Note, the parties intend that this Note be issued in “registered form” within the meaning of Sections 163(f) and 881(c)(2)(B) of the Code.  Any transfer by Holder of an interest in this Note shall be accomplished only through (a) the surrender of this Note to Company and (b) either the reissuance by Company of this Note to Holder’s transferee or the issuance by Company of one or more substitute notes, to Holder and/or one or more of its transferees, as the case may be.

10.                               Amendment and Waiver.

(a)                                 Consent Required.  This Note may be amended and compliance hereunder waived (either generally or in a particular instance and either retroactively or prospectively), upon the agreement of (i) the Company and (ii) the Holder, which agreement shall be in writing and shall be effective only in the specific instance and for the specific purpose for which given.

(b)                                 Effect of Amendment or Waiver.  Any amendment or waiver shall be binding upon the Holder, upon each future holder of this Note and upon the Company, whether or not this Note shall have been marked to indicate such amendment or waiver.  No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

11.                               Company’s Right of Set-Off.  By accepting and holding this Note (or any beneficial interest in this Note), the Holder accepts, agrees and acknowledges that all payments required to be made by the Company pursuant to this Note (collectively, “Subject Payments”) are subject in all respects to the recoupment and/or set off rights and obligations set forth in Section 6.6 (Right to Set-Off) and Section 6.9 (Recoupment) (collectively, the “Setoff Rights”) of the Purchase Agreement.  The foregoing Setoff Rights shall expire on the Business Day immediately following the Maturity Date in accordance with the terms of the Purchase Agreement.  Solely for purposes of the Setoff Rights until the Business Day immediately following the Maturity Date, this Note, the Purchase Agreement (including the schedules and exhibits hereto and the documents and instruments referred to therein that are to be delivered at the Closing) and the Ancillary Agreements (as defined in the Purchase Agreement) shall constitute a “single integrated agreement,” and the transactions contemplated thereby shall constitute a “single integrated transaction,” in each case for purposes of recoupment.

12.                               Replacement Notes.  If a mutilated Note is surrendered to the Company or if the Holder presents evidence to the reasonable satisfaction of the Company that this Note has been lost, destroyed or wrongfully taken, the Company shall issue a replacement note of like tenor if the requirements of the Company for such transactions are met.  An indemnity agreement may be required that is sufficient in the reasonable judgment of the Company to protect the Company from any loss which it may suffer.

13.                               Severability.  Any provision of this Note which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Note or

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affecting the validity or enforceability of such provision in any other jurisdiction.

14.                               Notices.  All notices, consents, and waivers provided for or permitted hereunder shall be made in writing by hand-delivery, registered or certified first-class mail, electronic mail or reputable courier guaranteeing overnight delivery to the other party at the following addresses (or at such other address as shall be given in writing by any party to the others):

If to the Company, to:

Egalet Corporation

600 Lee Road, Suite 100

Wayne, Pennsylvania 19087

Attention: [•]

E-mail:  [•]

with a copy (which shall not constitute notice) to:

Dechert LLP

Three Bryant Park

1095 Avenue of the Americas

New York, New York 10036

Attention:  David S. Rosenthal, Esq.
E-mail:  david.rosenthal@dechert.com

If to the Holder, to:

[•]

[•]

[•]

Attention: [•]

E-mail:  [•]

with a copy (which shall not constitute notice) to:

[•]

[•]

[•]

Attention:  [•]
E-mail:  [•]

All such notices shall be deemed to have been duly given: when delivered by hand, if personally delivered; four business days after being deposited in the mail, postage prepaid, if mailed; and on the next business day, if timely delivered to a reputable courier guaranteeing overnight delivery or sent via electronic mail.

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15.                               Successors; Assignment.

(a)                                 This Note shall be binding upon and shall inure to the benefit of the Holder and the Company and their respective successors and permitted assigns.  No party may assign, delegate or otherwise transfer this Note or any of such party’s rights, interests or obligations hereunder without the prior written consent of the other party hereto, and any attempt to do so will be null and void ab initio; provided, that (i) the Company may assign its rights hereunder to its financing sources as collateral; and (ii) the Holder may (x) assign this Note to any of its Affiliates, (y) assign this Note to any Company Lender, as collateral, and (z) assign this Note in connection with the sale of all or substantially all of the assets of the Holder (with the written consent of Company (which consent shall not be unreasonably withheld, delayed or conditioned, it being understood and agreed that withholding consent in respect of any such assignment to any Person that is directly engaged in substantially similar business operations as the Company or its subsidiaries is reasonable).

(b)                                 In order to effect a transfer of this Note permitted hereunder, the Holder shall surrender such Note at the principal office of the Company for transfer or exchange, whereupon, and without expense to the Holder, except for any transfer or similar tax which may be imposed on the transfer or exchange, the Company shall issue in exchange therefor another note or notes for the same aggregate principal amount as the unpaid principal amount of this Note (including, for the avoidance of doubt, any interest added to the then outstanding principal amount of this Note in accordance with the terms herein), having the same maturity and rate of interest, containing the same provisions and subject to the same terms and conditions as the Note so surrendered.  Each new Note shall be made payable to the order of such Person or Persons, or transferees, as the holder of such surrendered Note may designate in accordance with the terms hereof, and such transfer or exchange shall be made in such a manner that no gain or loss of principal or interest shall result therefrom.  Notwithstanding anything to the contrary contained herein, the Company may elect not to permit a transfer of this Note if it has not obtained satisfactory assurance that such transfer: (a) is exempt from the registration requirements of, or covered by an effective registration statement under, the Securities Act of 1933, as amended, and the rules and regulations thereunder and (b) is in compliance with all applicable state securities and “blue-sky” laws, including, without limitation, receipt of an opinion of counsel, which opinion shall be satisfactory to the Company.  Any transfer or attempted transfer of this Note in violation of any provision of this Note shall be void, and the Company shall not have any obligation to treat any such purported transferee of this Note as the owner or the holder of this Note for any purpose.

16.                               WAIVER OF JURY TRIAL.  THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT SUCH PARTIES MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUIT OR ACTION ARISING OUT OF THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH OF THE PARTIES HEREBY CERTIFIES THAT NEITHER THE OTHER PARTY NOR ANY OF ITS REPRESENTATIVES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT IT WOULD NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL.  FURTHER, EACH OF THE PARTIES ACKNOWLEDGES THAT THE OTHER PARTY RELIED ON THIS WAIVER OF RIGHT TO JURY TRIAL AS A MATERIAL INDUCEMENT TO ENTER INTO THIS NOTE.

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17.                               Costs of Enforcement.  The Company is obligated to pay the costs of enforcement of this Note (including the reasonable fees and expenses of counsel) incurred by or on behalf of the Holder.

18.                               Waiver of Notice, etc.  The Company hereby waives presentment, notice of dishonor or acceleration (except with respect to the Acceleration Notice), protest and notice of protest, and any and all other notices or demands in connection with the delivery, acceptance, performance, default or enforcement of this Note.

19.                               Headings; Rules of Construction.  The section headings of this Note are for convenience only and shall not affect the meaning or interpretation of this Note or any provision hereof. The terms “including” and “include” shall mean “including, without limitation”.  All references to (a) laws include all related regulations, interpretations, supplements, amendments and successor provisions, (b) any document, instrument or agreement includes any amendments, restatements, supplements, amendment and restatements, waivers, refundings, and other modifications, extensions, replacements and renewals thereof (to the extent permitted by the terms hereof), and (c) a Person shall include his/her/its respective successors and permitted assigns.

20.                               GOVERNING LAW.  THIS NOTE SHALL BE DEEMED A CONTRACT UNDER, AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS OR ANY CHOICE OF LAW OR RULE THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

21.                               JURISDICTION. THE COMPANY AND THE HOLDER, BY ITS ACCEPTANCE OF THIS NOTE, CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE DELAWARE COURT OF CHANCERY (AND IF SUCH COURT SHALL BE UNAVAILABLE, ANY COURT OF THE STATE OF DELAWARE OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF THE STATE OF DELAWARE) AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE LITIGATED ONLY IN SUCH COURTS.  THE COMPANY AND THE HOLDER, BY ACCEPTANCE OF THIS NOTE, ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF SUCH COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature page follows]

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed, and the Holder has caused this Note to be duly acknowledged, as of the date set forth below.

EGALET CORPORATION

By:
Name:
Title:

Accepted by the Holder as of
the date first written above:

[IROKO]

By:
Name:
Title:

Schedule A

Amortization Schedule(3)

Date	Payment Amount
[•], 2020	$375,000
[•], 2020	$375,000
[•], 2020	$375,000
[•], 2020	$375,000
[•], 2020	$375,000
[•], 2020	$375,000
[•], 2020	outstanding Principal Amount plus any Principal Increases plus accrued and unpaid interest thereon

(3)                                 NTD: The Note will begin to amortize in month 12 after the Closing Date after which monthly payments will be made until the Maturity Date.  Maturity Date of the Note will be 18 months following the Closing Date.